Exhibit 10.3
CREDIT AGREEMENT
by and among
US BIO DYERSVILLE, LLC,
and
AGSTAR FINANCIAL SERVICES, PCA,
as Administrative Agent,
and
the Banks named herein,
dated
as of
February 7, 2007

LIST OF SCHEDULES AND EXHIBITS

Schedule 2.01	Commitments
Schedule 2.23	Farm Credit System Entities
Schedule 3.01(c)	Real Property
Schedule 4.01(a)	Description of Certain Transactions Related to the Borrower’s Membership Interests (Units)
Schedule 4.01(f)	Description of Certain Threatened Actions, etc.
Schedule 4.01(k)	Location of Inventory and Farm Products; Third Parties in Possession; Crops
Schedule 4.01(l)	Office Locations; Fictitious Names, etc.
Schedule 4.01(p)	Intellectual Property
Schedule 4.01(t)	Environmental Compliance
Schedule 5.01(o)	Management
Schedule 5.02(a)	Description of Certain Liens, Lease Obligations, etc.
Schedule 5.02(k)	Transactions with Affiliates

Exhibit A	Borrowing Base Certificate
Exhibit B	Certificate of Substantial Completion
Exhibit C	Certified Construction Statement
Exhibit D	Compliance Certificate
Exhibit E	Form of Construction Note
Exhibit F	Project Sources and Uses Statement
Exhibit G	Form of Revolving Line of Credit Note
Exhibit H	Form of Term Revolving Note
Exhibit I	Form of Letter of Credit
Exhibit J	[Reserved]
Exhibit K	Form of Bank Supplement

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of February 7, 2007, by and among US BIO DYERSVILLE, LLC, a Delaware limited liability company (“Borrower”), AGSTAR FINANCIAL SERVICES, PCA (“AgStar”), the commercial, banking or financial institutions whose signatures appear on the signature pages hereof or which hereafter become parties hereto pursuant to Section 8.07 (AgStar and such commercial, banking or financial institutions are sometimes hereinafter collectively the “Banks” and individually a “Bank”), and AGSTAR FINANCIAL SERVICES, PCA as Administrative Agent (the “Agent”) for itself and the other Banks.
RECITALS
     A. The Borrower has requested that the Banks extend to it various credit facilities for the purposes of acquiring, constructing, equipping, furnishing and operating an ethanol production facility to be located in Dubuque County, Iowa (the “Project”).
     B. The Banks have agreed to make such loans to the Borrower pursuant to the terms of this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing, intending to be legally bound hereby, and in consideration of the Banks making one or more loans to the Borrower, the Agent, the Banks, and the Borrower agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS
     Section 1.01. Certain Defined Terms. All capitalized terms used in this Agreement shall have the following meanings. Terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code as in effect in the State of Minnesota, as amended from time to time (the “UCC”). All references to dollar amounts shall mean amounts in lawful money of the United States of America. The terms “include”, “including” and similar terms are to be construed as if followed by the phrase “without limitation”.
“Accounts” means all of the Borrower’s accounts, as such term is defined in the UCC, including, the aggregate unpaid obligations of customers and other account debtors to the Borrower arising out of the sale or lease of goods or rendition of services by the Borrower on an open account or deferred payment basis.
“Adjustment Date” has the meaning specified in Section 2.02(c).
“Advances” means the Loans or Letters of Credit provided to the Borrower pursuant to this Agreement.
“Affiliate” means, as to any Person, any other Person: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, or (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock or membership interests (units) having ordinary voting power for the election of directors (or persons performing similar functions) of such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall the Banks or any Bank be deemed an Affiliate of the Borrower or any of its Subsidiaries.
“Affiliated Borrower” means any of US Bio Platte Valley, LLC, US Bio Ord, LLC, US Bio Hankinson, LLC, US Bio Janesville, LLC, US Bio Albert City, LLC or US Bio Woodbury, LLC.
“Agent” means AgStar in its capacity as Agent under any of the Loan Documents, or any successor Agent appointed pursuant to Section 7.07.
“Agreement” means this Agreement, as amended, restated, supplemented or otherwise modified from time to time, together with all exhibits and schedules attached hereto or made a part hereof.
“Allowed Distributions” has the meaning specified in Section 5.02(b).
“Amortization Date” has the meaning specified in Section 2.03(e).
“Availability Date” means the date on which all conditions precedent to the initial Advance under the Term Revolving Loan or under the Revolving Line of Credit Loan, as the case may be, are satisfied.
“Banks” has the meaning specified in the preamble and shall include the Swingline Bank and the Issuer.
“Bank Supplement” has the meaning specified in Section 8.07(b).
“Borrower” has the meaning set forth in the preamble.
“Borrower’s Equity” means funds equal to forty percent (40%) of Project Costs.
“Borrowing Base” means, at any time, the lesser of: (i) Ten Million and No/100 Dollars ($10,000,000.00), or (ii) the sum of: (A) seventy-five percent (75%) of the Borrower’s Eligible Accounts Receivable, plus (B) seventy-five percent (75%) of the Borrower’s Eligible Inventory.
“Borrowing Base Certificate” means a certificate, substantially in the form of Exhibit A attached hereto, properly completed and duly executed by an authorized Senior Officer of the Borrower.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of the State of Minnesota, or are required to be closed in the State of Minnesota, and, if such day relates to any LIBOR Rate Loan, means any such day on which dealings in dollar deposits are conducted by and between banks in the applicable offshore dollar interbank market.
“Capital Expenditures” means, for any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on a statement of cash flows for the Borrower during such period, with respect to: (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, or (b) other capital expenditures and other uses recorded as capital expenditures having substantially the same effect.
“Certificate of Substantial Completion” means a Certificate of Substantial Completion, substantially in the form of Exhibit B hereto or otherwise in form and substance reasonably acceptable to the Agent, executed by the General Contractor and acknowledged by the Borrower and the Inspecting Engineer, certifying the date of Substantial Completion of the Work (as defined in the Design Agreement) under the Design Agreement.
“Certified Construction Statement” means a Certified Construction Statement, substantially in the form of Exhibit C hereto, or otherwise in form and substance reasonably acceptable to the Agent, certified by the Borrower and acknowledged by the General Contractor.
“Closing Date” means February 7, 2007.
“Code” means the Internal Revenue Code, as amended, and the regulations and published interpretations thereunder.
“Collateral” means and includes all property and assets granted as collateral security for the Loans or other indebtedness under the Loan Documents, in favor of the Agent and/or the Banks, whether real or personal property, whether granted directly or indirectly, whether granted now or in the future.
“Commitments” means the respective amounts committed to the Borrower by the Banks under this Agreement, including the Construction Loan Commitment, the Term Loan Commitment, the Term Revolving Loan Commitment, the Revolving Line of Credit Commitment and the Swingline Commitment.
“Compliance Certificate” means a certificate, substantially in the form of Exhibit D hereto, of the Treasurer or other Senior Officer of the Borrower, setting forth the calculations of current financial covenants set forth in Section 5.01, and: (a) stating the Financial Statements fairly present in all material respects the financial condition of the Borrower in accordance with GAAP (subject to year end adjustments and the absence of footnotes with respect to unaudited interim Financial Statements) and, other than the unaudited interim Financial Statements, have been prepared in accordance with GAAP, and (b) stating whether they have knowledge of the existence of any Event of Default as of the date of the Compliance Certificate, and if so, stating in reasonable detail the facts with respect thereto.
“Construction Advance” means any Advance for the payment of Project Costs made pursuant to Section 2.02.
“Construction Contracts” means any and all material written contracts between the Borrower and any Contractor relating in any way to the construction of the Project, including the performing of labor or the furnishing of standard or specially fabricated materials in connection therewith.
“Construction Documents” has the meaning specified in the Design Agreement.
“Construction Letters of Credit” has the meaning specified in Section 2.02(e).

“Construction Letter of Credit Liabilities” means, at any time, the aggregate maximum amount available to be drawn under all outstanding Construction Letters of Credit (in each case, determined without regard to whether any conditions to drawing could then be met) and all unreimbursed drawings under all Construction Letters of Credit.
“Construction Letter of Credit Usage” means, as of any date of determination, the sum of (i) the maximum aggregate amount which is available for drawing under all Construction Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Construction Letters of Credit honored by the Issuer and not theretofore reimbursed by or on behalf of the Borrower.
“Construction Loan” means the loan from the Banks to the Borrower in an amount not to exceed One Hundred Five Million One Hundred Thousand and No/100 Dollars ($105,100,000.00), pursuant to the terms and conditions of this Agreement.
“Construction Loan Commitment” means, with respect to any Bank, the amount set forth as the “Construction Loan Commitment” of such Bank opposite such Bank’s name on: (a) Schedule 2.01 hereto or (b) after the execution of a Bank Supplement, the signature page of the then most recent Bank Supplement to which such Bank is a party, as amended from time to time.
“Construction Loan Exposure” means, with respect to any Bank as of any date of determination, (i) prior to the termination of the Construction Loan Commitments, such Bank’s Construction Loan Commitment and (ii) after the termination of the Construction Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Construction Loans of such Bank, (b) in the case of the Issuer, the aggregate Construction Letter of Credit Usage in respect of all Construction Letters of Credit issued by such Bank (net of any participations by Banks in such Construction Letters of Credit) and (c) the aggregate amount of all participations held by such Bank in any outstanding Construction Letters of Credit or any unreimbursed drawing under any Construction Letter of Credit.
“Construction Note” means a promissory note, substantially in the form of Exhibit E hereto, executed by the Borrower pursuant to the terms and conditions of this Agreement.
“Contractor” means and includes any Person, including the General Contractor, engaged to work on or to furnish labor, materials or supplies for the Project.
“Conversion Date” means 120 days after the date of Substantial Completion certified by the General Contractor in the Certificate of Substantial Completion.
“Current Portion of Long Term Debt” means that portion of Funded Debt payable within one year from the date of such determination, determined in accordance with GAAP.
“Debt” means without duplication: (a) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade payables or accrued liabilities incurred in the ordinary course of business), (b) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (c) obligations under guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (a) or (b) above or (d) below, and (d) the undrawn amount of letters of credit issued for the Borrower and all unpaid reimbursement obligations hereunder.

“Debt Service Reserve Account” means that certain Account maintained by the Borrower for the benefit of the Agent, for the purpose set forth in Section 2.30.
“Default” shall mean any event, fact, circumstance or condition that, after any requirement for the giving of applicable notice or passage of time or both has been satisfied, would constitute, be or result in an Event of Default.
“Defaulting Bank” means any Bank that (a) has failed to fund any portion of the Construction Loan or the Revolving Loans, including Letters of Credit, required to be funded by it hereunder within two (2) Business Days of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Agent or any other Bank any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless such amount is the subject of a good faith dispute or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
“Default Rate” means the lesser of: (a) the Maximum Rate; or (b) the rate per annum which shall from day-to-day be equal to two percent (2%) in excess of the then applicable rate of interest under this Agreement or the applicable Note, if any.
“Design Agreement” means that certain Lump Sum Design-Build Contract, dated as of September 22, 2006, between the Borrower and the General Contractor, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“DGS” means distillers grains.
“Disbursing Account” means a deposit account designated by the Agent for purposes of making all Advances under the Disbursing Agreement.
“Disbursing Agreement” means the Disbursing Agreement of even date herewith, executed by the Borrower and the Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time .
“Distribution” means any dividend, distribution or similar payment or transfer of property by the Borrower to any member of the Borrower in its capacity as such.
“Draw Request” means a request for an Advance against the Construction Note prior to the Conversion Date, submitted by the Borrower to the Agent, in accordance with the terms and conditions of the Disbursing Agreement.
“EBITDA” means for any period, the total of the following each calculated without duplication for the Borrower for such period: (a) Net Income, plus (b) any provision for (or less any benefit from) Income Taxes included in determining such Net Income, plus (c) Interest Expense deducted in determining such Net Income, plus (d) amortization and depreciation expense deducted in determining such net income all as determined in accordance with GAAP.
“Eligible Accounts Receivable” means all unpaid Accounts, net of any credits, except that the following shall not in any event be deemed Eligible Accounts Receivable:
(a) that portion of Accounts unpaid forty-five (45) days or more after the invoice date;

(b) that portion of Accounts that is disputed or subject to a claim of offset or a contra account;
(c) that portion of Accounts for which goods giving rise to such Account have not yet been shipped or for which rendition of services have not yet been performed, as applicable, by the Borrower to the customer;
(d) Accounts owed by any unit of government, whether foreign or domestic (except Incentive Payments) unless, with respect to Accounts owed by the government of the United States, the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), has been complied with to the Agent’s reasonable satisfaction;
(e) Accounts owed by an account debtor located outside the United States unless such Account is backed by a letter of credit or foreign credit insurance reasonably acceptable to the Agent which is in the possession of or has been assigned to the Agent;
(f) Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;
(g) Accounts owed by a member, Guarantor, Affiliate, director, officer or employee of the Borrower, other than accounts owed by Provista Renewable Fuels Marketing, LLC, United Bio Energy Ingredients, LLC, or any Affiliated Borrower;
(h) Accounts not subject to a duly perfected Lien in favor of the Agent or which are subject to any Lien in favor of any Person other than the Agent, other than Permitted Liens pursuant to Section 5.02(a)(iv) including any payment or performance bond;
(i) that portion of Accounts that has been restructured, extended, or reduced other than in the ordinary course of business;
(j) that portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes; and
(k) Accounts, or portions thereof, otherwise deemed ineligible by the Agent, in its good faith discretion, exercised in its reasonable business judgment with respect to which the Agent has provided at least two (2) Business Days prior written notice to the Borrower.
In the event that an Account which was previously an Eligible Account Receivable ceases to be an Eligible Account Receivable hereunder, the Borrower shall exclude such Account from Eligible Accounts Receivable on, and at the time of submission to the Agent of, the next Borrowing Base Certificate.
“Eligible Inventory” means all Inventory held for ultimate sale or lease, or which has been or will be supplied under contracts of service, or which are raw materials, work in process, or materials used or consumed in the Borrower’s business, excluding all of the following Inventory:
(a) covered by documents of title, instruments, or chattel paper when these documents, instruments and paper are not owned and held by the Borrower or are subject to competing Liens;

(b) intended to be sold outside of the ordinary course of business;
(c) consigned, sold or leased to others or held on consignment or lease from others or subject to a bailment;
(d) subject to a competing Lien, other than a Permitted Lien;
(e) paid for in advance with progress payments or any other sums to the Borrower in anticipation of the sale and delivery of Inventory;
(f) that is obsolete or not salable in the ordinary course of business; and
(g) that the Agent, in its good faith discretion, disqualifies as Eligible Inventory, exercised in its reasonable business judgment with respect to which the Agent has provided at least two (2) Business Days prior written notice to the Borrower.
In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrower shall exclude such Inventory from Eligible Inventory on, and at the time of submission to the Agent of, the next Borrowing Base Certificate.
“Environment” means all indoor or outdoor air, surface water, groundwater, surface or subsurface land, including all fish, wildlife, biota and all other natural resources.
“Environmental Laws” means all federal, state, local, and foreign laws and regulations relating to pollution or protection of human health or the Environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder.
“Event of Default” has the meaning specified in Section 6.01.
“Excess Cash Flow” means for any period EBITDA for such period, less, for such period, the sum of: (a) voluntary or required payments in respect of Funded Debt, (b) Maintenance Capital Expenditures, (c) Allowed Distributions, (d) Income Taxes paid in cash, (e) Interest Expense paid in cash, and (f) non cash income.
“Excess Cash Flow Payment” has the meaning specified in Section 2.25.
“Excess Distributions” has the meaning specified in Section 5.02(b).
“Extraordinary Items” means items which are material and significantly different from the Borrower’s typical business activities, determined in accordance with GAAP.
“Financial Statements” has the meaning specified in Section 5.01(c).

“Fixed Charge Coverage Ratio” means, as of the last day of any period of twelve consecutive months, the ratio of (i) EBITDA, in each case for such period, divided by (ii) the sum of (the Current Portion of Long Term Debt + Interest Expense + Dividends + Distributions + Tax Distributions + Maintenance Capital Expenditures), in each case for such period.
“Fixed Rate Loan” means that portion of the unpaid principal balance of the Construction Loan that is converted to a Term Loan which shall accrue interest at a fixed rate pursuant to Section 2.03(d).
“Food Security Act” means the Food Security Act of 1985, 7 U.S.C. § 1631, as amended, and the regulations promulgated thereunder.
“Funded Debt” means the principal amount of all Debt of the Borrower having a final maturity of more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), all determined in accordance with GAAP for the period in question, excluding, however, for purposes of calculating Excess Cash Flow, the principal amount paid under any Term Revolving Note or any other revolving line of credit used by Borrower for working capital purposes if such payment is not accompanied by a permanent reduction in the commitment for such facility.
“GAAP” means generally accepted accounting principles in effect from time to time, and with respect to the calculation of covenants set forth in Sections 5.01(d), (e), (f) and (g), GAAP shall mean generally accepted accounting principles consistent with those applied in the preparation of the Financial Statements referred to in Section 5.01(c) for the Borrower.
“General Contractor” means Fagen, Inc., a Minnesota corporation, and its successors and permitted assigns or such other general contractor selected by the Borrower and reasonably acceptable to the Agent.
“Governmental Authority” means and includes any and all courts, boards, agencies, commissions, or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipality, city, or otherwise) in existence at the time of determination.
“Guarantor” means US BioEnergy Corporation, a South Dakota corporation.
“Guaranty” means that certain Continuing Guaranty of even date herewith given by the Guarantor for the benefit of the Banks.
“Hazardous Material” means all petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances which are regulated by, form the basis of liability under or are defined as hazardous, extremely hazardous, toxic or words of similar import, including materials listed in 49 C.F.R. Section 172.101 and materials regulated under or defined as hazardous pursuant to any of the following: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976,

42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.
“Incentive Payments” means any and all federal or state governmental subsidies, payments, transfers or other benefits, whether now or hereafter established, received, or scheduled to be received within thirty (30) days, by the Borrower.
“Income Taxes” means applicable federal, state, local or foreign income tax including any interest, penalty, or addition thereto, whether disputed or not.
“Inspecting Engineer” means BBI International Inc., a Colorado corporation, and its successors and permitted assigns or such other engineer reasonably acceptable to the Agent.
“Intellectual Property” has the meaning specified in Section 4.01(p).
“Interest Expense” means for any period, the total interest expense of the Borrower calculated on a consolidated basis in accordance with GAAP.
“Interest Period” means the period commencing on the first day of each calendar month and shall remain in effect until and including the last day of each calendar month. Notwithstanding the foregoing: (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day or if such succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day, (b) any Interest Period which would otherwise extend beyond the Maturity Date shall end on the Maturity Date, and (c) no Interest Period shall have a duration of less than one (1) month except the first and last month.
“Inventory” means all of the Borrower’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.
“Issuer” means (a) AgStar or (b) any successor Issuer pursuant to Section 2.08, in its capacity as the issuer of Letters of Credit hereunder.
“Letter of Credit” means the Construction Letters of Credit and the Revolving Letters of Credit issued by the Issuer pursuant to the terms and conditions of this Agreement.
“Letter of Credit Liabilities” means, at any time, the aggregate maximum amount available to be drawn under all outstanding Letters of Credit (in each case, determined without regard to whether any conditions to drawing could then be met) and all unreimbursed drawings under Letters of Credit.
“LIBOR Rate” (London Interbank Offered Rate) means the rate (rounded upward to the nearest sixteenth) quoted by the British Bankers Association (the “BBA”) at 11:00 A.M. London time two (2) Banking Days (as hereinafter defined) before the commencement of the Interest Period for the offering of U.S. Dollar deposits in the London interbank market for an Interest Period of one month, as published by Bloomberg or another major information vendor listed on BBA’s official website. “Banking Day” shall mean a day on which the Banks are open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England.

“LIBOR Rate Loan” means any Loan bearing interest at a rate determined by reference to the LIBOR Rate.
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other) or other security interest of any kind, or any preference, priority or other security agreement (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
“Loan and Carrying Charges” means all commitment fees to the Banks, brokerage fees, standby fees, interest charges, service fees, attorneys’ fees, contractors’ fees, developers’ fees, funding fees, title insurance fees and charges, recording fees, registration taxes, real estate taxes, special assessments, insurance premiums, and utility charges incurred by the Borrower in the construction of the Project and issuance of the Notes, all costs incurred in acquisition of the Real Property and any other costs incurred in the development of the Project.
“Loan Documents” means this Agreement, the Notes, the Guaranty, the Bank Supplements, the Security Agreement, the Mortgage, the Issuer’s letter of credit requests and reimbursement agreements, and all other agreements, documents, instruments, and certificates executed by the Borrower delivered to, or in favor of, the Agent or the Banks under this Agreement or in connection herewith or therewith, including all agreements, documents, instruments, and certificates delivered in connection with the extension of Advances by the Banks.
“Loan Obligations” means all obligations, indebtedness, and liabilities of the Borrower to the Agent or the Banks, including the Reimbursement Obligations, arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including the obligation of the Borrower to repay the Advances, interest on the Advances, and all fees, costs, and expenses (including reasonable attorneys’ fees and expenses) provided for in the Loan Documents.
“Loan/Loans” means and includes the Construction Loan, the Term Loan, the Term Revolving Loan, the Revolving Line of Credit Loan, the Swingline Loan, and any other financial accommodations extended to the Borrower by the Agent or the Banks pursuant to the terms of this Agreement.
“Long Term Debt” means indebtedness that matures more than one year after the date of determination thereof.
“Long Term Marketing Agreement” means any contract, agreement or understanding of the Borrower having a marketing term of one year or more relating to the sale of any raw materials, Inventory, products or by-products of the Borrower, and involving gross sales by the Borrower in excess of One Million and No/100 Dollars ($1,000,000.00) annually.
“Maintenance Capital Expenditures” means all Capital Expenditures made in the ordinary course of business to maintain existing business operations of the Borrower in any fiscal year, determined in accordance GAAP.
“Material Adverse Effect” means : (a) a material adverse effect upon the validity or enforceability of any Loan Document or any material term or condition contained therein; (b) a material and adverse effect on the condition (financial or otherwise), business assets, operations, or property of the Borrower and its Subsidiaries taken as a whole; or (c) material impairment on the ability of the Borrower to perform its obligations under the Loan Documents.
“Material Contract” means (a) any written contract or written agreement of the Borrower or any Subsidiary involving monetary liability of or to any Person in an amount in excess of One Million and No/100 Dollars ($1,000,000.00) per annum, and (b) any other written contract or written agreement of the Borrower or any Subsidiary, the failure to comply with which could reasonably be expected to have a Material Adverse Effect; provided, however, that any contract or agreement which is terminable by a party other than the Borrower or its Subsidiaries without cause upon notice of ninety (90) days or less shall not be considered a Material Contract.
“Maturity Date” means the fifth (5th) anniversary of the Conversion Date.
“Maximum Excess Cash Flow Payment” has the meaning specified in Section 2.25.
“Maximum Rate” means the maximum nonusurious interest rate, if any, at any time, or from time to time, that may be contracted for, taken, reserved, charged or received under applicable state or federal laws.
“Monthly Payment Date” means the first day of each calendar month.
“Mortgage” means that certain Mortgage, Security Agreement and Assignment of Rents and Leases of even date herewith, executed by the Borrower in favor of the Agent, for the benefit of the Banks, which creates a Lien on the Real Property, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Net Income” means net income of the Borrower and its Subsidiaries as determined in accordance with GAAP.
“Net Worth” means, with respect to the Borrower and its Subsidiaries, the excess of total assets over total liabilities except subordinated Debt, total assets and total liabilities each to be determined in accordance with GAAP consistent with those applied in the preparation of the Financial Statements referred to in Section 5.01(c) for the Borrower.
“Note/Notes” means and includes the Construction Note, the Term Revolving Note, the Revolving Line of Credit Note, the Swingline Note, and all other promissory notes executed and delivered to the Agent or the Banks by the Borrower pursuant to the terms of this Agreement, as the same may be amended, restated, supplemented, extended or otherwise modified from time to time.
“Obligations” means the Loan Obligations and/or the Reimbursement Obligations.
“Ordinary Trade Payable Dispute” means trade accounts payable in an aggregate amount not in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) with respect to the Borrower, and with respect to which: (a) there exists a bona fide dispute between the Borrower and the vendor, (b) the Borrower is contesting the same in good faith by appropriate proceedings, and (c) the Borrower has established appropriate reserves on its Financial Statements as required by GAAP.

“Outstanding Credit” means at any time of determination the sum of (a) the aggregate amount of Advances then outstanding (or when calculated with respect to a Bank, the aggregate amount of Advances made by such Bank), plus (b) the aggregate amount of Letter of Credit Liabilities (or when calculated with respect to a Bank, including the Agent as a Bank, such Bank’s participation interest in such Letter of Credit Liabilities), if any.
“Outstanding Construction Advances” means the total Outstanding Credit under Section 2.02.
“Outstanding Revolving Advances” means the total Outstanding Credit under Section 2.05.
“Outstanding Term Revolving Advances” means the total Outstanding Credit under Section 2.04.
“Owner’s Equity” means the Net Worth divided by total assets of the Borrower and its Subsidiaries, measured initially at the end of the first twelve (12) months after the Substantial Completion Date, maintained thereafter, and expressed as a percentage.
“Permitted Liens” has the meaning specified in Section 5.02.
“Person” means any individual, corporation, business trust, association, limited liability company, partnership, joint venture, governmental authority, or other entity.
“Personal Property” means all buildings, structures, equipment, fixtures, improvements, building supplies and materials and other personal property now or hereafter attached to, located in, placed in or necessary to the use of the improvements on the Real Property including all machinery, fixtures, equipment, furnishings, and appliances, as well as all renewals, replacements, additions, and substitutes thereof, and all products and proceeds thereof, and including all accounts, instruments, chattel paper, other rights to payment, money, deposit accounts, insurance proceeds, commodity accounts, investment property and general intangibles of the Borrower, whether now owned or hereafter acquired.
“Project” means any and all buildings, structures, fixtures, and other improvements made to the Real Property, and other uses identified in the Project Sources and Uses Statement as part of the development and construction of an ethanol production facility in Dubuque County, Iowa, for which the Loans to the Borrower are being made hereunder.
“Project Costs” means the total of all costs of acquiring the Real Property and developing and constructing the Project as identified in the Project Sources and Uses Statement, together with all Loan and Carrying Charges.
“Project Sources and Uses Statement” means the statement attached hereto as Exhibit F which identifies the sources and uses of monies in a total amount of One Hundred Seventy-five Million Five Hundred Thousand and No/100 Dollars ($175,500,000.00) related to the Project.
“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan of any Bank, the percentage obtained by dividing (a) the Term Loan Exposure of such Bank by (b) the aggregate Term Loan Exposure of all Banks, (ii) with respect to all payments, computations and other matters relating to the Construction Loan Commitment or Construction Loans of any Bank or any Construction Letters of Credit issued or participations purchased therein by any Bank, the percentage obtained by dividing (a) the aggregate Construction Loan Exposure of such

Bank by (b) the aggregate Construction Loan Exposure of all Banks, (iii) with respect to all payments, computations and other matters relating to the Term Revolving Loan Commitment or Term Revolving Loans of any Bank, the percentage obtained by dividing (a) the Term Revolving Loan Exposure of such Bank by (b) the aggregate Term Revolving Loan Exposure of all Banks and (iv) with respect to all payments, computations and other matters relating to the Revolving Line of Credit Commitment or Revolving Line of Credit Loans of any Bank or any Letters of Credit issued or participations purchased therein by any Bank or any participations in any Swingline Loans purchased by any Bank, the percentage obtained by dividing (a) the Revolving Line of Credit Exposure of such Bank by (b) the aggregate Revolving Line of Credit Exposure of all Banks. For all other purposes with respect to each Bank, “Pro Rata Share” means the percentage obtained by dividing (a) an amount equal to the sum of the Term Loan Exposure, Construction Loan Exposure, Term Revolving Loan Exposure and Revolving Line of Credit Exposure of such Bank by (b) an amount equal to the sum of the aggregate Term Loan Exposure, Construction Loan Exposure, Term Revolving Loan Exposure and Revolving Line of Credit Exposure.
“Quarterly Payment Date” has the meaning specified in Section 2.02.
“Real Property” means that real property located in Dubuque County, Iowa, owned by the Borrower, upon which the Project is to be constructed, and which is described in Schedule 3.01(c) hereto.
“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuer for any drawing under a Letter of Credit.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Material into the Environment.
“Request for Advance” means any request for a Revolving Advance made pursuant to Section 2.04 or Section 2.05.
“Required Banks” means at any time, Banks having aggregate Total Percentages in excess of fifty percent (50%); provided that the Commitments of, held, or deemed held, by any Defaulting Bank shall be excluded for purposes of making a determination of the Required Banks.
“Required Debt Service Reserve Deposit Amount” has the meaning specified in the Section 2.30.
“Revolving Advances” means the Term Revolving Loan Advances and the Revolving Line of Credit Advances.
“Revolving Commitment” means, with respect to any Bank, the total of such Bank’s Term Revolving Loan Commitment and Revolving Line of Credit Commitment, as amended from time to time pursuant to the terms of this Agreement.
“Revolving Letters of Credit” has the meaning specified in Section 2.05(h).
“Revolving Letter of Credit Liabilities” means, at any time, the aggregate maximum amount available to be drawn under all outstanding Revolving Letters of Credit (in each case, determined without regard to whether any conditions to drawing could then be met) and all unreimbursed drawings under all Revolving Letters of Credit.

“Revolving Letter of Credit Usage” means, as of any date of determination, the sum of (i) the maximum aggregate amount which is available for drawing under all Revolving Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Revolving Letters of Credit honored by the Issuer and not theretofore reimbursed by or on behalf of the Borrower.
“Revolving Line of Credit Advance” means any Advance made under Section 2.05.
“Revolving Line of Credit Commitment” means, with respect to any Bank, the amount set forth as the “Revolving Commitment” of such Bank opposite such Bank’s name on: (a) Schedule 2.01 hereto, or (b) after the execution of a Bank Supplement, the signature page of the then most recent Bank Supplement to which such Bank is a party, as amended from time to time pursuant to the terms of this Agreement.
“Revolving Line of Credit Exposure” means, with respect to any Bank as of any date of determination, (i) prior to the termination of the Revolving Line of Credit Commitments, such Bank’s Revolving Line of Credit Commitment and (ii) after the termination of the Revolving Line of Credit Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Line of Credit Loans of such Bank, (b) in the case of the Issuer, the aggregate Revolving Letter of Credit Usage in respect of all Revolving Letters of Credit issued by such Bank (net of any participations by Banks in such Revolving Letters of Credit), (c) the aggregate amount of all participations held by such Bank in any outstanding Revolving Letters of Credit or any unreimbursed drawing under any Revolving Letter of Credit, (d) in the case of the Swingline Bank, the aggregate outstanding principal amount of all Swingline Loans (net of any participations therein by other Banks) and (e) the aggregate amount of all participations therein by such Bank in any outstanding Swingline Loans.
“Revolving Line of Credit Loan” means the line of credit loan from the Banks to the Borrower in the amount of Ten Million and No/100 Dollars ($10,000,000.00) pursuant Section 2.05.
“Revolving Line of Credit Loan Maturity Date” means the three hundred sixty-fourth (364th) day after the Conversion Date.
“Revolving Line of Credit Note” means a promissory note substantially in the form of Exhibit G hereto, executed by the Borrower pursuant to the terms and conditions of this Agreement.
“Revolving Line of Credit Termination Date” has the meaning specified in Section 2.05(a).
“Revolving Loans” means the Revolving Line of Credit Loan and the Term Revolving Loan and any other revolving loan provided by the Banks to the Borrower pursuant to this Agreement.
“SARA” means the Superfund Amendment and Reauthorizations Act of 1986, as amended, and all regulations promulgated thereunder.
“Security Agreement” means that certain Security Agreement of even date herewith executed by the Borrower in favor of the Agent for the benefit of the Banks, and includes any agreements which create a Lien on the Collateral, as the same has been and may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Senior Officer” means any of Borrower’s Chief Executive Officer, Chief Financial Officer, President, Treasurer, or any Vice President.
“Subsidiary,” as to any Person, means any corporation or other entity in which more than 50% of all equity interests is owned directly or indirectly by such Person. Unless otherwise qualified herein, all references to a “Subsidiary” or “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Substantial Completion” has the meaning set forth therefor in the Design Agreement.
“Substantial Completion Date” means the date certified by the General Contractor in the Certificate of Substantial Completion as the date of Substantial Completion of the Work (as defined in the Design Agreement) under the Design Agreement.
“Swingline Advances” means any Advance made under Section 2.06(b).
“Swingline Bank” means AgStar in its capacity under Section 2.06.
“Swingline Commitment” has the meaning specified in Section 2.06(a).
“Swingline Loans” means the loans made to the Borrower pursuant to Section 2.06, in the amount of the Swingline Advances.
“Swingline Maturity” has the meaning specified in Section 2.06(d).
“Tax Distributions” has the meaning specified in Section 5.02(b).
“Term Loan” means any amortizing loan provided by the Banks to the Borrower pursuant to Section 2.03.
“Term Loan Commitment” means, with respect to any Bank, the amount set forth as the “Term Loan Commitment” of such Bank opposite such Bank’s name on: (a) Schedule 2.01 hereto, or (b) after the execution of a Bank Supplement, the signature page of the then most recent Bank Supplement to which such Bank is a party, as amended from time to time.
“Term Loan Exposure” means, with respect to any Bank, as of the date of any determination, the outstanding principal amount of the Term Loans of such Bank, provided that, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Bank shall be equal to such Bank’s Term Loan Commitment.
“Term Revolving Loan” means the loan from the Banks to the Borrower in the amount of Twenty-six Million Two Hundred Seventy-five Thousand and No/100 Dollars ($26,275,000.00), pursuant Section 2.04.
“Term Revolving Loan Advance” means any Advance made under Section 2.04.
“Term Revolving Loan Commitment” means, with respect to any Bank, the amount set forth as the “Term Revolving Loan Commitment” of such Bank opposite such Bank’s name on: (a) Schedule 2.01 hereto, or (b) after the execution of a Bank Supplement, the signature page of the then most recent Bank Supplement to which such Bank is a party, as amended from time to time pursuant to this Agreement.
“Term Revolving Loan Exposure” means, with respect to any Bank as of any date of determination, (i) prior to the termination of the Term Revolving Loan Commitments, such Bank’s Term Revolving Loan Commitment and (ii) after the termination of the Term Revolving Loan Commitments, the aggregate outstanding principal amount of the Term Revolving Loans of such Bank.
“Term Revolving Loan Termination Date” has the meaning specified in Section 2.04(a).
“Term Revolving Note” means a promissory note substantially in the form of Exhibit H hereto, executed by the Borrower pursuant to the terms and conditions of this Agreement.
“Total Percentage” means, as to any Bank, the percentage which (a) (i) the Term Loan Exposure of such Bank plus (ii) the Construction Loan Exposure of such Bank plus (iii) the Term Revolving Loan Exposure of such Bank plus (iv) the Revolving Line of Credit Exposure of such Bank is of (b) the sum of (i) the aggregate Term Loan Exposure of all Banks plus (ii) the aggregate Construction Loan Exposure of all Banks plus (iii) the aggregate Term Loan Revolving Exposure of all banks plus (iv) the aggregate Revolving Line of Credit Exposure of all Banks; provided that, if and so long as any Bank is a Defaulting Bank, such Bank’s Total Percentage shall be deemed for purposes of this definition to be reduced to the extent of the defaulted amount and the Total Percentage of the Issuer or Swingline Bank, as applicable, shall be deemed for purposes of this definition to be increased to such extent.
“Treasury Regulations” means the temporary and final regulations promulgated pursuant to the Code.
“US Bio Entity” means and includes US BioEnergy Corporation, a South Dakota corporation, and each Affiliate thereof at any time from and after the date of execution and delivery of this Agreement.
“Working Capital” means the current assets of the Borrower less the current liabilities of the Borrower as determined in accordance with GAAP.
     Section 1.02. Accounting Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, except as otherwise stated herein. To enable the ready and consistent determination of compliance by the Borrower with its obligations under this Agreement, the Borrower will not change the manner in which either the last day of its fiscal year or the last days of the first three fiscal quarters of its fiscal years is calculated. If at any time after the Closing Date any change in GAAP would have a material effect on the computation of any financial ratio set forth in this Agreement, and either the Borrower (at the time of delivery of such Financial Statements) or the Agent shall so request, and in any such case within 60 days of delivery of such Financial Statements, the Agent, the Banks and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Agent); provided that, until so amended (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change, and (ii) in the event that such change in GAAP materially modifies any item in the Financial Statements, the Borrower shall provide to the Agent Financial Statements setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided further that such reconciliation shall be required to be provided only for the four fiscal quarters following such change.

     Section 1.03. Construction. Wherever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate. The headings, captions or arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Documents, nor affect the meaning thereof. Unless otherwise expressly provided herein, references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto, but only to the extent such amendments, restatements and other modifications are not prohibited by the terms of any Loan Document.
ARTICLE II
AMOUNTS AND TERMS OF THE LOANS
     Section 2.01. The Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement, the Banks have agreed to lend to Borrower and Borrower has agreed to borrow from the Banks the following amounts, for the purposes set forth in Schedule 2.01, and as further described below:
          (a) Construction Loan. The Banks have agreed to lend to the Borrower an amount not to exceed One Hundred Five Million One Hundred Thousand and No/100 Dollars ($105,100,000.00) for Project Costs, pursuant to the terms and conditions set forth in Section 2.02, and the Construction Note;
          (b) Conversion of Construction Loan Into Term Loan and Term Revolving Loan. The Banks agree to convert the Construction Loan into a Term Loan and Term Revolving Loan on the Conversion Date, pursuant to the terms and conditions set forth in Sections 2.03 and 2.04, and the Construction Note;
          (c) Term Revolving Loan. The Banks agree to lend to the Borrower, as of the Conversion Date, and from time to time thereafter on a revolving basis, an amount not to exceed Twenty-six Million Two Hundred Seventy-five Thousand and No/100 Dollars ($26,275,000.00), pursuant to the terms and conditions set forth in Section 2.04, and the Term Revolving Note;
          (d) Revolving Line of Credit Loan. The Banks agree to lend to the Borrower, as of the Conversion Date, and from time to time thereafter on a revolving basis, an amount not to exceed Ten Million and No/100 Dollars ($10,000,000.00), pursuant to the terms and conditions set forth in Section 2.05, and the Revolving Line of Credit Note; and
          (e) Swingline Loan. The Swingline Bank agrees to lend to the Borrower, from the Conversion Date, and from time to time thereafter on a revolving basis, an amount not to exceed One Million and No/100 Dollars ($1,000,000.00), pursuant to the terms and conditions set forth in Section 2.06, and the Swingline Note.
     Section 2.02. Construction Loan. The provisions of this Section 2.02 shall apply until the earlier of the Conversion Date or repayment in full of the Construction Loan.
          (a) Amount of Construction Loan. On the terms and conditions set forth in this Agreement, the Banks agree to make a Construction Loan to the Borrower, by means of multiple advances in an aggregate amount not to exceed One Hundred Five Million One Hundred Thousand and No/100 Dollars ($105,100,000.00). Under the Construction Loan, amounts borrowed and repaid or prepaid may not be re-borrowed.

          (b) Purpose. Advances under the Construction Loan may be used to fund the payment of Project Costs, including closing costs and fees associated with the Construction Loan. The Borrower agrees that the proceeds of the Construction Loan are to be used only for the purposes set forth in this Section 2.02(b).
          (c) Interest Rate. Subject to the provisions of this Agreement, the Construction Loan shall bear interest at a rate per annum equal to the LIBOR Rate plus three hundred fifteen (315) basis points. The rate of interest due hereunder shall initially be determined as of the date hereof and shall thereafter be adjusted as and when the LIBOR Rate changes. All such adjustments to the rate of interest shall be made and become effective as of the first day of each calendar month (each such day hereinafter being referred to as an “Adjustment Date”) and shall remain in effect until and including the last day of each calendar month. All such adjustments to said rate shall be made and become effective as of each subsequent Adjustment Date, and said rate as adjusted shall remain in effect until and including the day immediately preceding the next Adjustment Date. Interest hereunder shall be computed on the basis of a year of three hundred sixty five (365) days, but charged for actual days principal is outstanding. In no event shall the applicable rate exceed the Maximum Rate.
          (d) Disbursement of Construction Loan. Disbursements of the Construction Loan will be made by the Agent and the Banks in the manner provided in the Disbursing Agreement. Subject to Sections 2.02(e) and 2.02(k), all disbursements will be made by wire transferring such funds to the Disbursing Account established pursuant to the Disbursing Agreement in the amount of each Draw Request which is approved pursuant to the Disbursing Agreement. All Construction Loan funds will be considered to have been advanced to and received by the Borrower upon, and interest on such funds will be payable by the Borrower from and after, their deposit in the Disbursing Account. Construction Advances may only be made until and including the Conversion Date after which no further Construction Advances may be made. No amounts may be readvanced under the Construction Loan. Any principal repayment by the Borrower will reduce the Banks’ Construction Loan Commitments by the amount of any such principal repayment.
          (e) Letter of Credit Commitment to Issue. The Borrower may utilize the Construction Loan Commitments by requesting that the Issuer issue, and the Issuer, subject to the terms and conditions of this Agreement, may, in its sole discretion, issue letters of credit under the Construction Loan for the Borrower’s account (such letters of credit being hereinafter referred to collectively as the “Construction Letters of Credit”); provided, however, that:
               (i) the aggregate amount of outstanding Construction Letter of Credit Liabilities under the Construction Loan shall not at any time exceed Five Million and No/100 Dollars ($5,000,000.00);
               (ii) the sum of the outstanding Construction Letters of Credit plus the outstanding Construction Advances shall not at any time exceed the maximum amount of the Construction Loan; and
               (iii) the expiration date of a Construction Letter of Credit advanced under the Construction Loan shall be no later than the Conversion Date.
The issuance of any Construction Letter of Credit under this Section 2.02(e) is subject to the provisions of Section 2.08.

          (f) Conditions Precedent to Construction Advances. The Banks’ obligation to make Construction Advances shall be subject to the following conditions precedent:
               (i) Representations and Warranties. The representations and warranties set forth in this Agreement are true and correct in all material respects as of the date of the request for any Construction Advance to the same extent and with the same effect as if made at and as of the date thereof, except as disclosed in writing to the Agent and the Banks, and except to the extent such representations and warranties relate to a specific earlier date in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;
               (ii) Draw Request. The Borrower has submitted to the Agent a Draw Request for each such Construction Advance, which such Draw Request shall comply with the requirements contained in this Agreement and the Disbursing Agreement;
               (iii) Compliance With Disbursing Agreement. All of the terms and conditions of the Disbursing Agreement have been satisfied with respect to each such Construction Advance;
               (iv) Certified Construction Statement. The Borrower shall furnish to the Agent an updated Certified Construction Statement setting forth the Contractor(s) providing services or materials with respect to specific portions of the construction of the Project and setting forth the amounts actually incurred and paid, or to be incurred, to such Contractor(s) in completing construction of the Project. Such updated Certified Construction Statement shall be certified by the Borrower and acknowledged by the Inspecting Engineer to be a true, complete and accurate account of all costs actually incurred and an accurate estimate of all other Project Costs actually incurred and all Project Costs to be incurred in the future;
               (v) No Defaults. No Event of Default has occurred and is continuing;
               (vi) Loan in Balance. The Construction Loan is in balance, as required by the provisions of Section 2.02(g) and the Disbursing Agreement;
               (vii) Government Action. No license, permit, permission or authority necessary for the construction or operation of the Project has been revoked or challenged by or before any Governmental Authority, which revocation or challenge could reasonably be expected to have a Material Adverse Effect; and
               (viii) Construction Contracts. All material Construction Contracts have been properly executed and assigned to the Agent for the benefit of the Banks.
          (g) Loan in Balance, Deposit of Funds by Borrower. The Borrower shall keep the Construction Loan in balance as provided in this Section 2.02(g). If the Agent at any time reasonably determines that the amount of the undisbursed Construction Loan proceeds and the unfunded Borrower’s Equity will not be sufficient to fully pay for all costs required to complete the construction of the Project in accordance with the Construction Documents, and for all Project Costs to be incurred by the Borrower, whether such deficiency is attributable to changes in the work of construction or in the Construction Documents or to any other cause, the Agent may make written demand on the Borrower to deposit in an escrow fund to be established with the Agent an amount equal to the amount of the shortage reasonably determined by the Agent. The Borrower shall then deposit or cause to be deposited the required funds, which deposit can be funded through, among other sources, proceeds of loans permitted pursuant to Sections

5.02(e)(viii) or 5.02(e)(xi), with the Agent within ten (10) days after the date of the Agent’s written demand. No further disbursements shall be made by the Agent until those funds are deposited by the Borrower in the escrow fund. Whenever the Agent has any such funds on deposit in such escrow fund, it shall make all future advances for Project Costs from the escrow fund before making any further Advances under the Construction Loan.
          (h) [Reserved]
          (i) Suspension of Construction. If the Agent in reasonably good faith determines that any work or materials do not materially conform to the Construction Documents, the Agent may require the work to be stopped and withhold disbursements until the matter is corrected. In such event, the Borrower will promptly correct the work to the Agent’s reasonable satisfaction. Provided Agent’s actions were reasonable, in good faith, and the work or materials did not materially conform to the Construction Documents , no such action by the Agent or the Banks will affect the Borrower’s obligation to complete the Project on or before the Substantial Completion Date.
          (j) Inspections. The Borrower and the Inspecting Engineer shall be responsible for making inspections of the Project during the course of construction and shall determine to their own satisfaction that the work done or materials supplied by the Contractors to whom payment is to be made directly out of each Construction Advance has been properly done or supplied in accordance with the applicable contracts with such Contractors. If any material work done or materials supplied by a Contractor are not satisfactory to the Borrower, the Borrower will promptly notify the Agent in writing of such fact. It is expressly understood and agreed that the Agent or its authorized representative may conduct such inspections of the Project as it may deem necessary for the protection of the Agent’s or the Banks’ interest, upon reasonable prior notice and at reasonable times and, specifically, an architectural or engineering firm acceptable to the Agent may, at the option of the Agent and at the expense of the Borrower, conduct such periodic inspections of the Project and prepare such written progress reports during the period of construction, as the Agent may reasonably request, provided that no inspection shall unreasonably delay progress on or interfere with the Project or the Borrower’s use of the Real Property. Any inspections which may be made of the Project by the Agent or its representative will be made, and all certificates issued by the Agent’s representative will be issued, solely for the benefit and protection of the Agent and the Banks, and the Borrower will not rely thereon. The Agent is under no duty to supervise or inspect construction or examine any books and records. Any inspection or examination by the Agent is for the sole purpose of protecting the Agent’s and the Banks’ security and preserving the Agent’s and the Banks’ rights under this Agreement. No default of the Borrower will be waived by any inspection by the Agent. In no event will any inspection by the Agent be a representation that there has been or will be compliance with the Plans or Specifications or that the construction is free from defective materials or workmanship.
          (k) Banks’ Application of Loan Proceeds. Notwithstanding the provisions of Section 2.02(d), the Agent may elect, upon ten (10) days’ prior written notice to the Borrower, to use the Construction Loan funds to pay, as and when due, any Construction Loan fees owing to the Banks, interest on the Construction Loan, release charges under prior mortgages on the Property, and legal fees and disbursements of the Agent’s attorneys which are payable by the Borrower, unless the Borrower causes such amount(s) to be paid within said ten (10) days. Such payments may be made, at the option of the Agent, by debiting or charging the Construction Loan funds in the amount of such payments.
          (l) Cost Information. All Advances under the Construction Loan will be based upon the Project Costs as set forth in the Certified Construction Statement. In the event that the Borrower becomes aware of any change in the approved Project Costs, which would increase the total Project Cost in excess of

Fifty Thousand and No/100 Dollars ($50,000.00) above the amount shown on the Certified Construction Statement, the Borrower shall immediately notify the Agent in writing and promptly submit to the Agent for its approval a revised Certified Construction Statement. No further disbursements need be made by the Agent unless and until the revised Certified Construction Statement is approved by the Agent. The Agent reserves the right to approve or disapprove any revised Certified Construction Statement in its reasonable discretion if any such increase in total Project Costs is in excess of $50,000.
          (m) No Waiver. Any waiver by the Agent of any condition of disbursement must be expressly made in writing. The making of a disbursement prior to fulfillment of one or more conditions thereof shall not be construed as a waiver of such conditions, and the Agent reserves the right to require their fulfillment prior to making any subsequent disbursements.
          (n) Construction Loan Payments. The Borrower will pay interest on the Construction Loan (i) quarterly in arrears on the first day of each January, April, July and October (each such date a “Quarterly Payment Date”), commencing on the first Quarterly Payment Date following the date on which the first Advance is made on the Construction Loan, and continuing on each Quarterly Payment Date thereafter until the Conversion Date. If any Quarterly Payment Date is not a Business Day, then the interest payment then due shall be paid on the next Business Day and shall continue to accrue interest until paid. On the Conversion Date, all outstanding accrued interest shall be paid in full.
          (o) Construction Loan Term. The Construction Loan shall run for a period beginning on the Closing Date and ending on the Conversion Date. On the Conversion Date, the amount of the then unpaid principal balance of the Construction Loan and any and all other amounts due and owing hereunder or under any other Construction Loan document relating to this Construction Loan shall be due and payable, except for that part, if any, of the Construction Loan which is converted into a Term Loan or a Term Revolving Loan pursuant to the terms of this Agreement.
     Section 2.03. Conversion of Construction Loan Into Term Loan. Subject to the terms and conditions contained in this Agreement, on the Conversion Date a portion of the Construction Loan may be converted into a Term Loan by the Borrower.
          (a) Conditions Precedent. The Banks shall not be obligated to convert any part of the Construction Loan into a Term Loan unless and until:
               (i) Completion of Project. a Certificate of Substantial Completion shall have been delivered to the Agent, and Substantial Completion of the Project shall have occurred;
               (ii) Amount of Term Loan. The maximum amount of the Construction Loan which may be converted to a Term Loan shall be Sixty-eight Million Eight Hundred Twenty-five Thousand and No/100 Dollars ($78,825,000.00);
               (iii) Outstanding Construction Advances Exceed Term Loan. In the event that the Outstanding Construction Advances exceed the amount of the maximum Term Loan to be made by the Banks, including those portions of the Construction Loan which are eligible for conversion into the Term Revolving Loan pursuant to this Agreement, the Borrower shall immediately repay the amount of the Outstanding Construction Advances which are not being converted into a Term Loan;
               (iv) ALTA Survey. The Borrower shall deliver to the Agent an “as-built” survey of the Real Property which: (A) sets forth the location and exterior lines of the Real Property and includes any and all improvements completed on the Real Property, (B) demonstrates compliance with all applicable setback requirements, (C) demonstrates that the Project is entirely within the exterior boundaries of the Real Property and any building restriction lines and does not encroach upon any easements or rights-of-way, and (D) contains such other information as the Agent may reasonably request;
               (v) Representations and Warranties. The representations and warranties set forth in this Agreement are true and correct in all material respects as of the Conversion Date to the same extent and with the same effect as if made at and as of the date thereof, except as disclosed in writing to the Agent and the Banks, and except to the extent such representations and warranties relate to a specific earlier date in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;
               (vi) No Defaults. No Event of Default has occurred and is continuing;
               (vii) Government Action. No license, permit, permission or authority necessary for the operation of the Project has been revoked or challenged by or before any Governmental Authority, which revocation or challenge could reasonably be expected to have a Material Adverse Effect; and the Borrower shall have obtained and provided the Agent with copies of all permits and government approvals reasonably requested by Agent relating to the use and operation of the Project (including a storm water discharge permit for industrial operations, a letter approving the track design concept, water discharge permit, ethanol holding tank permits, and an ATF permit) other than those approvals issued in the ordinary course after commencement of operations; and
               (viii) Marketing Agreements. The Borrower has executed marketing agreements for all ethanol and DGS to be produced at the Project and provided the Agent with collateral assignments of all such agreements in form and substance which are reasonably satisfactory to the Agent and its counsel and acknowledged by the non-Borrower party to all such agreements.
          (b) Term Loan Interest Rate. Subject to the provisions of Sections 2.03 and 2.04, the portion of the Term Loan that has not been converted to a Fixed Rate Loan pursuant to Section 2.03(d) shall bear interest at a rate equal to the LIBOR Rate plus two hundred ninety (290) basis points. The rate of interest due hereunder shall initially be determined as of the Conversion Date and shall thereafter be initially adjusted on the first day of the immediately succeeding calendar month. All such adjustments to the rate of interest shall be made and become effective as of the first Adjustment Date following the Conversion Date. All such adjustments to said rate shall be made and become effective as of each subsequent Adjustment Date, and said rate as adjusted shall remain in effect until and including the day immediately preceding the next Adjustment Date. Interest hereunder shall be computed on the basis of a year of three hundred sixty five (365) days, but charged for actual days principal is outstanding. In no event shall the applicable rate exceed the Maximum Rate.
          (c) Term Loan Term. The Term Loan term shall run for a period beginning on the Conversion Date and ending on the Maturity Date.
          (d) Conversion to Fixed Rate Loan. Subject to the provisions of Sections 2.03(a) and 2.04, on the Conversion Date the Borrower may convert up to but not more than fifty percent (50%) of the Outstanding Construction Advances to a Fixed Rate Loan, with the consent of the Agent, which consent shall not be unreasonably withheld, bearing interest at a rate equal to two hundred fifty (250) basis points in excess of the five year LIBOR swap rate in effect on the Conversion Date, or another rate agreed upon by the Agent and the Borrower. The Borrower shall provide written notice to the Agent at least thirty (30) days prior to the

Conversion Date of its intention to convert any portion of the Term Loan to a Fixed Rate Loan. Such written notice shall specify the specific dollar amount that Borrower is electing to convert to a Fixed Rate Loan. Any amount subject to a fixed rate of interest pursuant to this Section shall not be subject to any adjustments under Section 2.11.
          (e) Repayment of Term Loan. Beginning on the first (1st) day of the month following the month in which the Conversion Date occurs, and continuing on the first (1st) day of each succeeding month thereafter until the seventh (7th) month after the Conversion Date, the Borrower shall pay to the Agent for the account of the Banks monthly payments of accrued interest. Beginning on the first (1st) day of the seventh (7th) month following the Conversion Date (the “Amortization Date”), and continuing on the first (1st) day of each succeeding month thereafter until the Maturity Date, the Borrower shall pay to the Agent for the account of the Banks equal monthly payments of principal and accrued interest in such amounts as would be required to fully amortize the entire outstanding principal balance of the Term Note, together with accrued interest thereon, over a period of one hundred fourteen (114) months from the Amortization Date. The outstanding principal balance, together with all accrued interest, if not paid sooner, shall be due and payable in full on the Maturity Date. Following the Conversion Date, and in addition to all other payments of principal and interest required under this Agreement and this Construction Note, the Borrower shall annually remit to the Agent for the account of the Banks the Excess Cash Flow Payment pursuant to Section 2.25.
     Section 2.04. Conversion of Construction Loan Into Term Revolving Loan. Subject to the terms and conditions contained in this Agreement, on the Conversion Date a portion of the Construction Loan may be converted into a Term Revolving Loan by the Borrower to be used to repay the Construction Loan and for cash and Inventory management purposes.
          (a) Term Revolving Loan. The Banks agree, on the terms and conditions set forth in this Agreement, to convert up to Twenty-six Million Two Hundred Seventy-five Thousand and No/100 Dollars ($26,275,000.00) of the Outstanding Construction Advances on the Conversion Date into a Term Revolving Loan and to make one or more Advances to the Borrower, on a revolving basis, during the period beginning on the Conversion Date and ending on the Business Day immediately preceding the Maturity Date (the “Term Revolving Loan Termination Date”), in an aggregate principal amount outstanding at any one time not to exceed Twenty-six Million Two Hundred Seventy-five Thousand and No/100 Dollars ($26,275,000.00). The Term Revolving Loan shall mature and be due and payable in full at 12:00 P.M. (Minneapolis, Minnesota time) on the Maturity Date. Term Revolving Loan Advances borrowed, repaid or prepaid may be reborrowed at any time prior to the Term Revolving Loan Termination Date, provided, however, that at no time shall the sum of the Outstanding Term Revolving Advances exceed Twenty-six Million Two Hundred Seventy-five Thousand and No/100 Dollars ($26,275,000.00).
          (b) Purpose. Term Revolving Loan Advances may be used to be used to repay the Construction Loan and for cash and Inventory management purposes of the Borrower, including closing costs and fees associated with the Term Revolving Loan. The Borrower agrees that the proceeds of the Loan are to be used only for the purposes set forth in this Section 2.04(b).
          (c) Conditions Precedent. The Banks shall not be obligated to convert any part of the Construction Loan into a Term Revolving Loan unless and until:
               (i) Completion of Project. A Certificate of Substantial Completion shall have been delivered to the Agent, and Substantial Completion of the Project shall have occurred;

               (ii) Amount of Term Loan. The maximum amount of the Construction Loan which may be converted to a Term Revolving Loan is Twenty-six Million Two Hundred Seventy-five Thousand and No/100 Dollars ($26,275,000.00);
               (iii) Outstanding Construction Advances Exceed Term Revolving Loan. In the event that the Outstanding Construction Advances exceed the amount of the maximum Term Revolving Loan to be made by the Banks, including after conversion of those portions of the Construction Loan which are eligible for conversion into the Term Loan pursuant to Section 2.03, the Borrower shall immediately repay the amount of the Outstanding Construction Advances which are not being converted into a Term Revolving Loan;
               (iv) ALTA Survey. The Borrower shall deliver to the Agent an “as-built” survey of the Real Property which: (A) sets forth the location and exterior lines of the Real Property and includes any and all improvements completed on the Real Property, (B) demonstrates compliance with all applicable setback requirements, (C) demonstrates that the Project is entirely within the exterior boundaries of the Real Property and any building restriction lines and does not encroach upon any easements or rights-of-way, and (D) contains such other information as the Agent may reasonably request;
               (v) Representations and Warranties. The representations and warranties set forth in this Agreement are true and correct in all material respects as of the Conversion Date to the same extent and with the same effect as if made at and as of the date thereof, except as disclosed in writing to the Agent and the Banks, and except to the extent such representations and warranties relate to a specific earlier date in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;
               (vi) No Defaults. No Event of Default has occurred and is continuing;
               (vii) Government Action. No license, permit, permission or authority necessary for the operation of the Project has been revoked or challenged by or before any Governmental Authority, which revocation or challenge could reasonably be expected to have a Material Adverse Effect; and the Borrower shall have obtained and provided the Agent with copies of all permits and government approvals reasonably requested by Agent relating to the use and operation of the Project (including a storm water discharge permit for industrial operations, a letter approving the track design concept, water discharge permit, ethanol holding tank permits, and an ATF permit) other than those approvals issued in the ordinary course after commencement of operations; and
               (viii) Marketing Agreements. Marketing Agreements. The Borrower has executed marketing agreements for all ethanol and DGS to be produced at the Project and provided Agent with a collateral assignment of each such agreement in form and substance satisfactory to the Agent and its counsel and acknowledged by the non-Borrower party to each such agreement.
          (d) Availability. Subject to the provisions of this Agreement, during the period commencing on the Availability Date and ending on the Term Revolving Loan Termination Date, Advances under the Term Revolving Loan will be made as provided in Section 2.04(e).
          (e) Making the Advances. Each Term Revolving Loan Advance shall be made by the Borrower delivering a Request for Advance to the Agent specifying the amount of such Term Revolving Loan Advances. Each Request for Advance must be delivered to the Agent by the Borrower before 12:00 P.M. (Minneapolis, Minnesota time) on a Business Day which is at least three (3) Business Days prior to the date of such Term Revolving Loan Advance; provided however that no such Term Revolving Loan Advance shall be made while an Event of Default exists or if the interest rate for such LIBOR Rate Loan would exceed the Maximum Rate. Any Request for Advance received by Borrower after 12:00 P.M. (Minneapolis, Minnesota time) on a Business Day shall be deemed to have been received and be effective on the next Business Day. The amount of the Term Revolving Loan Advance requested from the Banks shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by: (i) depositing the same, in same day funds, in an account of the Borrower, or (ii) wire transferring such funds to a Person or Persons designated by the Borrower in writing.
          (f) Requests for Advances Irrevocable. Each Request for Advance shall be irrevocable and binding on the Borrower and the Borrower shall indemnify the Agent and the Banks against any loss or expense any of them may incur pursuant to Section 2.24 as a result of any failure to borrow any Term Revolving Loan Advance after a Request for Advance (including any failure resulting from the failure to fulfill on or before the date specified for such Advance the applicable conditions set forth in Section 2.04(c)).
          (g) Minimum Amounts. Each Term Revolving Loan Advance shall be in a minimum amount equal to Fifty Thousand and No/100 Dollars ($50,000.00).
          (h) Conditions Precedent to Advances. The Banks’ obligation to make each Term Revolving Loan Advance under the Term Revolving Note shall be subject to the following further conditions precedent:
               (i) Representations and Warranties. The representations and warranties set forth in this Agreement are true and correct in all material respects as of the date of the Request for Advance for any Term Revolving Loan Advance to the same extent and with the same effect as if made at and as of the date thereof, except as disclosed in writing to the Agent and the Banks, and except to the extent such representations and warranties relate to a specific earlier date in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;
               (ii) No Defaults. No Event of Default has occurred and is continuing; and
               (iii) Government Action. No license, permit, permission or authority necessary for the operation of the Project has been revoked or challenged by or before any Governmental Authority, which revocation or challenge could reasonably be expected to have a Material Adverse Effect.
          (i) Interest Rate. Subject to the provisions of Sections 2.03 and 2.04, the Term Revolving Loan shall bear interest at a rate equal to the LIBOR Rate plus two hundred ninety (290) basis points. The rate of interest due hereunder shall initially be determined as of the Conversion Date and shall thereafter be initially adjusted on the first day of the immediately succeeding calendar month. All such adjustments to the rate of interest shall be made and become effective as of the first Adjustment Date following the Conversion Date. All such adjustments to said rate shall be made and become effective as of each subsequent Adjustment Date, and said rate as adjusted shall remain in effect until and including the day immediately preceding the next Adjustment Date. Interest hereunder shall be computed on the basis of a year of three hundred sixty five (365) days, but charged for actual days principal is outstanding. In no event shall the applicable rate exceed the Maximum Rate.
          (j) Funding of Advances. Upon receipt by the Agent from the Borrower of any Request for Advance for any Term Revolving Loan Advance, the Agent shall promptly notify the Borrower and the other Banks as to the amount requested in such Request for Advance. Not later than 12:00 P.M. (Minneapolis, Minnesota time) on the applicable payment date each Bank will make available to the Agent, in immediately available funds, an amount equal to such Bank’s Pro Rata Share of the amount requested in such Request for Advance.
          (k) Repayment of the Term Revolving Loan. The Borrower will pay interest on the Term Revolving Loan on the first (1st) day of each month, commencing on the first (1st) Monthly Payment Date following the date on which the first Term Revolving Loan Advance is made on the Term Revolving Loan, and continuing on each Monthly Payment Date thereafter until the Term Revolving Loan Maturity Date. On the Term Revolving Loan Maturity Date, the amount of the then unpaid principal balance of the Term Revolving Loan and any and all other amounts due and owing hereunder or under any other Loan Document relating to the Term Revolving Loan shall be due and payable. If any Payment Date is not a Business Day, then the principal installment then due shall be paid on the next Business Day and shall continue to accrue interest until paid.
     Section 2.05. Revolving Line of Credit Loan.
          (a) Revolving Line of Credit Loan. On the terms and conditions set forth in this Agreement, the Banks agree to make one or more Revolving Line of Credit Advances to the Borrower on a revolving basis, during the period beginning on the Conversion Date and ending on the Business Day immediately preceding the Revolving Line of Credit Maturity Date (the “Revolving Line of Credit Termination Date”), in an aggregate principal amount outstanding at any one time not to exceed Ten Million and No/100 Dollars ($10,000,000.00); provided, however, that at no time shall the Outstanding Revolving Advance exceed the Borrowing Base. The Revolving Line of Credit Loan shall mature and be due and payable in full at 12:00 P.M. (Minneapolis, Minnesota time) on the three hundred sixty-fourth (364th) day following the Conversion Date (the “Revolving Line of Credit Maturity Date”). Subject to Section 2.05(h), Revolving Line of Credit Advances borrowed and repaid or prepaid may be reborrowed at any time prior to the Revolving Line of Credit Termination Date.
          (b) Purpose. Revolving Line of Credit Advances may be used by the Borrower for general business and operating purposes, including closing costs and fees associated with the Revolving Line of Credit Loan. The Borrower agrees that the proceeds of the Revolving Line of Credit Loan are to be used only for the purposes set forth in this Section 2.05(b).
          (c) Conditions Precedent to All Advances. The Banks’ obligation to fund each Revolving Line of Credit Advance shall be subject to the following conditions precedent:
               (i) Completion of Project. A Certificate of Substantial Completion shall have been delivered to the Agent, and Substantial Completion of the Project shall have occurred;
               (ii) Borrowing Base Certificate. The Borrower shall have submitted to the Agent a Borrowing Base Certificate as required by Section 5.01(c)(xvi);
               (iii) Representations and Warranties. The representations and warranties set forth in this Agreement are true and correct in all material respects as of the date of the request for any Revolving Line of Credit Advance to the same extent and with the same effect as if made at and as of the date thereof, except as disclosed in writing to the Agent and the Banks, and except to the extent such representations and warranties relate to a specific earlier date in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

               (iv) No Defaults. No Event of Default has occurred and is continuing.
          (d) Availability. Subject to the provisions of this Agreement, during the period commencing on the Conversion Date and ending on the Revolving Line of Credit Termination Date, Revolving Line of Credit Advances under the Revolving Line of Credit Loan may be made as provided in this Agreement.
          (e) Making the Advances. Each Revolving Line of Credit Advance shall be made by the Borrower delivering a Request for Advance to the Agent specifying the amount of such Revolving Line of Credit Advance. Except for Revolving Line of Credit Advances made pursuant to Section 2.05(j), each Request for Advance must be delivered to the Agent by the Borrower, before 12:00 P.M. (Minneapolis, Minnesota time) on a Business Day which is at least three (3) Business Days prior to the date of such Revolving Line of Credit Advance; provided however that no such Revolving Line of Credit Advance shall be made while an Event of Default exists or if the interest rate for such LIBOR Rate Loan would exceed the Maximum Rate. Any Request for Advance received by the Agent after 12:00 P.M. (Minneapolis, Minnesota time) on a Business Day shall be deemed to have been received and be effective on the next Business Day. The amount of the Revolving Line of Credit Advance requested from the Banks shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by: (i) depositing the same, in same day funds, in an account of the Borrower; or (ii) wire transferring such funds to a Person or Persons designated by the Borrower in writing.
          (f) Requests for Advances Irrevocable. Each Request for Advance shall be irrevocable and binding on the Borrower and the Borrower shall indemnify the Agent and the Banks against any loss or expense any of them may incur pursuant to Section 2.24 as a result of any failure to borrow any Revolving Line of Credit Advance after a Request for Advance (including any failure resulting from the failure to fulfill on or before the date specified for such Advance the applicable conditions set forth in this Agreement).
          (g) Minimum Amounts. Each Revolving Line of Credit Advance shall be in a minimum amount of Fifty Thousand and No/100 Dollars ($50,000.00) (except for any Revolving Line of Credit Advances made pursuant to Section 2.05(j)).
          (h) Letters of Credit. The Borrower may utilize the Revolving Line of Credit Commitments by requesting that the Issuer issue, and the Issuer, subject to the terms and conditions of this Agreement, may, in its sole discretion, issue letters of credit for the Borrower’s account (such letters of credit being hereinafter referred to collectively as the “Revolving Letters of Credit”); provided, however, that:
               (i) the aggregate amount of all Revolving Letter of Credit Liabilities shall not at any time exceed the amount of Five Million and No/100 Dollars ($5,000,000.00);
               (ii) the sum of the outstanding Revolving Letters of Credit plus the outstanding Revolving Line of Credit Advances shall not at any time exceed the Borrowing Base; and
               (iii) the expiration date of a Revolving Letter of Credit advanced under the Revolving Line of Credit Loan shall be no later than the Revolving Line of Credit Loan Maturity Date.
The issuance of any Revolving Letter of Credit issued under this Section 2.05(h) is subject to the provisions of Section 2.08.

          (i) Interest Rate. The Revolving Line of Credit Loan shall bear interest at a rate equal to the LIBOR Rate plus two hundred ninety (290) basis points. The rate of interest due hereunder shall initially be determined as of the Conversion Date and shall thereafter be initially adjusted on the first day of the immediately succeeding calendar month. All such adjustments to the rate of interest shall be made and become effective as of the first Adjustment Date following the Conversion Date. All such adjustments to said rate shall be made and become effective as of each subsequent Adjustment Date, and said rate as adjusted shall remain in effect until and including the day immediately preceding the next Adjustment Date. Interest hereunder shall be computed on the basis of a year of three hundred sixty five (365) days, but charged for actual days principal is outstanding. In no event shall the applicable rate exceed the Maximum Rate.
          (j) Funding of Advances. Upon receipt from the beneficiary of any Revolving Letter of Credit of any drawing under such Revolving Letter of Credit, the Agent shall promptly notify the Borrower and the Banks as to the amount to be paid as a result of such drawing and the respective payment date. Not later than 12:00 P.M. (Minneapolis, Minnesota time) on the applicable payment date each Bank will make available to the Agent, in immediately available funds, an amount equal to such Bank’s Pro Rata Share of the amount to be paid as a result of such drawing as a Revolving Line of Credit Advance hereunder (and such amount shall be treated as a Revolving Line of Credit Advance hereunder) regardless of whether the conditions set forth in Article II or III are satisfied.
          (k) Repayment of the Revolving Line of Credit Loan. The Borrower will pay accrued interest on the Revolving Line of Credit Loan on the first (1st) day of each month, commencing on the first (1st) Monthly Payment Date following the date on which the first Advance is made on the Revolving Line of Credit Loan, and continuing on each Monthly Payment Date thereafter until the Revolving Line of Credit Maturity Date. On the Revolving Line of Credit Maturity Date, the amount of the then unpaid principal balance of the Revolving Line of Credit Loan and any and all other amounts due and owing hereunder or under any other Loan Document relating to the Revolving Line of Credit Loan will be due and payable. If any Payment Date is not a Business Day, then the principal installment then due shall be paid on the next Business Day and shall continue to accrue interest until paid.
          (l) Mandatory Prepayments or Collateralization. The Borrower shall, within five (5) days following the earlier of the delivery of each Borrowing Base Certificate hereunder or the day upon which such Borrowing Base Certificate was due, either (i) prepay the Revolving Line of Credit Advances in the amount, if any, by which the Outstanding Revolving Line of Credit Advances on the date of prepayment under this Section 2.05(l) exceeds the Borrowing Base at such time, together with accrued interest to the date of such prepayment on the amount prepaid, or (ii) pledge and assign to the Agent additional Collateral acceptable to the Agent, in the Agent’s sole discretion, and deliver all documentation that the Agent, in its sole discretion, may require in connection with such pledge and assignment and the perfection of a first-priority security interest in such additional Collateral, so that the Borrowing Base plus the value assigned by the Agent, in its sole discretion, to such additional Collateral equals or exceeds the Outstanding Revolving Line of Credit Advances.
          (m) Additional Revolving Line of Credit Facility.
               (i) The Borrower shall have the right at any time and from time to time after the Revolving Line of Credit Maturity Date to incur from one or more existing Banks and/or other financial institution or lender approved by the Agent (the “New Revolving Banks”) and which, in each case, agree to make loans pursuant to this Section 2.05(m) to the Borrower, and commitments to make loans in an aggregate principal amount not to exceed $10,000,000, which loans (a) shall be incurred as Revolving Line of Credit

Advances on a revolving basis and shall be deemed to be Revolving Line of Credit Loans for all purposes of this Agreement and (b) which loans shall mature and be due and payable in full at 12:00 P.M. (Minneapolis, Minnesota time) on the three hundred sixty- fourth (364th) day immediately following the date of the expiration of (x) the Revolving Line of Credit Maturity Date or (y) the immediately precedent revolving facility entered into by the Borrower pursuant to this Section 2.05(m), as the case may be, or such later maturity as to which such New Revolving Banks may consent (collectively, the “Additional Revolving Line of Credit Facilities”). All Advances under each of the Additional Revolving Line of Credit Facilities shall be treated as Revolving Line of Credit Advances for all purposes of the Loan Documents, and loans made pursuant to each of the Additional Revolving Line of Credit Facilities shall constitute Loan Obligations hereunder for all purposes of the Loan Documents and will be secured by the Collateral securing the other Loan Obligations.
               (ii) In the event that the Borrower desires to create an Additional Revolving Line of Credit Facility, the Borrower will enter into an amendment with the New Revolving Banks (who shall by execution thereof become Banks hereunder if not theretofore Banks) to provide for such Additional Revolving Line of Credit Facility, which amendment shall set forth any terms and conditions of the Additional Revolving Line of Credit Facility not covered by this Agreement as agreed by the Borrower and such New Revolving Banks, and shall provide for the issuance of promissory notes to evidence the Additional Revolving Line of Credit Facility if requested by the New Revolving Banks making Advances under the Additional Revolving Line of Credit Facility (which notes shall constitute Revolving Line of Credit Notes for purposes of this Agreement), with such amendment to be in form and substance reasonably acceptable to the Agent and consistent with the terms of this Section 2.05(m) and of the other provisions of this Agreement. No consent of any Bank (other than any Bank making loans or whose commitment is increased under the Additional Revolving Line of Credit Facility) is required to permit the Loans contemplated by this Section 2.05(m) or to permit the aforesaid amendment to effectuate the Additional Revolving Line of Credit Facility. This Section 5.01(m) shall supersede any provisions contained in this Agreement, including, without limitation, Section 8.01, to the contrary.
     Section 2.06. Swingline Loan.
          (a) Swingline Loan. Subject to the terms and conditions of this Agreement, the Swingline Bank agrees to make one or more Advances to the Borrower from time to time, from and including the Conversion Date to, but excluding, the Term Revolving Loan Termination Date and the Revolving Line of Credit Termination Date, in an aggregate principal amount at any time outstanding up to but not exceeding the Swingline Commitment; provided, however that after calculation of the participation interests of each Bank in such Advances:
               (i) the aggregate amount of outstanding Swingline Advances shall not at any time exceed the amount of One Million and No/100 Dollars ($1,000,000.00) (the “Swingline Commitment”);
               (ii) the Outstanding Credit with respect to the Revolving Line of Credit applicable to a Bank shall not at any time exceed the lesser of (A) such Bank’s Pro Rata Share of the Borrowing Base, or (B) such Bank’s Revolving Line of Credit Commitment; and
               (iii) the Outstanding Credit with respect to the Revolving Line of Credit shall not at any time exceed the lesser of (A) the Borrowing Base or (B) the aggregate amount of the Revolving Commitments at such time.

Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Borrower may borrow, prepay, and reborrow Swingline Loans hereunder up to the amount of the Swingline Commitment. The Swingline Bank may, by written notice given to the Agent not later than 10:00 A.M. (Minneapolis, Minnesota time) on any Business Day, require the Banks to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Banks will participate. Promptly upon receipt of such notice, the Agent will give notice thereof to each Bank specifying in such notice such Bank’s Pro Rata Share of such Swingline Loan or Loans. Each Bank hereby absolutely and unconditionally agrees upon receipt of notice as provided in this Section 2.06 to pay to the Agent for the account of the Swingline Bank such Bank’s Pro Rata Share of such Swingline Loan or Loans. Each Bank acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Bank shall comply with its obligation under this Subsection by wire transfer of immediately available funds, in the same manner as provided in Section 2.21 with respect to Loans made by such Bank (and Section 2.22 shall apply to the payment obligations of the Banks), and the Agent shall promptly pay to the Swingline Bank the amounts so received by it from the Banks. The Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Agent and not to the Swingline Bank. Any amounts received by the Swingline Bank from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Bank of the proceeds of a sale of participations therein shall be promptly remitted to the Agent; any such amounts received by the Agent shall be promptly remitted by the Agent to the Banks that shall have made their payments pursuant to this Subsection and to the Swingline Bank, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this Subsection shall not relieve the Borrower of any default in the payment thereof. Notwithstanding the foregoing, a Bank shall not have any obligation to acquire a participation in a Swingline Loan pursuant to this Subsection if an Event of Default shall have occurred and be continuing at the time such Swingline Loan was made and such Bank shall have notified the Swingline Bank in writing, at least one Business Day prior to the time such Swingline Loan was made, that such Event of Default has occurred and that such Bank will not acquire participations in Swingline Loans made while such Event of Default is continuing.
     (b) Swingline Advances. Each Swingline Advance shall be made, to the extent that the Swingline Bank is so obligated under Section 2.05(a), on a Request for Advance from the Borrower to the Agent delivered before 12:00 P.M. (Minneapolis, Minnesota time) on the date of such Swingline Advance, specifying the amount of such Swingline Advance. Any Request for Advance applicable to a Swingline Advance received after 12:00 P.M. (Minneapolis, Minnesota time) shall be deemed to have been received and be effective on the next Business Day. The amount of each Swingline Advance made hereunder shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by (i) depositing the same, in same day funds, in an account of the Borrower or (ii) wire transferring such funds to a Person or Persons designated by the Borrower in writing.
     (c) Minimum Amounts. Each Swingline Advance shall be in a minimum amount equal to Fifty Thousand and No/100 Dollars ($50,000.00).
     (d) Repayment of Swingline Loan. The Borrower shall pay to the Agent for the account of the Swingline Bank the outstanding principal amount of each Swingline Advance on the earlier of (i) the Term Revolving Loan Termination Date, (ii) the Revolving Line of Credit Termination Date, or (iii) the date which is thirty (30) days after the Swingline Advance is made (the earliest of such date with respect to a Swingline Advance herein the “Swingline Maturity”). Subject to the other terms and conditions of this Agreement, the Borrower may repay a Swingline Advance on its Swingline Maturity or at any time prior thereto by requesting a Revolving Advance in accordance with Sections 2.04(e) or 2.05(e) with the proceeds thereof payable to the Swingline Bank for its own account or by using cash on hand. The Swingline Bank, at any time in its sole and absolute discretion and whether or not a Swingline Maturity shall have occurred, may require that each other Bank fund its participation in the then outstanding principal amount of all Swingline Advances by giving each other Bank notice thereof as set forth herein above. Additionally, if the Borrower shall not have repaid a Swingline Advance by 12:00 P.M. (Minneapolis, Minnesota time) on the corresponding Swingline Maturity, the Swingline Bank will notify each Bank of the aggregate principal amount of the Swingline Advance which has not been repaid. Upon the giving of any notice by the Swingline Bank under either of the preceding two sentences, each such Bank shall make available to the Swingline Bank, in immediately available funds, an amount equal to its Pro Rata Share of the aggregate principal amount of the Swingline Advance or Swingline Advances subject to such notice by not later than 3:00 P.M. (Minneapolis, Minnesota time) on the date such notice is received if such notice is received by 12:00 P.M., or by 11:00 A.M. (Minneapolis, Minnesota time) on the next Business Day if such notice is received after 12:00 P.M. (Minneapolis, Minnesota time), whether or not the conditions to an Advance under Article III are satisfied.
     (e) Swingline Interest Rate. The Swingline Loan shall bear interest at a rate equal to the LIBOR Rate plus two hundred ninety (290) basis points. The rate of interest due hereunder shall initially be determined as of the date of each Swingline Advance and shall thereafter be initially adjusted on the first day of the immediately succeeding calendar month. All such adjustments to the rate of interest shall be made and become effective as of the first Adjustment Date following each Swingline Advance. All such adjustments to said rate shall be made and become effective as of each subsequent Adjustment Date, and said rate as adjusted shall remain in effect until and including the day immediately preceding the next Adjustment Date. Interest hereunder shall be computed on the basis of a year of three hundred sixty five (365) days, but charged for actual days principal is outstanding. In no event shall the applicable rate exceed the Maximum Rate.
     Section 2.07. Evidence of Debt. The extension of credit made by each Bank shall be evidenced by one or more accounts or records maintained by such Bank and by the Agent in the ordinary course of business. The accounts or records maintained by the Agent and each Bank shall be prima facie evidence of the amount of the credit extensions made by the Banks to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Bank and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Bank made through the Agent, the Borrower shall execute and deliver to such Bank (through the Agent) a promissory note in the form attached as Exhibits E, G, or H which shall evidence such Bank’s loans in addition to such accounts or records. Each Bank may attach schedules to its Note and endorse thereon the date, amount and maturity of its loans and payments with respect thereto. Upon the termination of the Commitments and repayment of all Obligations hereunder, each Bank shall, at the request of the Borrower (and at the Borrower’s expense), return to the Borrower the Note or Notes evidencing such Bank’s loans marked “cancelled.”
     Section 2.08. Letters of Credit. All Letters of Credit that are issued under this Agreement are subject to the following:
          (a) Letter of Credit Request Procedure. The Borrower shall give the Agent and the Issuer irrevocable prior notice (effective upon receipt) on or before 12:00 P.M. (Minneapolis, Minnesota time)

on a Business Day which is at least three (3) Business Days (or such shorter period as may be agreed by the Issuer) prior to the date of the requested issuance of a Letter of Credit specifying the requested amount, the beneficiary of each Letter of Credit to be issued, the expiry date and issuance date of each Letter of Credit to be issued, and the nature of the transactions to be supported thereby. Any such notice received after 12:00 P.M. (Minneapolis, Minnesota time) on a Business Day shall be deemed to have been received and be effective on the next Business Day. Upon receipt of such notice, the Agent shall promptly notify each Bank of the face amount and expiry date of such Letter of Credit and of such Bank’s Pro Rata Share of the amount of the proposed Letter of Credit. The Issuer shall provide a Bank a copy of each Letter of Credit it has issued hereunder upon such Bank’s request. Each Letter of Credit shall be substantially in the form of Exhibit I, or otherwise shall be satisfactory in form and substance to the Agent, the Borrower, and the Issuer, shall be payable in U.S. dollars, and shall be issued pursuant to such documentation as the Issuer may require, including the Issuer’s standard form letter of credit request and reimbursement agreement; provided that, in the event of any conflict between the terms of such credit request and reimbursement agreement and the other Loan Documents, the terms of the other Loan Documents shall control.
          (b) Banks’ Pro Rata Shares. Upon the date of issue of a Letter of Credit, the Issuer shall be deemed, without further action by any party hereto, to have sold to each other Bank, and each other Bank shall be deemed, without further action by any party hereto, to have purchased from the Issuer a participation to the extent of such Bank’s Pro Rata Share in such Letter of Credit and the related Letter of Credit Liabilities.
          (c) Letter of Credit Fees. The Borrower shall pay to the Agent for the account of each Bank an irrevocable letter of credit fee on each such Bank’s Pro Rata Share of the maximum amount available for drawings under each Letter of Credit, such letter of credit fee (i) to be in an amount equal to one hundred fifty (150) basis points, on an annualized basis, of the maximum amount available to be drawn under such Letter of Credit on the date of calculation of such fee, and (ii) to be paid on the date of issuance of such Letter of Credit and on each anniversary date of the date of issuance of such Letter of Credit for so long as such letter of Credit remains outstanding. After receiving any payment of any letter of credit fees under this Subsection (c), the Agent will promptly pay to each Bank the letter of credit fees then due such Bank. With respect to each Letter of Credit, the Borrower shall also pay to the Issuer for its account only all reasonable fees, costs, and expenses of the Issuer arising in connection with any Letter of Credit, including the Issuer’s customary fees for amendments, transfers, and drawings on Letters of Credit.
          (d) Reimbursements. After receipt of the notice delivered pursuant to Section 2.21 with respect to a Letter of Credit, the Borrower shall be irrevocably and unconditionally obligated to reimburse the Banks for any amounts paid by the Banks upon any demand for payment or drawing under the applicable Letter of Credit, without presentment, demand, protest, or other formalities of any kind other than the notice required by Section 2.21. Such reimbursement shall occur no later than 3:00 P.M. (Minneapolis, Minnesota time) three (3) Business Days after the date of payment under the applicable Letter of Credit if the notice under Section 2.21 is received by 12:00 P.M. (Minneapolis, Minnesota time) on such date or by 11:00 A.M. (Minneapolis, Minnesota time) four (4) Business Days after the date of such payment, if such notice is received after 12:00 P.M. (Minneapolis, Minnesota time). All payments made pursuant to Section 2.05(j) with proceeds of Revolving Loans made pursuant thereto shall constitute satisfaction of the Borrower’s reimbursement obligation hereunder to the extent of such Revolving Loans. All payments on the Reimbursement Obligations (including any interest earned thereon) shall be made to the Agent for the account of the Banks in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim.
          (e) Reimbursement Obligations Absolute. The Reimbursement Obligations of the Borrower under this Agreement shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever and the Borrower hereby waives any defense to the payment of the Reimbursement Obligations based on any circumstance whatsoever, including, in any case, the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit or any other Loan Document; (ii) any amendment or waiver of or any consent to departure from any Loan Document; (iii) the existence of any claim, set-off, counterclaim, defense, or other rights which the Borrower or any other Person may have at any time against any beneficiary of any Letter of Credit, the Agent, the Issuer, the Banks or any other Person, whether in connection with any Loan Document or any unrelated transaction; (iv) any statement, draft, or other documentation presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) payment by the Issuer under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or (vi) any other circumstance whatsoever, whether or not similar to any of the foregoing; provided that Reimbursement Obligations with respect to a Letter of Credit may be subject to avoidance by the Borrower if the Borrower proves in a final non-appealable judgment that it was damaged and that such damage arose directly from the Issuer’s willful misconduct or gross negligence.
          (f) Issuer Responsibility. The Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it shall have against the beneficiary, at law or under any other agreement.. None of the Agent, the Issuer, the other Banks, or any of their respective officers or directors shall have any responsibility or liability to the Borrower or any other Person for: (i) the failure of any draft to bear any reference or adequate reference to any Letter of Credit, or the failure of any documents to accompany any draft at negotiation, or the failure of any Person to surrender or to take up any Letter of Credit or to send documents apart from drafts as required by the terms of any Letter of Credit, or the failure of any Person to note the amount of any instrument on any Letter of Credit, each of which requirements, if contained in any Letter of Credit itself, it is agreed may be waived by the Issuer; (ii) errors, omissions, interruptions, or delays in transmission or delivery of any messages; (iii) the validity, sufficiency, or genuineness of any draft or other document, or any endorsement(s) thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent, or forged or any statement therein is untrue or inaccurate in any respect; (iv) the payment by the Issuer to the beneficiary of any Letter of Credit against presentation of any draft or other document that does not comply with the terms of the Letter of Credit; or (v) any other circumstance whatsoever in making or failing to make any payment under a Letter of Credit. The Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. Notwithstanding anything to the contrary contained in this Section 2.08, Borrower shall retain any and all rights it may have against any Issuer for any liability arising out of the gross negligence or willful misconduct of such Issuer.
          (g) Replacement of Issuer. The Issuer may be replaced at any time by written agreement among the Borrower, the Agent, and the successor Issuer, and if requested by the Agent the Issuer. The Agent shall notify the Banks of any such replacement of the Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuer pursuant to Section 2.08(c). From and after the effective date of any such replacement, (i) the successor Issuer shall have all the rights and obligations of the Issuer under this Agreement with respect to Letters of Credit to be issued thereafter, and (ii) references herein to the term “Issuer” shall be deemed to refer to such successor or to any previous Issuer, or to such successor and all previous Issuers, as the context shall require. After the replacement of an Issuer hereunder, the replaced Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

     Section 2.09. Obligations Several. The failure of any Bank to make its pro rata share of any Advance required to be made by it shall not relieve any other Bank of its obligation, if any, under this Agreement to make its pro rata share of any Advance required to be made by it, but no Bank shall be responsible for the failure of any other Bank to make any portion of an Advance required to be made by such other Bank.
     Section 2.10. Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Bank or the Borrower (the “Payor”) prior to the date on which such Bank is to make payment to the Agent hereunder or the Borrower is to make a payment to the Agent for the account of one or more of the Banks, as the case may be (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, (a) the recipient of such payment shall, on demand, pay to the Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such period, and (b) the Agent shall be entitled to offset against any and all sums to be paid to such recipient, the amount calculated in accordance with the foregoing clause (a).
     Section 2.11. Adjustments to Interest Rate. Notwithstanding any other provision of this Agreement, the Notes, or the Loan Documents, after the Conversion Date, the rate of interest under any Loan which bears interest at a variable rate, shall be adjusted according to the following schedule should the Owner’s Equity of the Borrower achieve the levels set forth below:

Owner’s Equity	Interest Rate
Greater than 50.00% and less than 60.00%	Applicable LIBOR Rate plus 265 basis points

Greater than or equal to 60.00% and less than 70.00%	Applicable LIBOR Rate plus 235 basis points

Greater than 70.00%	Applicable LIBOR Rate plus 200 basis points

Greater than or equal to 60.00% and total Debt/EBITDA is less than or equal to 1.00	Applicable LIBOR Rate plus 200 basis points

Greater than or equal to 70.00% and total Debt/EBITDA is less than or equal to 1.00	Applicable LIBOR Rate plus 150 basis points
Upon delivery of the fiscal year end audited Financial Statements and the Compliance Certificate pursuant to Section 5.01(c)(i) beginning with the first fiscal year end after the Conversion Date, the rate of interest shall automatically be adjusted in accordance with the Owner’s Equity set forth therein and the rates set forth above. Such automatic adjustment to the rate of interest shall take effect as of the first Business Day of the month following the month in which the Agent received the fiscal year end audited Financial Statements and related Compliance Certificate. With respect to this Section 2.11, the term “Adjustment Date” shall mean each such Business Day when such rates, margins or fees change pursuant to the immediately prior sentence or the next following sentence. If the Borrower fails to deliver such Compliance Certificate which so sets forth the Owner’s Equity within the period of time required by Section 5.01(c)(i) or if any Event of Default occurs, the rate of interest shall automatically be adjusted to a rate equal to the applicable LIBOR Rate plus two hundred ninety (290) basis points, such automatic adjustments: (a) to take effect as of the first Business Day after the last day on which the Borrower was required to deliver the applicable Compliance Certificate in accordance with Section 5.01(c)(i) hereof or in the case of an Event of Default, on the date the written notice thereof is given to the Borrower; and (b) to remain in effect until subsequently adjusted in accordance herewith upon the delivery of such Compliance Certificate or, in the case of an Event of Default, on the date on which such Event of Default has been waived or cured.
     Section 2.12. Changes in Law Rendering Certain LIBOR Rate Loans Unlawful. In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of the Agent should raise a substantial question as to whether it is) unlawful for the Banks to make, maintain or fund LIBOR Rate Loans, then: (a) the Agent shall promptly notify each of the other parties hereto; and (b) the obligation of the Banks to make LIBOR Rate Loans of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness. During the period of any suspension, the Banks shall make loans to the Borrower that are deemed lawful and that as closely as possible reflect the terms of this Agreement.
     Section 2.13. Payments and Computations.
          (a) Method of Payment. Except as otherwise expressly provided herein, all payments of principal, interest, and other amounts to be made by the Borrower under the Loan Documents shall be made to the Agent for the account of the Banks in U.S. dollars and in immediately available funds, subject to Sections 2.17 and 2.18, without set-off, deduction, or counterclaim, not later than 12:00 P.M. (Minneapolis, Minnesota time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each such payment, specify to the Agent the sums payable under the Loan Documents to which such payment is to be applied and in the event that the Borrower fails to so specify or if an Event of Default exists, the Agent may apply such payment and any proceeds of any Collateral to the Loan Obligations in such order and manner as it may elect in its sole discretion.
          (b) Application of Funds. The Agent may apply all payments received from the Guarantor for the benefit of the Borrower to the Loan Obligations in such order and manner as the Agent may elect in its sole discretion; provided that any payments received from any guarantor or from any disposition of any Collateral provided by such guarantor shall only be applied against obligations guaranteed by such guarantor.
          (c) Payments on a Non-Business Day. Whenever any payment under any Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and fees, as the case may be.
          (d) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Advance shall be made by the Banks, and each payment of fees under Section 2.08(c) and Section 2.27 shall be made for the account of the Banks pro rata according to their respective Pro Rata Share; (ii) each payment and prepayment of principal of or interest on Advances or Reimbursement Obligations by the Borrower (including payments made under Section 2.06) shall be made to the Agent for the account of the Agent or the Banks holding such Advances or Reimbursement Obligations (or participation interests therein) pro rata in accordance with the respective unpaid principal amounts of such Advances or funded participation interests held by such Banks (provided that only the Swingline Bank shall be entitled to principal and interest on the Swingline Advances unless the other Banks have funded their participations therein and the Issuer shall be entitled to principal and interest on the Reimbursement Obligations unless the other Banks have funded their participations therein); (iii) the Banks (other than the Issuer) shall purchase from the Issuer participations in the Letters of Credit pro rata according to their respective Pro Rata Shares; and (iv) the Banks (other than the Swingline Bank) shall purchase from the Swingline Bank participations in the Swingline Advances pro rata according to their respective Pro Rata Shares.
          (e) Proceeds of Collateral. All proceeds received by the Agent for the account of the Banks from the sale or other liquidation of the Collateral when an Event of Default exists shall first be applied as payment of the accrued and unpaid fees and expenses of the Agent and the Banks hereunder, including under Section 8.04 and then to all other unpaid or unreimbursed Loan Obligations (including reasonable attorneys’ fees and expenses) owing to the Agent or the Banks and then any remaining amount of such proceeds shall be applied to the unpaid amounts of Loan Obligations, until all the Loan Obligations have been paid and satisfied in full or cash collateralized. After all the Loan Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full and all Commitments terminated, any remaining proceeds of Collateral shall be delivered to the Person entitled thereto as directed by the Borrower or as otherwise determined by applicable law or applicable court order.
          (f) Noncash Proceeds. Notwithstanding anything contained herein to the contrary, if the Agent shall ever acquire any Collateral through foreclosure or by a conveyance in lieu of foreclosure or by retaining any of the Collateral in satisfaction of all or part of the Loan Obligations or if any proceeds of Collateral received by the Agent to be distributed and shared pursuant to Section 2.13(e) are in a form other than immediately available funds, the Agent shall not be required to remit any share thereof under the terms hereof and the Banks shall only be entitled to their undivided interests in the Collateral or noncash proceeds as determined by this Section 2.13(f). The Banks shall receive the applicable portions (in accordance with Section 2.13(e)) of any immediately available funds consisting of proceeds from such Collateral or proceeds of such noncash proceeds so acquired only if and when received by the Agent in connection with the subsequent disposition thereof. While any Collateral or other property to be shared pursuant to Section 2.13(e) is held by the Agent pursuant to this Section 2.13(f), the Agent shall hold such Collateral or other property for the benefit of the Banks and all matters relating to the management, operation, further disposition or any other aspect of such Collateral or other property shall be resolved by the agreement of the Required Banks.
          (g) Return of Proceeds. If at any time payment, in whole or in part, of any amount distributed by the Agent hereunder is rescinded or must otherwise be restored or returned by the Agent as a preference, fraudulent conveyance, or otherwise under any bankruptcy, insolvency, or similar law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to the Agent.
          (h) Sharing of Payments. If a Bank shall obtain payment of any principal of or interest on any of the Loan Obligations owed to such Bank hereunder directly (and not through the Agent) through the exercise of any right of set-off, banker’s lien, counterclaim or similar right, or otherwise, such Bank shall promptly purchase from the other Banks participations in the Loan Obligations owed hereunder held by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share the benefit of such payment pro rata in accordance with the unpaid principal of and interest on the Loan Obligations then owed hereunder to each of them. To such end, all of the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if all or any portion of such excess payment is thereafter rescinded or must otherwise be restored. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Bank so purchasing a participation in the Loan Obligations held by the other Banks may exercise all rights of set-off, banker’s lien, counterclaim, or similar rights with respect to such participation as fully as if such Bank were a direct holder of the Loan Obligations in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.
          (i) Computations. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days lapsed over a year of three hundred sixty five (365) days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.
     Section 2.14. Default Interest. In addition to the rights and remedies set forth in this Agreement and the Loan Documents: (a) if the Borrower fails to make any payment to the Agent for the account of the Banks when due, then at the Agent’s option in each instance upon notice to the Borrower, the overdue Loan Obligations shall bear interest from the date due to the date paid at two percent (2%) per annum in excess of the rate of interest that would otherwise be applicable to the Loan Obligation; (b) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at the Agent’s option in each instance upon notice to the Borrower, the unpaid principal balances of the Loans shall bear interest from the date of the Event of Default or such later date as the Agent shall elect at two percent (2%) per annum in excess of the rate(s) of interest that would otherwise be in effect on the Loans under the terms of this Agreement; (c) after the maturity of any Loan, whether by reason of acceleration or otherwise, the unpaid principal balance of the Loan (including principal, interest, fees and expenses) shall automatically bear interest at two percent (2%) per annum in excess of the rate of interest that would otherwise be in effect on the Loan under the terms of this Agreement. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.
     Section 2.15. Late Charge. If any payment due under this Agreement is not paid within ten (10) days of the due date thereof, the Borrower shall, in addition to such amount, pay on demand of the Agent a late charge equal to five percent (5%) of the amount of such payment.
     Section 2.16. Prepayment of Loans. The Borrower may, at anytime and from time to time, upon thirty (30) days advance written notice to the Agent or such shorter notice period agreed to by the Agent, prepay the outstanding amount of the Loans in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, without penalty or premium, except as and to the extent specifically provided in this Section 2.16. In the event the Construction Loan, the Term Loan or the Term Revolving Loan is prepaid in whole, from the Closing Date through the first twenty-four (24) months after the Conversion Date, the Borrower shall pay a prepayment fee equal to the following specified percentage of the amount of principal prepaid:

Closing Date – Month 12 after Conversion Date	1.00%
Months 13 – 24 after Conversion Date	0.50%

Notwithstanding the foregoing, no prepayment fee shall be required if such prepayment is made pursuant to Section 2.25. Any prepayment does not otherwise affect Borrower’s obligation to pay any fees due under this Agreement. In addition, in the event any Loan is converted to a Fixed Rate Loan, the Borrower shall pay the prepayment fee applicable to that fixed interest rate, if any.
     Section 2.17. Withholding Taxes. (a) All payments by the Borrower of amounts payable under any Loan Document shall be payable without deduction for or on account of any present or future taxes, duties, or other charges levied or imposed by any governmental authority through withholding or deduction with respect to any such payments (but excluding (i) any tax imposed on or measured by the net income or profit of a Bank and (ii) any branch profits tax imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located) (all such taxes, duties or other charges, giving effect to the taxes excluded pursuant to the foregoing parenthetical herein the “Non-Excluded Taxes”). If any Non-Excluded Taxes are so levied or imposed, the Borrower shall make additional payments in such amounts so that every net payment of amounts payable by them under any Loan Document, after withholding or deduction for or on account of any Non-Excluded Taxes, will be equal to the amount provided for herein or therein; provided that the Borrower may withhold to the extent required by law and shall have no obligation to pay such additional amounts to any Bank to the extent that such Non-Excluded Taxes are (i) levied or imposed by reason of the failure or inability of such Bank to comply with the provisions of Section 2.18, (ii) United States withholding taxes imposed on amounts payable to such Bank at the time the Bank becomes a party to the Loan Documents, except to the extent that such Bank’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this Section 2.17, (iii) backup withholding taxes under Section 3406 of the Code or (iv) taxes (including penalties or interest) that are attributable to a Bank’s or the Agent’s gross negligence or willful misconduct. The Borrower shall furnish promptly to the Agent for distribution to each affected Bank, as the case may be, official receipts evidencing any such withholding or reduction.
          (b) Refund. If the Agent or any Bank determines that it has received a refund of any taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional mounts paid, by the Borrower under this Section 2.17 with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Bank and without interest (other than any interest paid by the relevant governmental authority with respect to such refund).
     Section 2.18. Withholding Tax Exemption.
          (a) Each Bank that is not incorporated or organized under the laws of the United States of America or a state thereof (a “Non-U.S. Bank”) agrees that it will deliver to the Borrower and the Agent on the Closing Date (or, in the case of an assignee, on the date of assignment) two duly completed copies of either United States Internal Revenue Service Form W8-ECI or W8-BEN (or any applicable successor form), certifying in either case that such Non-U.S. Bank is entitled to receive payments from the Borrower under any Loan Document without deduction or withholding of any United States federal income taxes. In the case of a Non-U.S. Bank claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(s) of the Code, with respect to payments of “portfolio interest”, it will deliver to the Borrower and the Agent on the Closing Date (or, in the case of an assignee, on the date of assignment) two Form W-8 (or any subsequent versions thereof or successors thereto) properly completed and duly executed by such Non-U.S. Bank claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under the Loan Documents. Each other Bank agrees to deliver to the Borrowers and the Agent on or prior to the Closing Date, or in the case of a Bank that is an assignee or transferee of an interest under this

Agreement (unless the respective Bank was already a Bank under immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Bank, one or more accurate and complete original signed copies (as the Borrower or Agent may reasonably request) of United States Internal Revenue Service Form W-9 or successor applicable form (if required by law), as the case may be, providing the employer identification number for such Bank. Each Bank which so delivers any form described in this Section 2.18(a) further undertakes to deliver to the Borrower and the Agent two (2) additional copies of such form on or before the date such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Bank is entitled to receive payments from the Borrower under any Loan Document without deduction or withholding of any United States federal income taxes, unless an event (including any change in treaty, law, or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Borrower and the Agent that it is not capable of receiving such payments without any deduction or withholding of United States federal income tax.
          (b) A Bank that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided, that such Bank is legally entitled to complete, execute and deliver such documentation if in such Bank’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Bank.
          (c) If the form provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a U.S. interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Non-Excluded Taxes unless and until such Bank provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered excluded from Non-Excluded Taxes only for periods governed by such form.
     Section 2.19. Maximum Amount Limitation. Anything in this Agreement, any Note, or the other Loan Documents to the contrary notwithstanding, the Borrower shall not be required to pay unearned interest on any Note or any of the Loan Obligations, or ever be required to pay interest on any Note or any of the Loan Obligations at a rate in excess of the Maximum Rate, if any. If the effective rate of interest which would otherwise be payable under this Agreement, any Note or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under this Agreement, any Note or any of the other Loan Documents shall be reduced to the Maximum Rate, if any. If any unearned interest or discount or property that is deemed to constitute interest (including to the extent that any of the fees payable by the Borrower for the Loan Obligations to the Banks under this Agreement, any Note, or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, if any, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of such Note, be either refunded to the Borrower, or credited on the principal of such Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by the Banks under their Notes, or under any of the Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to the Banks, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full terms of the Advances evidenced by the Notes, and any renewals thereof all interest at any time contracted for, charged or received by the Banks in connection therewith. This Section 2.19 shall control every other provision of all agreements among the parties to this Agreement pertaining to the transactions contemplated by or contained in the Loan Documents, and the terms of this Section 2.19 shall be deemed to be incorporated in every Loan Document and communication related thereto.
     Section 2.20. Bank Records. All Advances and all payments or prepayments made thereunder on account of principal or interest may be evidenced by each of the Banks in accordance with its usual practice in an account or accounts evidencing such Advances and all payments or prepayments thereunder from time to time and the amounts of principal and interest payable and paid from time to time thereunder; in any legal action or proceeding in respect of the Notes, the entries made in such account or accounts shall be prima facie evidence of the existence and amounts of all Advances and all payments or prepayments made thereunder on account of principal or interest.
     Section 2.21. Funding of Advances. Upon receipt by the Agent or a Bank of any Request for Advance for any Term Revolving Loan Advance, Revolving Line of Credit Advance or any demand for drawing under a Letter of Credit, the Agent or the Bank shall promptly notify the Borrower and the other Banks as to the amount to be paid as a result of such Request for Advance, demand for drawing and the respective payment date. Any notice pursuant to the forgoing sentence shall specify the amount to be paid as a result of such Request for Advance, demand for drawing and the respective payment date. Not later than 12:00 P.M. (Minneapolis, Minnesota time) on the applicable payment date each Bank will make available to the Agent, in immediately available funds, an amount equal to such Bank’s Pro Rata Share of the amount to be paid as a result of such Request for Advance, demand or drawing.
     Section 2.22. Participation Obligations Absolute; Failure to Fund Participation. The obligations of a Bank to fund its participation in the Letters of Credit and Swingline Advances in accordance with the terms hereof shall be absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever, including the following circumstances: (a) any lack of validity of any Loan Document; (b) the occurrence of any Event of Default; (c) the existence of any claim, set-off, counterclaim, defense, or other right which such Bank, the Borrower or any other Person may have; (d) the occurrence of any event that has or could reasonably be expected to have a material adverse effect on the financial conditions or operation of any Bank and its Subsidiaries; (e) the failure of any condition to an Advance or the issuance of a Letter of Credit under this Agreement to be satisfied; (f) the fact that after giving effect to the funding of the participation the Outstanding Revolving Advances may exceed the Borrowing Base; or (g) any other circumstance whatsoever, whether or not similar to any of the foregoing. If a Bank fails to fund its participation in a Letter of Credit or a Swingline Advance as required hereby, such Bank shall remain obligated to pay to the Issuer or the Swingline Bank, as applicable, the amount it failed to fund on demand together with interest thereon in respect of the period commencing on the date such amount should have been funded until the date the amount was actually funded to the applicable Person at a rate of interest equal to the Federal Funds Rate for such period and such Person shall be entitled to offset against any and all sums to be paid to such Bank hereunder the amount due such Person under this sentence.
     Section 2.23. Farm Credit System Entity Equity Interests. So long as any of the entities identified in Schedule 2.23 is a Bank under this Agreement, the Borrower will acquire equity in such Farm Credit System Entities (an “FCS Entity”) in such amounts and at such times as the FCS Entities may require in accordance with the FCS Entities’ Bylaws and Capital Plans (as each may be amended from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in the FCS Entities in connection with the Loans and Swingline Loans made by the FCS Entities under this Agreement shall not exceed the maximum amount permitted by the FCS Entities’ Bylaws as of the date of this Agreement.

The rights and obligations of the parties with respect to such equity and any distributions made on account thereof or on account of the Borrower’s patronage with the FCS Entities shall be governed by the FCS Entities’ Bylaws, except that if the FCS Entities sell a participation in a portion of any Loans due to the FCS Entities, the sold portion of the Loans due to the FCS Entities shall not be entitled to patronage distributions. A sale of participation interest may include certain voting rights of the participants (to the extent otherwise permitted under Section 8.08) regarding the loans hereunder. The Borrower hereby consents and agrees that the amount of any distributions with respect to the Borrower’s patronage with the FCS Entities that are made in qualified written notices of allocation and that are received by the Borrower from the FCS Entities will be taken into account by the Borrower at the stated dollar amounts whether the distribution is evidenced by a stock certificate or other form of written notice that such distribution has been made and recorded in the Borrower’s name on the FCS Entities’ records. The Loans due to the FCS Entities under this Agreement and other Indebtedness due to the FCS Entities hereunder shall be secured by a statutory first lien on all equity that the Borrower may now own or hereafter acquire in the FCS Entities. Such equity shall not, however, constitute security for Indebtedness due to any other Bank under this Agreement. The FCS Entities shall not be obligated to set off or otherwise apply such equities to the Borrower’s Indebtedness to the Bank.
     Section 2.24. Compensation. Upon the request of the Agent, the Borrower shall pay to the Agent for the account of the Banks such amount or amounts as shall be sufficient (in the reasonable opinion of the Agent) to compensate it for any loss, cost, or expense (excluding loss of anticipated profits incurred by it) as a result of: (a) any payment, prepayment, or conversion of a LIBOR Rate Loan for any reason on a date other than the last day of the Interest Period for such Loan; or (b) any failure by the Borrower for any reason (including the failure of any condition precedent specified in Section 3.01 to be satisfied) to borrow, extend, or prepay a LIBOR rate loan on the date for such borrowing, extension, or prepayment specified in the relevant notice of borrowing, extension or prepayment under this Agreement. Such indemnification may include any amount equal to the excess, if any, of: (y) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such loan as provided for herein, over (z) the amount of interest (as reasonably determined by the Agent), which would have accrued to the Banks on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. The covenants of the Borrower set forth in this Section 2.24 shall survive the repayment of the Loans and other obligations under the Loan Documents hereunder.
     Section 2.25. Excess Cash Flow. In addition to all other payments of principal and interest required under this Agreement, at the end of the first full fiscal quarter following the Conversion Date, and continuing each fiscal quarter thereafter until the Maturity Date, the Borrower shall remit to the Agent for the account of the Banks within five (5) days of delivery of the Financial Statements used to calculate the applicable Excess Cash Flow, an amount equal to one hundred percent (100%) of the Borrower’s Excess Cash Flow, calculated based upon, with respect to the first three fiscal quarters of each fiscal year of the Borrower, that fiscal quarter’s interim Financial Statements, on or before sixty (60) days after the end of each such fiscal quarter of the Borrower and, with respect to the fourth fiscal quarter of the Borrower, the annual Financial Statements of the Borrower required to be delivered pursuant to Section 5.01(c)(i), on or before one hundred and twenty (120) days after the end of each fiscal year of the Borrower (the “Excess Cash Flow Payment”), provided however, that the total Excess Cash Flow Payments required hereunder shall not exceed One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000.00) in any fiscal quarter or Five Million and No/100 Dollars ($5,000,000.00) in any fiscal year (the “Maximum Excess Cash Flow Payment”). One hundred percent (100%) of the Excess Cash Flow Payment shall be applied to the reduction of the outstanding principal balance of the Term Loan in the inverse order of maturity. The Excess Cash Flow Payment shall be re-calculated annually based upon audited fiscal year-end Financial Statements required by Section 5.01(c)(i). If any such recalculation evidences an underpayment by the Borrower for such fiscal year, then any time after the audited annual Financial Statements are required to be delivered pursuant to Section 5.01(c)(i), the Borrower shall within thirty (30) days of the Agent’s request remit to the Agent for the account of the Banks any additional amounts, resulting from such underpayment, to the Agent for the account of the Banks under this Section in an amount not to exceed the Maximum Excess Cash Flow Payment. If any such recalculation by the Borrower or the Agent evidences an overpayment by the Borrower for such fiscal year, the Borrower may reduce its next Excess Cash Flow Payment due by the amount of such overpayment until the entire overpayment is applied. Any Excess Cash Flow Payment or any other payment from Excess Cash Flow shall not constitute a prepayment with respect to which a prepayment fee under Section 2.16 is required to be paid. Notwithstanding the foregoing, the requirement to make an Excess Cash Flow Payment for any fiscal quarter shall not apply if Owner’s Equity is greater than or equal to sixty percent (60%), but will be reinstated if Owner’s Equity falls below sixty percent (60%), in each case measured for such fiscal quarter or year end, as the case may be. Notwithstanding the foregoing, the Excess Cash Flow Payment shall not exceed an aggregate amount of Twenty-five Million and No/100 Dollars ($25,000,000.00) during the term of this Agreement.
     Section 2.26. Administrative Fee. The Borrower agrees to pay to the Agent, for Agent’s own and sole account and not for the account of the Banks, the fees in the amounts determined from time to time by the agreement of the Borrower and the Agent and as set forth in a separate letter agreement between the Borrower and the Agent dated as of the date of this Agreement. Such fees shall be deemed fully earned and non-refundable on the due date thereof.
     Section 2.27. Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Bank a commitment fee on the average daily unused portion of such Bank’s Revolving Commitment from the Conversion Date until the Term Revolving Loan Termination Date or the Revolving Line of Credit Termination Date, as the case may be, at the rate of twenty-five (25) basis points on a per annum basis, payable in arrears in quarterly installments on each Quarterly Payment Date during the term of such Bank’s Revolving Commitment, and on the Term Revolving Loan Termination Date and/or the Revolving Line of Credit Termination Date. For purposes of this Agreement, the unused portion of a Bank’s Revolving Commitment for any measurement period shall be the positive difference, if any, of (a) the average daily amount of such Bank’s Revolving Commitment, minus (b) the Bank’s Pro Rata Share of the average daily outstanding Revolving Advances and Revolving Letter of Credit Liabilities, but shall not, for purposes of this Section 2.27 only, be deemed utilized by any Swingline Advances unless the Banks’ participations therein are funded in accordance with Section 2.06.
     Section 2.28. Mitigation Obligations; Replacement of Banks.
          (a) If the Borrower is required to pay any additional amount to any Bank or any governmental authority for the account of any Bank pursuant to Section 2.17, then such Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Bank. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.
          (b) Anything contained herein to the contrary notwithstanding, if the Borrower is required to pay any additional amount to a Bank or any Governmental Authority for the account of a Bank pursuant to Section 2.17, or if a Bank defaults in its obligation to fund Loans hereunder or if a Bank has become insolvent and its assets become subject to a receiver, liquidator, trustee, custodian or other officer having similar powers, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.07), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent to the extent required by Section 8.07, which consent shall not unreasonably be withheld, (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such payments. If, in connection with any proposed amendment, waiver or consent with respect to any of the provisions hereof as contemplated by Section 8.01 hereof, the consent of the Required Banks shall have been obtained, but the consent of one or more other Banks (each, a “Non-Consenting Bank”) whose consent is required shall not have been obtained, then, with respect to each such Non-Consenting Bank, the Borrower may, by giving notice to the Agent and such Non-Consenting Bank of its election to do so, elect to cause such Non-Consenting Bank (and such Non-Consenting Bank hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, to one or more Assignees (each, a “Replacement Bank”) in accordance with the provisions of Section 8.07(b) of this Agreement. The Non-Consenting Bank shall pay the fees, if any, payable thereunder in connection with any such assignment from such Non-Consenting Bank, provided, that (i) on the date of such assignment, the Replacement Bank shall pay to the Non-Consenting Bank an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of such Non-Consenting Bank, (B) an amount equal to all unreimbursed drawings that have been funded by such Non-Consenting Bank, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued but theretofore unpaid fees owing to such Non-Consenting Bank pursuant to Section 2.27, (ii) on the date of such assignment, the Borrower shall pay any amounts payable to the Non-Consenting Bank pursuant to Sections 2.24 or 2.29 or this Section 2.28 or otherwise as if it were a prepayment and (iii) each Replacement Bank shall consent, at the time of such assignment, to each matter in respect of which such Non-Consenting Bank was a Non-Consenting Bank, provided, further, that the Borrower may not make any such election with respect to any Non-Consenting Bank which is also the Issuer unless, prior to the effectiveness of such election, the Borrower shall have caused each outstanding Letter of Credit issued by such Non-Consenting Bank to be cancelled, fully cash collateralized or supported by a “back to back” Letter of Credit reasonably satisfactory to the Non-Consenting Bank.
     Section 2.29. Reserves on LIBOR Rate Loans. The Borrower shall pay to each Bank, as long as such Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency liabilities (as defined in Regulation D), additional interest on the unpaid principal amount of each LIBOR Rate Loan of such Bank equal to the actual costs of such reserves allocated to such Loan by such Bank (as determined by such Bank in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided that the Borrower shall have received at least 10 days’ prior written notice (with a copy to the Agent) of such additional interest from such Bank. If a Bank fails to give written notice 10 days prior to the last day of the relevant Interest Period, such additional interest shall be due and payable 10 days from receipt of such written notice.
     Section 2.30 Debt Service Reserve Account. In addition to all other payments required under this Agreement, on the first fiscal quarter end following the Conversion Date, as soon as available, but in no event later than thirty (30) days after the end of such fiscal quarter, Borrower shall deposit an amount that is not less than one quarterly payment of principal and interest due under the Term Loan and from time to time thereafter, upon written notice from the Agent, additional or lesser amounts to account for changes in the quarterly principal and interest payment amounts due (together, the “Required Debt Service Reserve Deposit Amount”) into the Debt Service Reserve Account. The interest rate for purposes of the preceding sentence shall be the applicable interest rate on the Term Loan for the immediately preceding Quarterly Payment Date such a payment is due. Thereafter, (i) on any Monthly Payment Date on which the aggregate amount in the Debt Service Reserve Account is less than the Required Debt Service Reserve Deposit Amount, Borrower shall, as soon as available, but in no event later than five (5) Business Days after such Monthly Payment Date, deposit amounts into the Debt Service Reserve Account to restore the balance in such account to the Required Debt Service Reserve Deposit Amount, or (ii) at any time upon receipt of written notice from the Agent that the amount in the Debt Service Reserve Account is less than the Required Debt Service Deposit Amount, Borrower shall, as soon as available, but in no event later than five (5) Business Days after receipt of such notice, deposit amounts into the Debt Service Reserve Account to restore the balance in such account to the Required Debt Service Reserve Deposit Amount. Any Affiliated Borrower may restore the balance of any other Affiliated Borrower’s Required Debt Service Reserve Deposit Amount through loans from other US Bio Entities, provided that no loan between Affiliated Borrowers may be made if, on the date such loan is made, an Event of Default has occurred and is continuing or would result therefrom, except for the Event of Default arising as a result of Borrower’s failure to restore the required balance of the Debt Service Reserve Account. As and when any Obligation is past due, after any applicable grace periods have expired, under any Loan Document, Agent, in its sole discretion, may withdraw from the Debt Service Reserve Account, for a credit to its own account to be held for the benefit of the Banks, the amount of the then past due Obligation. Notwithstanding the foregoing sentence, Agent shall have no obligation to withdraw any portion of the Debt Service Reserve Account: (i) if an Event of Default has occurred and is continuing under the Loan Documents, or (ii) to withdraw any of the Debt Service Reserve Account for any other purpose other than for which the Debt Service Reserve Account was established, provided that if an Event of Default has occurred and is continuing, the Agent may withdraw amounts in the Debt Service Reserve Account, in its sole discretion, for the payment of any Obligation then past due, after any applicable grace periods have expired, in such order and manner as is consistent with the Agent’s obligations set forth in this Agreement. Withdrawals by the Agent of any amounts from the Debt Service Reserve Account to pay any Obligation then past due after any applicable grace periods have expired, may be made without the requirement of any consent by or notice to the Borrower, provided that Agent shall provide to Borrower and to each Affiliated Borrower, within five (5) Business Days after any withdrawal from the Debt Service Reserve Account is made by Agent, notice that such withdrawal was made and the Obligation such withdrawal was applied to and, if applicable, that the Debt Service Reserve Account is then below the Required Debt Service Reserve Deposit Amount. Notwithstanding the foregoing, Borrower recognizes and acknowledges that its obligation to pay required Obligations are absolute and unconditional and it is not dependent upon sufficient deposits in the Debt Service Reserve Account being available to make payment on any Obligation, and nothing herein shall be construed to negate or modify the Borrower’s absolute and unconditional obligation to pay the Obligations in accordance with the terms and conditions of this Agreement and the Loan Documents.
     2.31 Commitment Termination. The Borrower may terminate any or all of the Commitments at any time upon five (5) Business Days prior written notice to the Agent or shorter notice period agreed to be the Agent, provided, that upon receipt of such notice by the Agent, no Bank shall be committed to make any further Advance to the Borrower under any Loan under any Commitment so terminated, and that such notice shall not terminate any Obligations of the Borrower under any Loan Document.

ARTICLE III
CONDITIONS PRECEDENT
     Section 3.01. Conditions Precedent to Funding. The obligations of the Banks to make the initial Construction Loan Advance, are subject to the conditions precedent that the Agent shall have received the following, in form and substance satisfactory to the Agent:
          (a) This Agreement, duly executed by the Borrower, the Agent and the Banks;
          (b) The Notes, if any, duly executed by the Borrower;
          (c) The Mortgage, fully executed and notarized, granting a first priority Lien on the Real Property and any improvements thereon to Agent for the benefit of the Banks, subject only to Permitted Liens;
          (d) The Security Agreement duly executed by the Borrower;
          (e) The Guaranty;
          (f) A copy of the Construction Contract(s), executed on or prior to the date of the initial Construction Loan Advance (including the Design Agreement and the ICM License Agreement), together with copies of all permits and government approvals reasonably requested by the Agent relating to the construction and use of the Project (including building permits, zoning confirmation from Dubuque County, a conditional use permit, storm water discharge permit for construction, high capacity well/water supply permit, an air pollution control permit, and well test results) other than those permits and approvals issued in the ordinary course after commencement of construction;
          (g) An assignment of each of the Construction Contracts, executed on or prior to the date of the initial Construction Loan Advance (including the Design Agreement and the ICM License Agreement), reasonably requested by the Agent, duly executed by the Borrower and pursuant to which the Borrower shall have assigned to the Agent all of the Borrower’s right, title and interest in and to each such Construction Contract, and which assignment shall have been consented to and certified in writing by the other party(ies) to each such Construction Contract;
          (h) Copies of all Material Contracts, executed on or prior to the date of the initial Construction Loan Advance, reasonably requested by the Agent between Borrower and third parties used in the normal operations of the Borrower, including management agreements, marketing agreements, and corn delivery agreements;
          (i) Assignments of the Material Contracts, delivered pursuant to Section 3.01(h) (including the ethanol marketing agreement, DGS marketing agreement, natural gas supply agreement and electric service agreement) reasonably requested by the Agent, duly executed by the Borrower and pursuant to which the Borrower shall have assigned to the Agent all of the Borrower’s right, title and interest in and to each of such contracts, and which assignment shall have been consented to by the other party(ies) to each such contract;
          (j) Financing Statements in form and substance reasonably satisfactory to the Agent and in proper form under the applicable Uniform Commercial Code for filing in all jurisdictions as may be necessary or, in the opinion of the Agent, desirable to perfect the security interests created by the Security Agreement;
          (k) UCC, tax, and judgment lien search reports listing all financing statements and other encumbrances which name the Borrower (under its present name and any previous name) and which are filed in the jurisdictions in which the Borrower is located or organized together with copies of such financing statements (none of which shall cover the Collateral purported to be covered by the Security Agreement);
          (l) An ALTA mortgagee title insurance policy issued by a title insurance company reasonably acceptable to the Agent, with respect to the Real Property, insuring the Agent and the Banks that the Mortgage creates a valid and enforceable Lien on the Real Property, free and clear of all defects and encumbrances except Permitted Liens and containing, to the extent the following endorsements are available in the state where the Real Property is located: (i) a comprehensive endorsement (ALTA form 9); (ii) a zoning endorsement (ALTA form 3.1) specifying an ethanol production facility as a permitted use for all of the parcels included in the Real Property; (iii) a restrictions, encroachments, minerals-owners endorsement (ALTA Form 9.2); and (iv) such other endorsements as the Agent shall reasonably require. Such title insurance policy shall be in form and substance reasonably satisfactory to the Agent and shall provide for affirmative insurance and such reinsurance as the Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Agent;
          (m) Maps or plats of the Real Property certified to the Agent and the title insurance company issuing the policy referred to in Subsection 3.01(l) (the “Title Insurance Company”) in a manner reasonably satisfactory to the Agent and the Title Insurance Company, dated a date reasonably satisfactory to the Agent and the Title Insurance Company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (i) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (ii) the lines of streets abutting the sites and width thereof; (iii) all access and other easements appurtenant to the sites necessary to use the sites; (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (v) any encroachments on any adjoining property by the building structures and improvements on the sites; and (vi) if the site is described as being on a filed map, a legend relating the survey to said map;
          (n) Evidence as to: (i) whether any portion of the Real Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”); and (ii) if any portion of the Real Property is a Flood Hazard Property: (A) whether the community in which such Real Property is located is participating in the National Flood Insurance Program; (B) the Borrower’s written acknowledgment of receipt of written notification from the Agent (1) as to the fact that such Real Property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program; and (C) copies of insurance policies or certificates of insurance of the Borrower evidencing flood insurance reasonably satisfactory to the Agent and naming the Agent as sole loss payee on behalf of the Banks;
          (o) A certificate of the secretary of the Borrower together with true and correct copies of the following: (i) the Articles of Organization of the Borrower, including all amendments thereto, certified by the Office of the Secretary of State of the state of its organization and dated within thirty (30) days prior to the date hereof; (ii) the Operating Agreement of the Borrower, including all amendments thereto; (iii) the resolutions of the Board of Governors of the Borrower authorizing the execution, delivery and performance of this Agreement, the other Loan Documents, and all documentation executed and delivered in connection therewith to which the Borrower is a party; (iv) certificates of the appropriate government officials of the state of organization of the Borrower as to its existence and good standing, and certificates of the appropriate government officials in each state where each corporate Borrower does business and where failure to qualify as a foreign corporation would have a material adverse effect on the business and financial condition of the Borrower, as to its good standing and due qualification to do business in such state, each dated within 30 days prior to the date hereof; and (v) the names of the officers of the Borrower authorized to sign this Agreement and the other Loan Documents to be executed by each corporate Borrower, together with a sample of the true signature of each such officer;
          (p) The legal opinion of legal counsel for the Borrower and the Guarantor in a form and substance reasonably acceptable to the Agent;
          (q) An intercreditor and subordination agreement between the Agent and any holder of subordinated debt as to the priority of the Agent’s Security Interests in the Collateral, rights to payment following an Event of Default, and as to such other matters as reasonably requested by the Agent;
          (r) Evidence that the costs and expenses (including attorneys’ fees) referred to in Section 8.04, to the extent incurred and invoiced, shall have been paid in full;
          (s) The results of the Agent’s inspection of the Collateral, and the Agent’s receipt of an appraisal of the Collateral acceptable to the Agent in its sole discretion;
          (t) Satisfactory review by the Agent of any pending litigation which could reasonably be expected to have a Material Adverse Effect;
          (u) A Phase I Environmental Assessment in form and substance reasonably acceptable to the Agent;
          (v) The Borrower shall have ordered the General Contractor to begin construction of the Project, and construction shall have commenced;
          (w) A schedule, certified by the Borrower as accurate and complete, setting forth: (i) the necessary licenses, permits and consents required by applicable federal, state, and local governmental entities required for the lawful construction and operation of the Project known to the Borrower on the Closing Date; and (ii) the dates such licenses, permits and consents are planned to be obtained;
          (x) The Agent shall have received, in form and substance reasonably acceptable to the Agent, an agreement with an Inspecting Engineer of recognized standing and acceptable to the Agent, by which agreement such Inspecting Engineer agrees to assist the Agent in its inspection of the Project during construction, review and approve requests for Advances on the Construction Loan on behalf of the Agent, and provide such additional services as the Agent may reasonably require at the sole expense of the Borrower;
          (y) The Borrower shall have provided evidence of its commitment to the Project of the Borrower’s Equity;
          (z) A Commodity Account Control Agreement for all commodity accounts kept and maintained by the Borrower, if any;
          (aa) Certificates of the insurance required by Sections 5.01(j) and 5.01(r)(xi) and the Loan Documents have been obtained by the Borrower, other than with respect to business interruption insurance; and

          (bb) Borrower shall have completed remediation of all recognized environmental conditions identified in that letter from Terracon Consultants, Inc. dated January 31, 2007, and Borrower shall have provided Lender with written confirmation that Terracon Consultants, Inc. has completed such remediation.
     Section 3.02. Conditions Precedent to All Advances. The effectiveness of this Agreement, the obligation of the Banks to make each Advance and the obligation of the Issuer to issue any Letter of Credit shall be subject to the further conditions precedent that on the Closing Date (with respect to the effectiveness of this Agreement only) or on the date of such Advance or Letter of Credit, as applicable, that the following statements shall be true (and the receipt by the Borrower of the proceeds of such Advance and/or the issuance each Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower that such statements are true on such date):
          (a) The representations and warranties contained in Section 4.01, and in the Loan Documents are true and correct in all material respects as of the date of the request for any Advance to the same extent and with the same effect as if made at and as of the date thereof except as disclosed in writing to the Agent and the Banks, except to the extent such representations and warranties relate to a specific earlier date in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;
          (b) No Default or Event of Default has occurred and is continuing, or would result from such Advance or Letter of Credit; and
          (c) In the case of a Revolving Line of Credit Advance or Revolving Letter of Credit, after giving effect thereto, the aggregate outstanding Revolving Line of Credit Advances and Revolving Letters of Credit do not exceed the Borrowing Base on such date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Section 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:
          (a) Borrower. The Borrower is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Minnesota and is qualified to do business in all other jurisdictions in which the nature of its business makes such qualification necessary and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. The Borrower has the limited liability company power and authority to own and operate its assets and to carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party. There are no outstanding subscriptions, options, warrants, calls, or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into, membership interests (units) of the Borrower, except for those set forth on Schedule 4.01(a).
          (b) The Loan Documents. The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party are within the Borrower’s limited liability company powers, have been duly authorized by all necessary limited liability company action on the part of the Borrower, do not contravene: (i) the articles of organization or operating agreement of the Borrower; or (ii) any law or any material contractual restriction binding on the Borrower the violation of which could reasonably be expected to have a Material Adverse Effect; and, except as contemplated or created by this Agreement and the other Loan Documents, the execution, delivery and performance by the Borrower of the Loan Documents do not result in or require the creation of any Lien upon or with respect to any of its properties.
          (c) Governmental Approvals. Except for filings in connection with the perfection of the Liens created by the Loan Documents, no consent, authorization or order of any Governmental Authority or of any party to any agreement to which the Borrower is a party or by which it or any of its property is bound, is necessary in connection with the construction of the Project, the execution, delivery or performance of the Loan Documents or the perfection of the liens and security interests contemplated thereby, except as have, in all material respects, been obtained or made (or waived) and are in full force and effect or are issued in the ordinary course after commencement of construction.
          (d) Enforceability. This Agreement is, and each other Loan Document to which the Borrower is a party when delivered will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity.
          (e) [Reserved]
          (f) Litigation. Except as described on Schedule 4.01(f), there is no pending or, to the knowledge of the Borrower, threatened action or proceeding against the Borrower before any Governmental Authority (i) which could reasonably be expected to have a Material Adverse Effect or (ii) with respect to any Loan Document. As of the Closing Date, there are no outstanding judgments against the Borrower.
          (g) Use of Proceeds of Advances, etc. (i) the Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) and (ii) no proceeds of the Loans will be used to purchase or carry any margin stock in violation of applicable law.
          (h) Liens. Except as created by the Loan Documents, and the Permitted Liens, there is no Lien upon or with respect to any of the properties of the Borrower, which secures Debt of any Person, except as described in Schedule 5.02(a).
          (i) Taxes. The Borrower (A) has filed or caused to be filed all federal income and all material state and local tax returns that are required to be filed and (B) has paid all material taxes, assessments, and governmental charges or levies upon it and its property, income, profits and assets which are shown to be due and payable on a return or report described in clause (A), except where (i) such items are not yet delinquent or (ii) the payment of such tax, assessment, government charge or levy is being contested in good faith and by appropriate proceedings and adequate reserves in compliance with GAAP have been set aside on the Borrower’s books therefor.
          (j) Solvency. The Borrower: (i) owns assets the fair saleable value of which are: (A) greater than the total amount of liabilities (including a reasonable estimate of contingent liabilities); and (B) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (ii) has capital that is not unreasonably small in relation to its business as presently conducted; and (iii) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

          (k) Location of Inventory and Farm Products; Third Parties in Possession; Crops. As of the date hereof, the Borrower’s Inventory pledged as Collateral under the Security Agreement with a fair market value in excess of $1,000,000.00 is located at the places (or, as applicable, jurisdictions) specified in Schedule 4.01(k), except to the extent any such Inventory is in transit. Schedule 4.01(k) correctly identifies, as of the date hereof, the landlords or mortgagees, if any, of each of its locations identified in Schedule 4.01(k) currently leased or owned by the Borrower. Except for the Persons identified on Schedule 4.01(k), as of the date hereof, no Person other than the Borrower or the Agent has possession of any of the Borrower’s Inventory with a fair market value in excess of $1,000,000.00. Except as described above, as of the date hereof, none of the Borrower’s Inventory has been located in any location within the past four months other than as set forth on Schedule 4.01(k) for the Borrower.
          (l) Office Locations; Fictitious Names; Predecessor Companies; Tax I.D. Number. As of the date hereof, the Borrower’s chief place of business, its chief executive office, and its jurisdiction of organization are located at the places identified on Schedule 4.01(l). Within the last four months from the date hereof, the Borrower has not had any other chief place of business, chief executive office, or jurisdiction of organization. Schedule 4.01(l) also sets forth, as of the date hereof, all other places where the Borrower keeps its books and records and all other locations where the Borrower has a place of business. As of the date hereof, the Borrower does not do business under any trade-name or fictitious business name except as disclosed on Schedule 4.01(l). Schedule 4.01(l) sets forth an accurate list as of the date hereof of all names of all predecessor companies of the Borrower including the names of any entities it acquired (by stock purchase, asset purchase, merger or otherwise). For purposes of the foregoing, a “predecessor company” shall mean any Person whose assets or equity interests are acquired by the Borrower or who was merged with or into the Borrower within the last four months prior to the date hereof. Schedule 4.01(l) sets forth, as of the date hereof, the Borrower’s United States Federal Income Tax I.D. Number and state organizational identification number.
          (m) Title to Properties. The Borrower has good and marketable fee title to the Real Property and owns or has rights in all of its Personal Property in each case necessary for the conduct of its business in each case subject to Permitted Liens and in each case necessary for the conduct of business and subject to Permitted Liens.
          (n) Disclosure. All factual information furnished by the Borrower or the Subsidiaries in writing to the Agent (including all factual information contained in the Loan Documents) (excluding projections, estimates, other forward-looking information and pro forma financial information) for purposes of or in connection with this Agreement or the other Loan Documents taken as a whole is true and correct in all material respects on and as of the date as of which such information is dated or certified and such factual information does not omit to state any material fact necessary to make such information taken as a whole not materially misleading as of the time made or delivered in light of the circumstances under which such information was made or provided.
          (o) Operation of Business. The Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, or rights thereto, necessary to conduct its business substantially as now conducted except those licenses, permits, franchises, patents, copyrights, trademarks or rights thereto for which the failure to so possess could not reasonably be expected to have a Material Adverse Effect, and the Borrower is not in violation of any valid rights of other Persons with respect to any of the foregoing except violations that could not reasonably be expected to have such a Material Adverse Effect.

          (p) Intellectual Property. The Borrower owns, or has the legal right to use, all patents, registered trademarks and registered copyrights which are necessary for it to conduct its business as currently conducted (collectively the “Intellectual Property”), except where the failure to so own or so have such legal right to use could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, set forth in Schedule 4.01(p) is a list of all Intellectual Property registered with the United States Copyright Office or the United States Patent and Trademark Office and owned by the Borrower. Except as provided in Schedule 4.01(p), to the knowledge of the Borrower, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any such claim, and, to the knowledge of the Borrower, the use of such Intellectual Property by the Borrower does not infringe on the rights of any Person, except for such claims or infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          (q) Employee Benefit Plans. The Borrower is in compliance in all material respects with the applicable provisions of ERISA, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.
          (r) Investment Company Act. The Borrower is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          (s) Compliance with Laws. The Borrower is in compliance in all material respects with all laws, rules, regulations, ordinances, codes and orders applicable to it, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.
          (t) Environmental Compliance. Except as set forth in Schedule 4.01(t), the Borrower is in compliance with all applicable Environmental Laws except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.
          (u) Material Contracts. The Borrower has performed all of its material obligations, other than those obligations for which performance is not yet due, under all Material Contracts, except where the failure to so perform could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, each such Material Contract is in full force and effect in accordance with the terms thereof.
ARTICLE V
COVENANTS OF THE BORROWER
     Section 5.01. Affirmative Covenants. So long as any Loan Obligations (other than contingent indemnification obligations not then due and payable) remain unpaid or the Banks shall have any commitment hereunder, the Borrower shall, unless the Agent shall otherwise consent in advance in writing:
          (a) Compliance with Laws, etc. Comply in all material respects with all laws, rules, regulations and orders applicable to it, including (i) zoning and land use laws, (ii) employee benefit and Environmental Laws, and (iii) paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except for items which are not yet delinquent or to the extent contested in good faith except, in each case, where the failure to so comply with such laws, rules, regulations or orders could not reasonably be expected to have a Material Adverse Effect.

          (b) Visitation Rights; Field Examination. During normal business hours and from time to time upon reasonable prior written notice, permit the Agent or its representatives to (i) examine and make copies of and abstracts from the records and books of account of the Borrower, and (ii) enter onto the Real Property of the Borrower to conduct field examinations and Collateral inspections, provided that such inspections or examinations do not unreasonably interfere with the Borrower’s use of the Real Property or delay progress on the Project, and (iii) discuss the affairs, finances, and accounts of the Borrower with any of the Borrower’s Senior Officers, provided that the Borrower shall be obligated to reimburse the Agent for its reasonable and documented out-of-pocket costs and expenses in connection with only one such visit and/or inspection during any fiscal year while no Event of Default exists and is continuing. Upon the occurrence and during the continuance of an Event of Default or in the event that there are deemed by the Agent to be any material inconsistencies and/or material noncompliance with respect to any financial or other reporting on the part of the Borrower, then with respect to any and all visits and inspections described in clauses (i), (ii) and (iii) above deemed necessary or desirable on account of such Event of Default, inconsistency and/or noncompliance, Borrower shall be required to reimburse the Agent for the reasonable and documented out-of-pocket costs and expenses of the Agent in connection with such visits or inspections. In addition to the foregoing, at any reasonable time during normal business hours and from time to time as the Agent may reasonably request upon reasonable prior written notice, the Borrower also shall permit the Agent or representatives thereof, at the expense of the Agent, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower, and to discuss the affairs, finances and accounts of the Borrower with any of its officers.
          (c) Reporting Requirements. Furnish to the Agent:
               (i) beginning with the first fiscal year end following the Substantial Completion Date, as soon as available, but in no event later than one hundred twenty (120) days after the end of each fiscal year of the Borrower occurring after the Conversion Date and during the term hereof, a copy of reviewed (unaudited) financial statements (including balance sheet, statements of income and cash flows and, if any, accompanying notes thereto (the “Financial Statements”)), for such fiscal year for the Borrower, which Financial Statements shall be prepared by McGladrey & Pullen, LLP or another accounting firm reasonably acceptable to the Agent. Such Financial Statements shall be accompanied by a Compliance Certificate, calculated as of the last day of the fiscal period set forth in such Financial Statements;
               (ii) beginning with the first fiscal quarter end following the Substantial Completion Date, as soon as available, but in no event later than sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower occurring after the Conversion Date and during the term hereof, a copy of unaudited quarterly consolidated Financial Statements of the Borrower, in each case prepared in accordance with GAAP in all material respects (except for the omission of footnotes and for the effect of normal year-end audit adjustments). Such Financial Statements shall be prepared in comparative form, including a comparison of actual performance to the budget for such quarter and year-to-date;
               (iii) promptly upon the Agent’s request therefor, copies of all reports and notices which the Borrower or any Subsidiary files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Borrower or any Subsidiary receives from the Pension Benefit Guaranty Corporation or the U.S. Department of Labor;
               (iv) notwithstanding anything to the contrary set forth in the foregoing Section 5.01(c)(iii), within thirty (30) days after a Senior Officer of the Borrower becomes aware of the occurrence of any Reportable Event (as defined in Section 4043 of ERISA) applicable to the Borrower or any

Subsidiary, a statement describing such Reportable Event and the actions the Borrower proposes to take in response to such Reportable Event;
               (v) following the Substantial Completion Date, by November 1 of each fiscal year of the Borrower, an annual (presented on a quarterly basis) operating and capital assets budget of the Borrower for the immediately succeeding fiscal year;
               (vi) following the Substantial Completion Date, as soon as available but in no event later than forty-five (45) days after the end of each month, production reports for the immediately preceding calendar month setting forth corn inputs, ethanol output, DGS and carbon dioxide output, and natural gas usage, together with such additional production information as reasonably requested by the Agent;
               (vii) promptly, and in any event within ten (10) Business Days after any Senior Officer of the Borrower obtains knowledge of the occurrence of an Event of Default or a Default that is continuing, notice of such Event of Default or Default;
               (viii) promptly after the receipt thereof, a copy of any management letters or written reports submitted to the Borrower by its independent certified public accountants with respect to the business, financial condition or operation of the Borrower;
               (ix) promptly after the receipt thereof, a copy of any notice of default under any Long-Term Marketing Agreement;
               (x) promptly after transmittal or filing thereof by the Borrower or the Guarantor, copies of all proxy statements, notices and reports sent to its members or shareholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission); provided that, for purposes of this Section 5.01(c)(x), notice of the filing with the Securities and Exchange Commission shall constitute delivery of such proxy statements, registration statements, notices or reports;
               (xi) promptly after request therefor, such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary as the Agent may from time to time reasonably request;
               (xii) promptly, and in any event within ten (10) Business Days after the commencement thereof, notice of the commencement of any action, suit, or proceeding brought or initiated against the Borrower or any of its Subsidiaries before any court, arbitrator, or Governmental Authority which could reasonably be expected to have a Material Adverse Effect;
               (xiii) without limiting the provisions of Section 5.01(c)(xii) above, promptly and in any event within ten (10) Business Days after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging liability under, or a violation of, any applicable Environmental Law where such liability or violation could reasonably be expected to have a Material Adverse Effect;
               (xiv) promptly after filing, receipt or becoming aware thereof, copies of any filings or communications sent to and notices or other communications received by the Borrower or any of its Subsidiaries from any Governmental Authority relating to any material noncompliance by the Borrower or any of its Subsidiaries with any laws or with respect to any matter or proceeding the effect of which could reasonably be expected to have a Material Adverse Effect;
               (xv) promptly after a Senior Officer of the Borrower becoming aware thereof, notice of any development or event which has had or could reasonably be expected to have a Material Adverse Effect;
               (xvi) beginning with the fourth month after the Substantial Completion Date, the Borrower will furnish to the Agent as soon as available and in any event within forty-five (45) days after the end of each month (or at such other times or with such greater frequency as is reasonably requested by the Agent), a duly completed Borrowing Base Certificate, setting forth the Borrowing Base as of the last day of such month, certified by the appropriate authorized Senior Officer; and
               (xvii) beginning with the end of the first fiscal quarter after the Substantial Completion Date, the Borrower will furnish to the Agent as soon as available and in any event within thirty (30) days after the end of each fiscal quarter (or at such other times or with such greater frequency as is reasonably requested by the Agent), a certificate stating the principal amount of: (a) each loan made by the Borrower to any Affiliated Borrower or other Affiliate or Subsidiary of the Borrower, (b) each loan made to the Borrower by any Affiliated Borrower or other Affiliate or Subsidiary of the Borrower, and (c) each account receivable or account payable of the Borrower to each Affiliated Borrower or other Affiliate or Subsidiary of the Borrower.
          (d) Working Capital. Achieve Working Capital of at least Eight Million and No/100 Dollars ($8,000,000.00) on the Substantial Completion Date, and achieve and maintain Working Capital of at least Twelve Million and No/100 Dollars ($12,000,000.00) on and after the date that is twelve (12) months after the Substantial Completion Date.
          (e) Net Worth. On the Substantial Completion Date, the Borrower’s Net Worth shall be not less than Sixty-eight Million Two Hundred Thousand and No/100 Dollars ($68,200,000.00). At the end of the first fiscal year after the Substantial Completion Date, and continually thereafter, measured at the end of each fiscal year, the Borrower shall achieve and maintain Net Worth in an amount equal to the lesser of: (i) the Borrower’s Net Worth at the end of the immediately preceding fiscal year plus Two Million and No/100 Dollars ($2,000,000.00); or (ii) the Borrower’s Net Worth at the end of the immediately preceding fiscal year plus the Borrower’s retained earnings at the end of the current fiscal year.
          (f) Owner’s Equity. To achieve and maintain a minimum Owner’s Equity of 40% at the end of the first twelve (12) months after the Substantial Completion Date and thereafter.
          (g) Fixed Charge Coverage Ratio. As of the last day of the twelfth (12th) month following the Substantial Completion Date and as of the last day of each fiscal year thereafter, have a Fixed Charge Coverage Ratio for any period of twelve months ending as of the last day of such fiscal year of not less than 1.25 to 1.00.
          (h) [Reserved]
          (i) Landlord and Mortgagee Waivers. Obtain and furnish to the Agent as soon as available, waivers, acknowledgments and consents, duly executed by each: (i) real property owner, landlord and mortgagee having an interest in any of the premises leased by the Borrower or in which any material Collateral of the Borrower is located or to be located (and if no Collateral of the Borrower is located at a parcel of property not leased by the Borrower, no such waivers, acknowledgments or consents will be required); and (ii) each third party holding any material Collateral; all in form and substance reasonably acceptable to the Agent, except as otherwise agreed to by the Agent.
          (j) Insurance. Maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as are usually carried by entities engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates, including workers’ compensation insurance, on and after the date the Project becomes operational property insurance and comprehensive general liability insurance, directors and officers liability insurance, commercial liability insurance, on and after the Conversion Date business interruption insurance, on and after commencement of construction of the Project and until the date the Project becomes operational builder’s risk insurance, and general commercial property insurance or such other amounts and risk as approved by the Agent. All such policies (other than workers’ compensation insurance and directors and officers liability insurance) insuring any Collateral for the Borrower’s obligations to the Agent or the Banks shall have mortgagee loss payable clauses or endorsements in form and substance reasonably acceptable to the Agent. Each insurance policy covering Collateral shall be in compliance with the requirements of the Loan Documents in all material respects.
          (k) Property Maintenance. Maintain and preserve all of its property and each and every part and parcel thereof that is necessary to or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted and except as may be disposed of in accordance with the terms of the Loan Documents, and make all repairs, replacements, and renewals thereof as may from time to time be necessary in order to ensure that its properties remain in good working order and condition, except, in each case, as could not reasonably be expected to have a Material Adverse Effect. The Borrower agrees that upon the occurrence and during the continuing existence of an Event of Default, at the Agent’s request, which request may not be made more than once a year, the Borrower will furnish to the Agent a report on the condition of the Borrower’s and any Subsidiary’s property prepared by a professional engineer reasonably satisfactory to the Agent.
          (l) Keeping Books and Records. Maintain and cause each of its Subsidiaries to maintain adequate books of record and account in which full, true, and correct entries to permit the preparation of Financial Statements in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.
          (m) Food Security Act Compliance. If the Borrower acquires any Collateral with a fair market value in excess of $100,000.00 which may have constituted farm products in the possession of the seller or supplier thereof, the Borrower shall, at its own expense, use commercially reasonable efforts to take such steps to insure that all liens (except the Liens granted pursuant to the Loan Documents) in such acquired Collateral are terminated or released, including in the case of such farm products produced in a state which has established a Central Filing System (as defined in the Food Security Act), registering with the Secretary of State of such state (or such other party or office designated by such state) and otherwise take such reasonable actions necessary, as prescribed by the Food Security Act, to purchase farm products free of liens (except the Liens granted pursuant to the Loan Documents); provided, however, that the Borrower may contest and need not obtain the release or termination of any lien asserted by any creditor of any seller of such farm products, so long as it shall be contesting the same by proper proceedings and maintain appropriate accruals and reserves therefor in accordance with GAAP. Upon the Agent’s request made, the Borrower agrees to forward to the Agent promptly after receipt copies of all notices of liens and master lists of Effective Financing Statements delivered to the Borrower pursuant to the Food Security Act, which notices and/or lists pertain to any of the Collateral, with a fair market value in excess of $100,000.00. Upon the Agent’s request, the Borrower agrees to provide the Agent with the names of Persons who supply the Borrower with such farm products and such other information as the Agent may reasonably request with respect to such Persons.
          (n) Warehouse Receipts. If any warehouse receipt is issued in respect of any portion of the Collateral with a fair market value in excess of $1,000,000.00, then the Borrower: (i) will not permit such warehouse receipt or receipts in the nature thereof to be “negotiable” as such term is used in Article 7 of the UCC; and (ii) if so requested by the Agent, will deliver all such receipts to the Agent (or a Person designated by the Agent) within five (5) Business Days after the Borrower’s receipt and from time to time thereafter. If no Event of Default exists, the Agent agrees to deliver to the Borrower any receipt so held by the Agent upon the Borrower’s request in connection with such sale or other disposition of the underlying Inventory, if such disposition is in the ordinary course of the Borrower’s business.
          (o) Management of Borrower. Promptly, and in any event within 10 Business Days, provide notice to the Agent of any change in its Plant Manager.
          (p) Compliance with Other Agreements. The Borrower will perform in all material respects all obligations and abide in all material respects by all covenants and agreements contained in the following agreements: (i) any and all Long Term Marketing Agreements; and (ii) any other Material Contracts except, in each case, where failure to do so could not reasonably be expected to have a Material Adverse Effect.
          (q) Additional Assurances. Make, execute and deliver to the Agent such promissory notes, mortgages, deeds of trust, financing statements, control agreements, instruments, documents and other agreements as the Agent or its counsel may reasonably request to evidence and secure the Loans and to perfect its Security Interests as contemplated by the Loan Documents.
          (r) Construction of Project. The Borrower shall:
               (i) diligently proceed with construction of the Project in accordance with the Construction Documents and in accordance with all applicable laws and ordinances and will complete the Project on or before the Substantial Completion Date;
               (ii) use the proceeds of all Construction Advances solely to pay the Project Costs as specified in the Project Sources and Uses Statement;
               (iii) use commercially reasonable efforts to require the Contractor(s) to comply with all rules, regulations, ordinances and laws relating to work on the Project;
               (iv) obtain the Agent’s prior written approval of any change to the Project as set forth in the Certified Construction Statement which change has a cost of Fifty Thousand and No/100 Dollars ($50,000.00) or greater and which could reasonably be expected to materially adversely affect the value of the Agent’s security. The Agent will have a reasonable time, not to exceed 30 days after receipt of such written request and all appropriate supporting documents, to evaluate any requests for its approval of any changes referred to in this Section 5.01(r)(iv); provided that the Agent may not disapprove changes that are consistent with the ethanol industry standards if the Borrower deposits funds as may be required in the following sentence. The Agent may approve or disapprove such changes in its reasonable discretion, subject to the foregoing provisions of this Section 5.01(r)(iv). If it reasonably appears to the Agent that any change may increase the Project Costs by an amount greater than $50,000.00 the Agent may require the Borrower to deposit additional funds with the Agent pursuant to Section 2.02(g) of this Agreement in an amount sufficient to cover the increased costs as a condition to giving its approval if so required pursuant to Section 2.02(g);
               (v) comply with and keep in effect all necessary permits and approvals required to be obtained from any Governmental Authority relating to the lawful construction of the Project. The Borrower will comply with all applicable laws, regulations, orders, and requirements of any Governmental Authority having jurisdiction over the Real Property or Project, and with all recorded restrictions affecting the Real Property;
               (vi) furnish to the Agent from time to time on reasonable request by the Agent, in a form reasonably acceptable to the Agent, correct lists of all Contractors employed in connection with construction of the Project and true and correct copies of all executed contracts with such Contractors with a value in excess of $100,000.00. The Agent may contact any such Contractor to verify any facts disclosed in such lists, the Borrower shall consent to the disclosure of such information by such Contractor to the Agent or its representatives upon the Agent’s reasonable request;
               (vii) upon completion of the building foundation of the Project, deliver to the Agent an “as-built” survey of the Real Property which: (A) sets forth the location and exterior lines of the Real Property and includes any and all improvements completed on the Real Property; (B) demonstrates compliance with all applicable setback requirements; (C) demonstrates that the Project is entirely within the exterior boundaries of the Real Property and any building restriction lines and does not encroach upon any easements or rights-of-way; and (D) contains such other information as the Agent may reasonably request;
               (viii) not purchase any materials, equipment, fixtures, or articles of personal property placed in the Project prior to the Conversion Date under any security agreement or other agreement where the seller reserves or purports to reserve title or the right of removal or repossession after their incorporation in the Real Property, unless authorized by the Agent in writing;
               (ix) pay and discharge all claims and liens for labor done and materials and services furnished in connection with the construction of the Project other than such claims and liens contested in good faith, and other than claims and liens to be paid pursuant to the terms of a Construction Contract; provided that the Borrower may diligently contest in good faith any claim or lien, provided that it does not adversely affect the Borrower’s ability to obtain title insurance in the manner required by this Agreement and the Disbursing Agreement. Upon the Agent’s reasonable request, the Borrower will promptly provide a bond, cash deposit, or other security reasonably satisfactory to the Agent and reasonably necessary to protect the Agent’s interest and security should such contest be unsuccessful;
               (x) at the Agent’s reasonable request and expense, post signs which the Borrower has previously approved (as to form and location) on the Real Property for the purpose of identifying the Agent as a lender for the Project. At the reasonable request of the Agent the Borrower will use its reasonable efforts to identify the Agent as a lender in publicity concerning the Project;
               (xi) on and after commencement of construction of the Project and until the date the Project becomes operational, maintain in force builder’s risk insurance in such amounts, form, risk coverage, deductibles, insurer, loss payable and cancellation provisions as reasonably required by the Agent. The Agent’s approval, however, will not be a representation of the solvency of any insurer or the sufficiency of any amount of insurance;
               (xii) pay the Agent’s reasonable and documented out of pocket costs and expenses incurred in connection with the making or disbursement of the Loans or in the exercise of any of its rights or remedies under this Agreement, including but not limited to reasonable and documented out of pocket costs and expenses relating to title insurance and escrow charges, disbursing agent fees, recording charges, mortgage taxes, and reasonable legal fees and disbursements. The provisions of this paragraph will survive the termination of this Agreement, and the repayment of the Loans;
               (xiii) if required by the Agent, the Borrower will submit to the Agent at such times as it reasonably requires (which will in no event be more often than monthly) a statement which accurately shows the application of all funds expended to date for construction of the Project and the source of those funds as well as the Borrower’s best estimate of the funds needed to complete the Project and the source of those funds. The Borrower will promptly supply the Agent with any Financial Statements or other information concerning its affairs and properties as the Agent may reasonably request, and will promptly notify the Agent of any material adverse change in its financial condition or in the physical condition of the Property or Project;
               (xiv) comply in all material respects with the requirements of any commitment or agreement entered into by the Borrower with any Governmental Authority to assist the construction or financing of the Real Property and/or Project and with the terms of all applicable laws, regulations, and requirements governing such assistance; and
               (xv) indemnify and hold the Agent harmless from and against all liabilities, claims, damages, reasonable costs, and reasonable expenses (including but not limited to reasonable legal fees and disbursements) arising out of or resulting from any defective workmanship or materials occurring in the construction of the Project. Upon demand by the Agent, the Borrower will defend any action or proceeding brought against the Agent alleging any defective workmanship or materials, or the Agent may elect to conduct its own defense, and the Borrower shall reimburse the Agent for the reasonable and documented out-of-pocket costs of such defense. The provisions of this paragraph will survive the termination of this Agreement, and the repayment of the Loans.
          (s) Banks’ Reliance. The Borrower acknowledges that the Agent and the Banks are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a legal entity that is separate from any other US Bio Entity. Therefore, from and after the date of execution and delivery of this Agreement, the Borrower shall take all reasonable steps including all steps that the Agent may from time to time reasonably request to maintain the Borrower’s identity as a separate legal entity and to make it manifest to third parties that the Borrower is an entity with assets and liabilities distinct from those of any other US Bio Entity, and not just a division of any US Bio Entity, in each case consistent with past practices. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Borrower shall:
               (i) observe all organizational and governance formalities as a distinct legal entity;
               (ii) maintain the Borrower’s books and records separate from those of any other US Bio Entity and otherwise readily identifiable as its own assets rather than assets of any other US Bio Entity; and
               (iii) prepare the Borrower’s Financial Statements separately from those of any other US Bio Entity and insure that any consolidated financial statements of any other US Bio Entity that include the Borrower have detailed notes clearly stating that the Borrower is a separate legal entity and that its assets will be available first to satisfy the claims of the creditors of the Borrower.

          (t) Debt Service Reserve Account. Establish and maintain a Debt Service Reserve Account, and deposit and maintain the Required Debt Service Reserve Deposit Amount in such account in accordance with the provisions of Section 2.30.
          (u) Account Control Agreements. Execute and deliver any and all deposit, commodity, and securities account control agreements the Agent may reasonably request in accordance with the terms and conditions of the Security Agreement, and take all actions and deliver all documents the Agent may reasonably request or require to perfect its Lien in any such accounts of the Borrower, in each case in accordance with the terms and conditions of the Security Agreement.
          (v) Insurance. In case of any loss covered by any policy of casualty insurance held as Collateral, the Agent is hereby authorized at its option and without the consent of the Borrower to settle, adjust and compromise any claim arising out of such policies, and to collect and receive the proceeds payable therefrom; provided, that the Borrower may itself adjust and collect for any losses arising out of a single occurrence aggregating not in excess of $500,000.00, or other amount agreed to by the Agent. Any expense incurred by the Agent in the adjustment and collection of insurance proceeds (including the cost of any independent appraisal of the loss or damage on behalf of the Agent) shall be reimbursed to the Agent first out of any proceeds of such policy of insurance. So long as no Event of Default has occurred and is continuing at the time of releases of such proceeds (other than as a result of such casualty), the proceeds or any part of any casualty proceeds shall be released to the Borrower and shall be applied to the restoration or repair of the Project or to the reduction of the Debt under this Agreement in the inverse order of maturity, whether due or not, without the application of any prepayment premium, the choice of application to be solely at the discretion of the Borrower, and upon the occurrence and continuation of an Event of Default at the sole discretion of the Agent.
          (w) Condemnation. The Borrower shall give the Agent prompt notice of any action, actual or threatened, in condemnation or eminent domain. The Borrower may in good faith contest any condemnation or eminent domain action by appropriate legal action or proceedings. Any such contest shall be prosecuted with due diligence. The Borrower hereby irrevocably agrees that the Agent may, to the extent of the remaining unpaid Debt, receive the proceeds of any award, payment or claim for damages for all or any part of the Project taken or damaged, whether temporary or permanent, under the power of eminent domain or condemnation, and authorizes the Agent to intervene in any such action in the name of the Borrower and to collect and receive from the condemning authorities and give proper receipts and acquaintances for such proceeds. Any expenses incurred by the Agent in intervening in such action or collecting such proceeds shall be reimbursed to the Agent first out of the proceeds. So long as no Event of Default has occurred and is continuing, the proceeds or any part thereof shall be applied upon or in reduction of the Debt under this Agreement in the inverse order of maturity, whether due or not, without the application of any prepayment premium, or to the restoration or repair of the Project, the choice of application to be solely at the discretion of the Borrower, and upon the occurrence and continuation of an Event of Default at the sole discretion of the Agent.
          (x) Restoration of Mortgaged Premises After Loss. Should any insurance or condemnation proceeds be applied to the restoration or repair of the Project the restoration or repair shall be done under the supervision of an engineer reasonably acceptable to the Agent, pursuant to plans and specifications approved by the Agent, and in accordance in all material respects with all applicable building laws, regulations and ordinances, including, but not limited to, the Accessibility Guidelines set forth in the Americans with Disabilities Act. In such case, the proceeds shall be held by the Agent for such purposes and will from time to time be disbursed by the Agent to defray the costs of such restoration or repair under such safeguards and controls as the Agent may reasonably require to assure completion in accordance with the approved plans and specifications and free of Liens other than Permitted Liens. So long as no Event of Default has occurred and is continuing, any surplus which may remain after payment of all costs of restoration or repair may, at Borrower’s option, be applied to the reduction of the Debt under this Agreement in the inverse order of maturity, without application of any prepayment premium, or shall be returned to the Borrower as its interest may appear, the choice of application to be solely at the discretion of the Borrower, and upon the occurrence and continuation of an Event of Default at the sole discretion of the Agent.
     Section 5.02. Negative Covenants. So long as any of the Loan Obligations (other than contingent indemnification obligations not then due and payable) remain unpaid or the Banks shall have any commitment hereunder, the Borrower will not, without the prior written consent of the Agent:
          (a) Liens, etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien upon any of its properties, whether now owned or hereafter acquired to secure any Debt of any Person, other than the following (collectively, “Permitted Liens”):
               (i) Liens described on Schedule 5.02(a) hereto and renewals, refinancings, refundings and extensions of the same on substantially the same terms and conditions so long as the principal amount of the debt is not increased (other than as a result of payment in kind interest, accrued interest, premium or expenses related thereto);
               (ii) Liens which are subject to an intercreditor and subordination agreement in form and substance reasonably acceptable to the Agent;
               (iii) Liens of the Agent for the benefit of itself and the Banks, and Liens securing other Debt permitted by Section 5.02(e)(i) pari passu with Liens created under the Loan Documents, provided that such Debt is subject to an intercreditor agreement in a form and substance reasonably acceptable to the Agent;
               (iv) Liens (other than Liens relating to environmental liabilities or ERISA) for taxes, assessments, levies or other governmental charges of any Governmental Authority that are not more than sixty (60) days overdue or which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established;
               (v) Liens of warehousemen, carriers, mechanics and materialmen (subject to Sections 5.01(i) and 5.01(r)(ix)), and landlords or other similar statutory or common law Liens securing obligations that are not more than ninety (90) days overdue or remain payable without penalty and are incurred in the ordinary course of business or which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with generally accepted accounting principles;
               (vi) Liens incurred or deposits or pledges made in connection with workmen’s compensation or unemployment insurance, or other social security programs or to secure the performance of tenders, leases, statutory obligations, surety, customs, performance and appeal bonds, customer deposits, bids or contracts and other obligations of a similar nature (other than for repayment of Debt);
               (vii) any attachment or judgment Lien provided that such Liens secure claims not otherwise constituting an Event of Default;

               (viii) Liens arising from filing UCC financing statements regarding leases not prohibited by this Agreement;
               (ix) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction and covering only the items being collected upon;
               (x) any real estate easements or any easements, rights of way, restrictions, subdivisions, parcelizations, zoning ordinances, reservations, covenants and other similar charges, minor defects or irregularities in title and other similar encumbrances relating to the property of the Borrower that do not materially impair its use or the value of the property subject thereto;
               (xi) Liens for purchase money security interest in equipment and vehicles or any other property acquired or held in the ordinary course of business not to exceed an aggregate amount of Five Hundred Thousand and No/100 Dollars ($500,000.00), at any time outstanding;
               (xii) Liens arising under capital leases to the extent that such Liens attach only to the property that is the subject of such capital leases and do not exceed an aggregate amount of One Hundred Thousand and No/100 Dollars ($100,000.00), at any time outstanding;
               (xiii) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof;
               (xiv) Liens of sellers of goods to the Borrower or any Subsidiary arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business;
               (xv) any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by the Borrower or any Subsidiary in the ordinary course of its business or any leases or subleases granted to others not interfering in any material respect with the business of the Borrower;
               (xvi) licenses of patents, trademarks, copyrights or other intellectual property rights granted in the ordinary course of business;
               (xvii) Liens consisting of an agreement to sell, transfer or dispose of any asset (to the extent such sale, transfer or disposition is permitted by the Loan Documents);
               (xviii) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, rights of offset or similar right and remedies as to deposit, securities, and commodities accounts or other funds maintained with a creditor depositary institution or a securities or commodities intermediary; provided, that (i) all such Liens existing in connection with any deposit, security or commodities account that is required to be subject to a control agreement under the terms of the Security Agreement shall be limited to those Liens agreed to by the Agent under such control agreement and (ii) all such Liens in connection with any deposit, security or commodities account that is not so required to be subject to a control agreement shall attach only to the funds and assets credited to such accounts;

               (xix) Liens securing Debt permitted pursuant to Section 5.02(e)(xiv);
               (xx) Liens contemplated by Section 2.23; and
               (xxi) additional Liens so long as the aggregate principal amount of obligations secured thereby does not exceed Five Hundred Thousand and No/100 Dollars ($500,000.00).
          (b) Distributions, etc. Declare or pay any dividends, purchase or otherwise acquire for value any of its membership interests or units now or hereafter outstanding, or make any distribution of assets to its interest holders, members or general partners as such, or permit any Subsidiary to purchase or otherwise acquire for value any stock, membership interest or partnership interest of the Borrower, provided, however, the Borrower and the Subsidiaries may: (i) declare and pay dividends and distributions payable in membership interests or units or equity interests (including options or warrants), (ii) purchase or otherwise acquire shares of the membership interests or units or equity interests of the Borrower or the Subsidiaries with the proceeds received from the issuance of new membership interests or units or equity interests (including options or warrants), (iii) the Borrower may declare and pay aggregate cash dividends and distributions during such fiscal year in an amount not to exceed the amount necessary for the member of the Borrower to pay when due (including any payment of estimated taxes) Income Taxes on such member’s allocable share of the taxable income of the Borrower for such taxable year or fiscal year, as applicable (“Tax Distributions”), (iv) purchase, redeem or otherwise acquire membership interests or units of the Borrower or equity interests (including options or warrants) of the Subsidiaries or declare and pay dividends or distributions in an amount not to exceed, in the aggregate, forty percent (40%) of the cumulative Net Income of the Borrower and its Subsidiaries after the Substantial Completion Date minus the cumulative amount of all such payments made pursuant to this Section 5.02(b)(iv) prior to the date of the payment then being made (“Allowed Distributions”), (v) pay dividends or distributions which are immediately reinvested in the Borrower (“Reinvestment Distributions”); (vi) complete the transactions reflected on Schedule 4.01(a), (vii) after payment of the Excess Cash Flow Payment required by Section 2.25, if any, pay additional distributions in an amount equal to the amount of Excess Cash Flow not required to be paid to the Banks pursuant to Section 2.25 and otherwise in an amount reasonably acceptable to the Agent (“Excess Distributions”), and (viii) purchase the membership interests of the Borrower or options or warrants with respect thereto from officers, directors or employees of the Borrower upon the death, disability or termination of employment of such officer, director or employee.
          (c) Capital Expenditures. Except for costs identified in the Project Sources and Uses Statement, make Capital Expenditures in fixed assets in an aggregate amount in excess of Two Million and No/100 Dollars ($2,000,000.00) during any fiscal year during the term of this Agreement.
          (d) Consolidation, Merger, Dissolution, Etc. Merge or consolidate with any other Person or permit any other Person to merge or consolidate with or into the Borrower or any Subsidiary, provided that (i) any such Person may merge or consolidate with or into the Borrower or any Subsidiary if the surviving entity complies with the requirements of Section 5.02(h) and (ii) any Subsidiary may sell, lease, assign, convey, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary.
          (e) Indebtedness, Etc. Create, incur, assume or suffer to exist any Debt except:
               (i) Debt of the Borrower evidenced by the Loan Documents, and to the extent the Revolving Line of Credit has expired and not been renewed, Debt in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; provided that such Debt is subject to an intercreditor agreement in a form and substance reasonably acceptable to the Agent and renewals and refinancings thereof;
               (ii) trade accounts payable and accrued liabilities arising in the ordinary course of the Borrower’s business;
               (iii) subordinated debt subject to subordination terms reasonably satisfactory to the Agent;
               (iv) Debt of the Borrower described on Schedule 5.02(e), and any refinancings, refundings and extensions of the same on substantially the same terms and conditions so long as the principal amount of the debt is not increased (other than as a result of payment in kind interest, accrued interest, premium or expenses in connection therewith);
               (v) contracts or agreements other than Material Contracts arising in the ordinary course of the Borrower’s business;
               (vi) Debt of the Borrower and the Subsidiaries not to exceed $500,000.00 in aggregate principal amount at any time outstanding constituting obligations under capital leases;
               (vii) Debt of the Borrower and the Subsidiaries incurred after the Closing Date secured by purchase money Liens permitted under Section 5.02(a) provided that the aggregate principal amount thereof does not exceed $500,000.00 at any time outstanding;
               (viii) Debt arising from loans, payables or advances made by a US Bio Entity to the Borrower or the Subsidiaries;
               (ix) Debt which finances workers’ compensation, health, disability or life insurance or finances other employee benefits or property, casualty or liability insurance, or self insurance, in each case incurred in the ordinary course of business;
               (x) Debt of any Person that becomes a Subsidiary after the date hereof and that complies with Section 5.02(h) hereof and extensions, renewals, refinancings and replacements of any such Debt, provided that such Debt exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;
               (xi) Debt arising from the honoring by a bank of a check or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Debt is extinguished within five (5) Business Days after its incurrence;
               (xii) Debt of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or to another Subsidiary;
               (xiii) guarantee obligations incurred by the Borrower of obligations of any of the Subsidiaries not prohibited to be incurred under this Agreement;
               (xiv) Debt of the Borrower in an aggregate principal amount not to exceed

$5,000,000.00 at any time outstanding for tax increment financing;
               (xv) secured Debt with a principal amount not to exceed $500,000.00 at any time outstanding; and
               (xvi) other Debt of the Borrower and the Subsidiaries with a principal amount not to exceed $100,000.00 in the aggregate outstanding at any time.
          (f) Organization; Name. Change its jurisdiction of organization or name without prior written notice to the Agent.
          (g) Loans, Guaranties, Etc. Except as permitted by Section 5.02(e), make any loans or advances to (whether in cash, in-kind, or otherwise) any Person, or directly or indirectly guaranty or otherwise assure a creditor against loss in respect of any Debt (contingent or otherwise) of any other Person other than loans or advances made by the Borrower or any of its Subsidiaries to any US Bio Entity that is a Subsidiary of the Guarantor.
          (h) Subsidiaries. Form or otherwise acquire any Subsidiary, or acquire substantially all of the assets of or acquire substantially all of the equity or ownership interests in any Person, unless such Subsidiary or Person executes and delivers to the Agent: (i) a guaranty of all of the Loan Obligations, in form and substance acceptable to the Agent in its sole discretion; (ii) a security agreement in a form substantially similar to the Security Agreement; and (iii) such other documents and amendments to this Agreement and the other Loan Documents as the Agent shall reasonably require to assure that the Agent for the benefit of the Banks has a perfected Security Interest in substantially all of the assets so acquired or owned by such Subsidiary.
          (i) Transfer of Assets. Sell, lease, assign, transfer, or otherwise voluntarily dispose of any of its assets, or permit any Subsidiary to sell, lease, assign, transfer, or otherwise voluntarily dispose of any of their assets except:
               (i) dispositions of Inventory in the ordinary course of business;
               (ii) dispositions of: (A) uneconomical, surplus, obsolete, worn out, replaced or excess equipment; (B) equipment or real property not necessary for the operation of its business; or (C) equipment, materials or real property which is replaced with property of equivalent or greater value as the property which is disposed;
               (iii) the Borrower and the Subsidiaries may use cash and sell cash equivalents other than Accounts in the ordinary course of business;
               (iv) the Borrower and the Subsidiaries may sell, transfer or otherwise dispose of assets which sales, transfers or dispositions are not otherwise specifically permitted by this Section 5.02(i), provided that such sale is for fair market value and the aggregate fair market value of all assets so sold does not exceed $50,000.00 in any fiscal year;
               (v) transactions otherwise permitted by Sections 5.02(a) or 5.02(b) to the extent permitted thereunder;
               (vi) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower;
               (vii) the Borrower may surrender or waive contractual rights or settle, release or surrender any contract, test or other litigation claims in the ordinary course of business;
               (viii) the Borrower may abandon intellectual property or other propriety rights that are, in its reasonable business judgment, of no material value and no longer practicable or useful in the conduct of its business;
               (ix) the license, either as licensee or licensor, of intellectual property assets to or from other Persons in the ordinary course of business.
               (x) sales, leases and other transfers and dispositions of assets among Subsidiaries; and
               (xi) sales, leases, exchanges and other transfers and dispositions of assets to other US Bio Entities of parts and equipment.
          (j) Lines of Business. Engage in any line or lines of business activity other than those incidental or reasonably related to or entered into in connection with the production and sale of ethanol and related by-products, including DGS, the ownership of the equity interests of the Subsidiaries and the performance of the Loan Documents and any transactions that the Borrower is permitted to enter into or consummate under the Loan Documents, including the making of loans to any US Bio Entity that is a Subsidiary of the Guarantor.
          (k) Transactions with Affiliates. Enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (other than any Subsidiary of the Borrower, the Guarantor or any Affiliated Borrower), except (i) transactions listed on Schedule 5.02(k), (ii) transactions upon fair and reasonable terms which are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a person or entity that is not an Affiliate, (iii) payment of compensation (including employment and severance arrangements) to members, governors, directors, managers, officers, employees, consultants and agents for services actually rendered in their capacities as members, governors, directors, managers, officers, employees, consultants and agents, provided that such compensation is reasonable and comparable with compensation paid by companies of like nature and similarly situated and officer’s and director’s indemnification and insurance, (iv) transactions expressly permitted by, and subject to the terms of, this Agreement (including, without limitation, Sections 5.02(b), 5.02(e), 5.02(i), 5.02(g) and 5.02(l) hereof), (v) sales of Inventory to Provista Renewable Fuels Marketing, LLC and United Bio Energy Ingredients, LLC, (vi) administrative services provided by the Guarantor and reimbursements therefor, and (vii) payment on loans made to any Subsidiary, Affiliate or Affiliated Borrower, which loans are permitted pursuant to the provisions of this Agreement. Notwithstanding the foregoing, no payments may be made with respect to any items set forth in clause (vii) upon the occurrence and during the continuation of an Event of Default.
          (l) Management Fees and Compensation. Pay any management, consulting or other similar fees to any Person, except legal or consulting or similar fees paid to Persons for services actually rendered and in amounts typically paid by entities engaged in the Borrower’s or such Subsidiary’s business.

          (m) Amendments to Organizational Documents. Amend its articles of organization, operating agreement, management agreement, or any other organizational documents in any respect that would materially impair its ability to comply with the terms or provisions of any of the Loan Documents, including Section 5.01(s) of this Agreement.
          (n) Payments to US Bio Entities. If an Event of Default has occurred and is continuing, make any payment to any US Bio Entity on account of any Debt specified in Section 5.02(e)(viii)
ARTICLE VI
EVENTS OF DEFAULT AND REMEDIES
     Section 6.01. Events of Default. Each of the following events shall constitute an “Event of Default”:
          (a) The Borrower shall fail to pay (i) when due and payable any principal provided for or required under this Agreement and/or the Notes or (ii) within five (5) Business Days after the same shall become due and payable, any interest, fees or other amounts provided for or required hereunder or under the other Loan Documents or to make any deposit of funds required under Sections 2.02(g), 2.30, 5.01(r)(iv), and 5.01(t) of this Agreement, when due; or
          (b) Any representation or warranty made by the Borrower in any Loan Document or Guarantor in the Guaranty shall prove to have been incorrect in any material respect on the date made or deemed made; or
          (c) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d), (e), (f), (g) or (t) or take any action as prohibited by Section 5.02; or
          (d) The Borrower shall fail to deliver the Financial Statements or Compliance Certificate under Sections 5.01(c)(i) or (ii) within five (5) days of the date due; or
          (e) The Borrower shall fail to perform or observe any term, covenant or agreement contained in any Loan Document or the Guarantor shall fail to perform or observe any term, covenant or agreement contained in the Guaranty (other than those listed in clauses (a) through (d) of this Section 6.01 and other than Section 5.01(o)) to be performed or observed by it and any such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower or Guarantor, as applicable, by the Agent, provided that no Event of Default shall be deemed to exist if, within said thirty (30) day period, the Borrower has commenced appropriate action to remedy such failure and shall diligently and continuously pursue such action until such cure is completed, unless such cure is or cannot be completed within thirty (30) days after written notice shall have been given; or
          (f) The Borrower shall fail to pay any other Debt of the Borrower having an aggregate principal amount in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) (either in any individual case or in the aggregate), excluding Debt evidenced by the Notes and excluding Ordinary Trade Payable Disputes, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace or cure period, if any, specified in the agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace or cure period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt (excluding

Ordinary Trade Payable Disputes); or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or prepayment required to be paid due to voluntary sales or transfer or condemnation of assets securing such Debt), prior to the stated maturity thereof (excluding Ordinary Trade Payable Disputes); or
          (g) The Borrower (i) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or (ii) shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it) either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or the Borrower shall take any corporate action to authorize any of the actions set forth above in clause (ii) of this subsection; or
          (h) Any one or more judgment(s) or order(s) for the payment of money in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00), to the extent not paid or covered by insurance or an indemnity, in the aggregate shall be rendered against the Borrower and either: (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
          (i) Any Loan Document shall for any reason cease to be valid and binding on the Borrower or the Borrower shall so state in writing; or
          (j) The Loan Documents shall for any reason, except to the extent permitted by the terms thereof, cease to create a valid lien, encumbrance or security interest in any material portion of the Collateral purported to be covered thereby; or
          (k) The termination of any Long Term Marketing Agreement prior to its stated expiration date, unless such Long Term Marketing Agreement is replaced by another Long Term Marketing Agreement or other marketing agreement reasonably acceptable to the Agent, within sixty (60) days of the termination of such Long Term Marketing Agreement; or
          (l) The Borrower shall dissolve or merge other than as permitted under Section 5.02(d) without the prior written consent of the Agent; or
          (m) Construction of the Project is halted or abandoned prior to completion for any period of sixty (60) consecutive days for any cause which is not beyond the reasonable control of the Borrower; or
          (n) The construction of the Project shall be delayed for any reason and for such period that, in the reasonable judgment of the Agent, Substantial Completion of the Project will not occur by the Substantial Completion Date. If such delay is curable and if the Borrower has not been given a notice of a similar breach within the preceding twelve (12) months, it may be cured (and no Event of Default will have occurred) if the Borrower cures the failure within sixty (60) days, which shall include advancing the progress of the Project to the point that, in the reasonable judgment of the Agent, Substantial Completion of the Project will occur by the Substantial Completion Date; or

          (o) The Guaranty shall cease to be in full force and effect or shall be revoked or declared null and void by the Guarantor, or the validity or enforceability thereof shall be contested by the Guarantor, or the Guarantor shall deny any further liability or obligations thereunder; or
          (p) The loss, suspension or revocation of, or failure to renew, any franchise, license, certificate, permit, authorization, approval or the like now held or hereafter acquired by the Borrower or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or
          (q) The Borrower should breach or be in material default under the Design Agreement, or any termination thereof shall have occurred, or any other event which would permit the General Contractor to cause a termination thereof or the Design Agreement shall have ceased for any reason to be in full force and effect prior to its stated or optional expiration date, unless, with respect to any of the foregoing circumstances the Design Agreement has been replaced with a new contract reasonably acceptable to the Agent with a General Contractor; or
          (r) Any Material Contract or material Construction Contract shall be terminated, changed, amended or restated, which termination, change, amendment or restatement could reasonably be expected to have a Materially Adverse Effect, without the Agent’s prior consent.
     Section 6.02. Remedies. Upon the occurrence and during the continuance of an Event of Default, the Agent:
          (a) may accelerate the due date of the unpaid principal balance of the Loans, all accrued but unpaid interest thereon and all other amounts payable under this Agreement and the other Loan Documents making such amounts immediately due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith immediately due and payable, without presentment, notice of intent to accelerate or notice of acceleration, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, the Loans, all such interest and all such amounts shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower;
          (b) may withhold or direct the Agent to withhold any one or more Advances in its discretion, and terminate the Banks’ obligations, if any, under this Agreement to make any Advances whereupon the commitment and obligations of the Banks to extend credit or to make Advances hereunder shall terminate, and no disbursement of Loan funds by the Agent will cure any default of the Borrower, unless the Required Banks agrees otherwise in writing;
          (c) may, by notice to the Borrower, obtain the appointment of a receiver to take possession of all Collateral of the Borrower, including all personal property, including all fixtures and equipment leased, occupied or used by the Borrower, provided that, with respect to Collateral consisting of Intellectual Property which is licensed to the Borrower, only to the extent of the Borrower’s rights therein and to the extent permitted by the various license or other agreements relating thereto. The Borrower hereby irrevocably consents to the appointment of such receiver and agrees to cooperate and assist any such receiver to facilitate the transfer of possession of the Collateral to such receiver and to provide such receiver access to all books, records, information and documents as requested by such receiver;

          (d) in its discretion, enter the Real Property and take any and all actions necessary in its judgment to complete construction of the Project, including making changes in Construction Documents, work or materials, and entering into, modifying, or terminating any contractual arrangements, subject to the Agent’s right at any time to discontinue any work without liability. If the Agent elects to complete the Project, it will not assume any liability to the Borrower or any other person for completing the Project or for the manner or quality of construction of the Project, and the Borrower expressly waives any such liability. The Borrower irrevocably appoints the Agent as its attorney in fact, with full power of substitution, to complete the Project in the Borrower’s name, or the Agent may elect to complete construction in its own name. In any event, all sums expended by the Agent in completing construction will be considered to have been disbursed to the Borrower and will be secured by the Mortgage and any other instruments or documents securing the Loans, and any such sums that cause the principal amount of the Loans to exceed the face amount of the Notes will be considered to be an additional loan to the Borrower bearing interest at the rate provided in the Notes and will be secured by the Mortgage and any other instrument or documents securing the Loans. The Agent will not have any obligation under the Construction Documents prepared for the Project, any studies, data, and drawings with respect thereto prepared by or for the Borrower, or the contracts and agreements relating to the Construction Documents, or the aforesaid studies, data, and drawings, or to the construction of the Project unless it expressly hereafter agrees in writing. The Agent will have the right to exercise any rights of the Borrower under those contracts and agreements or with respect to such Construction Documents, studies, data, and drawings upon the occurrence and during the continuance of any Event of Default by the Borrower under this Agreement, and shall have such other rights and remedies with respect thereto as are afforded a secured creditor under applicable law;
          (e) may, by notice to the Borrower, require the Borrower to pledge to the Agent as security for the Loan Obligations an amount in immediately available funds equal to the then outstanding Letter of Credit Liabilities, such funds to be held in an interest bearing cash collateral account at the Agent without any right of withdrawal by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its subsidiaries under the Federal Bankruptcy Code, the Borrower shall, without notice, pledge to the Agent as security for the Loan Obligations an amount in immediately available funds equal to the then outstanding Letter of Credit Liabilities, such funds to be held in such an interest bearing cash collateral account at the Agent; and
          (f) may exercise all other rights and remedies afforded to the Agent under the Loan Documents or by applicable law or equity.
     Section 6.03. Remedies Cumulative. Each and every power or remedy herein specifically given shall be in addition to every other power or remedy, existing or implied, given now or hereafter existing at law or in equity, and each and every power and remedy herein specifically given or otherwise so existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Agent, and the exercise or the beginning of the exercise of one power or remedy shall not be deemed a waiver of the right to exercise at the same time or thereafter any other power or remedy. No delay or omission of the Agent in the exercise of any right or power accruing hereunder shall impair any such right or power or be construed to be a waiver of any default or acquiescence therein.
ARTICLE VII
THE AGENT
     Section 7.01. Authorization and Action. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and on behalf of each of its Affiliates who are owed Obligations (each such Affiliate by acceptance of the benefits of the Loan Documents hereby ratifying such appointment) and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.
     Section 7.02. Duties and Powers of Agent.
          (a) The Agent shall (i) make such demands and give such notices under the Loan Documents as the Required Banks shall request, (ii) take (or refrain from taking) such action to enforce the Loan Documents and to foreclose or otherwise realize upon, collect or dispose of the Collateral, or any portion thereof, at such times, in such order and otherwise in such matter as may be directed by the Required Banks (including matters relating to (A) the amount of the Loan Obligations bid as a credit on account of the purchase price of the Collateral and (B) the adoption and implementation of post-foreclosure or post-realization plans of disposition with respect to any of the Collateral foreclosed or otherwise realized upon), and (iii) take such other actions under this Agreement or the Loan Documents or otherwise (including the amending of this Agreement or the Loan Documents as contemplated by and in accordance with the provisions of Section 8.01 hereof) upon direction of the Required Banks. Any property taken or held by the Agent, in its capacity as such, by foreclosure or otherwise, shall be held by it pursuant to this Agreement.
          (b) The Agent shall not take, and shall be fully justified in failing or refusing to take, any action under this Agreement or the Loan Documents or otherwise unless it shall have first received such advice or concurrence of the Required Banks.
          (c) Any action taken or failure to act pursuant to the direction of the Required Banks shall be binding upon all of the Banks and all future holders of the Loan Obligations.
          (d) The obligations of the Agent hereunder are only those expressly set forth herein and in the Loan Documents. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Event of Default or Default, except as expressly provided in this Agreement. The Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default or Default, unless the Agent has received written notice from a Bank or the Borrower describing such default or Event of Default and stating that such notice is a notice of default. In the event the Agent receives such a notice, the Agent shall give notice thereof to the Banks. The Agent shall take such action under the Loan Documents with respect to such Default or Event of Default as shall be directed by the Required Banks.
     Section 7.03. Obligations of Agent. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent (i) may treat the Banks as the parties entitled to distributions hereunder unless and until the Agent receives written notice and evidence satisfactory to it to the contrary, (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iii) shall not by reason of any Loan Document be a trustee or fiduciary for any Bank, and (iv) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, telex or facsimile) believed by it in good faith to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrower made or deemed to be made hereunder. Further, the Agent (A) makes no warranty or representation to any Bank and shall not be responsible to any Bank for the accuracy or completeness of any statements, warranties or representations (whether written or oral) made by the Borrower in or in connection with this Agreement, (B) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower, and (C) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto with respect to any other Person party hereto or thereto.
     Section 7.04. Agent and Affiliates. With respect to its Commitment, the Advances made by the Agent and the Notes issued to it, the Agent shall have the same rights and powers under this Agreement as the other Banks and may exercise the same as though it were not the Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include the Agent in its capacity as a Bank. AgStar and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, all as if AgStar were not the Agent hereunder and without any duty to account therefor to the Banks.
     Section 7.05. Bank Credit Decision. It is understood and agreed by each Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and the Collateral. Accordingly, each Bank confirms to the Agent that such Bank has not relied, and will not hereafter rely, on the Agent (i) to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower under or in connection with this Agreement, the Loan Documents or the transactions herein or therein contemplated (whether or not such information has been or is hereafter distributed to such Bank by the Agent), (ii) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any Collateral provided to secure the Obligations of the Borrower under the Loan Documents, or (iii) to obtain, verify or record information that identifies the Borrower in accordance with the USA PATRIOT Act (Title III of Pub Law No. 107-56). Each Bank acknowledges that a copy of each of the Loan Documents has been made available to it and to its individual legal counsel for review and such Bank acknowledges that it is satisfied with the form and substance of the Loan Documents, and is not relying upon advice or recommendations of the Agent or the Agent’s counsel.
     Section 7.06. Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to their Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgment, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of the Loan Documents or the Obligations or any action taken or omitted by the Agent under this Agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preservation of any rights of the Agent or the Banks under, or the enforcement of, or legal advice in respect of rights or responsibilities under the Loan Documents to the extent that the Agent is not reimbursed for such expenses by the Borrower.
     Section 7.07. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. The Banks may appoint one of the Banks as a successor Agent; provided that, if no successor Agent shall have been appointed by the Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s having given notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be either a Bank or a bank reasonably acceptable to the Borrower, organized under the laws of the United States or of any state thereof, or any affiliate of such bank, and having a combined capital and surplus of at least Five Hundred Million and No/100 Dollars ($500,000,000.00); provided, however, that any successor Agent, any sub Agent and any other person designated to receive payments under any Loan Document from the Borrower for the benefit of the Agent or any Bank shall be a “U.S. Person” and a “Financial Institution” as such terms are defined in Section 1.1441-1 of the Treasury Regulations. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provision of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
     Section 7.08. Exchange of Information. Each Bank and the Agent shall freely exchange with the other Banks and/or Agent any information relating to the condition, financial or otherwise, of the Borrower, and the Borrower hereby consents to any and all prior, present or future such exchanges.
     Section 7.09. Benefit of the Banks Only. The terms and provisions of this Article VII are for the sole and exclusive benefit of the Agent and the Banks, and not for the benefit of the Borrower.
     Section 7.10. Authorized Actions. The Agent is hereby irrevocably authorized by the Banks, without any further action by any Bank, to release the Agent’s liens in Collateral: (i) if such Collateral is permitted to be sold or otherwise disposed of under Section 5.02(i); and (ii) upon termination of the Commitments, collateralization of all outstanding Letters of Credit and payment and satisfaction of all other non-contingent obligations of the Borrower under the Loan Documents.
ARTICLE VIII
MISCELLANEOUS
     Section 8.01. Amendments, Etc. Except as otherwise provided herein or in any other Loan Document, no amendment or waiver of any provision of any Loan Document to which the Borrower is a party, nor any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be agreed or consented to by the Required Banks and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver, or consent shall, without the consent of the Borrower and each Bank directly affected thereby, do any of the following: (i) except as provided in Section 2.13, increase the Commitment of such Bank; (ii) reduce the amount owed to such Bank or reduce the rate of interest thereon payable to such Bank, or reduce any fees payable to such Bank hereunder; (iii) extend or postpone the scheduled date of payment of any amount owed to such Bank under any Loan Document, or waive or excuse the payment thereof (but specifically excluding any amendment, modification, termination or waiver of the prepayment provisions) (provided that the Required Banks may suspend or reduce the Default Rate once it is imposed under Section 2.14); (iv) reduce the percentages specified in the definitions of “Required Banks” or “Pro Rata Share” or any provision of any of the Loan Documents regarding the Pro Rata treatment or obligations of the Banks; or (v) except as permitted by Section 7.10, release all or substantially all of the Collateral or release the Borrower or the Guarantor from liability. Notwithstanding anything to the contrary contained in this Section 8.01: (i) no amendment, waiver, or consent shall be made with respect to Article VII hereof or any other provision which affects the rights or obligations of the Agent without the prior written consent of the Agent; (ii) no amendment, waiver or consent shall be made with respect any provision which affects the rights or obligations of the Issuer without the prior written consent of the Issuer; and (iii) no amendment, waiver or consent shall be made with respect to Section 2.06 or any other provision which affects the rights or obligations of the Swingline Bank without the prior written consent of the Swingline Bank. Notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Bank may not be increased or extended without the consent of such Bank.
     Section 8.02. Notices, Etc. All notices and other communications provided for under any Loan Document shall be in writing and mailed, faxed, or delivered at the addresses set forth below, or at such other address as such party may specify by written notice to the other parties hereto:

If to the Borrower:	US Bio Dyersville, LLC
5500 Cenex Drive
Inver Grove Heights, MN 55077
Telephone: (651) 355-8300
Attention: Chief Financial Officer
Attention: General Counsel

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
333 W. Wacker Drive
Chicago, Illinois 60606
Telephone: (312) 407-0700
Facsimile: (312) 407-0411
Attention: Brian W. Duwe

If to the Agent:	AgStar Financial Services, PCA
1921 Premier Drive
P.O. Box 4249
Mankato, MN 56002-4249
Telephone: (507) 386-4242
Facsimile: (507) 344-5088

with copies to:	AgStar Financial Services, FLCA
1921 Premier Drive
P.O. Box 4249
Mankato, MN 56002-4249
Telephone: (507) 386-4242
Facsimile: (507) 344-5088
Attention: Mark Schmidt

Gray, Plant, Mooty, Mooty, & Bennett, P.A.
1010 West St. Germain
Suite 600
St. Cloud, MN 56301
Telephone: (320) 252-4414
Facsimile: (320) 252-4482
Attention: Phillip L. Kunkel

If to a Bank:	At the address or addresses, as the case may be, set forth on Schedule 8.02 or on the most recent Supplement to which such Bank is a party.
All such notices and communications to or upon the parties hereto shall be in writing (including by telecopy) and sent to the address or facsimile number listed above and shall be effective and shall be deemed to have been duly given or made (i) when delivered in person, (ii) when transmitted via facsimile to the applicable number(s) set forth above, (iii) one Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notwithstanding the other provisions of this Section 8.02, the Agent may accept oral borrowing notices, provided that the Agent shall incur no liability to the Borrower or any Bank in acting on any such communication that the Agent believes in good faith to have been given by a Person authorized to give such notice on behalf of the Borrower. Any confirmation sent by the Agent or any Bank to a Borrower of any borrowing under this Agreement shall, in the absence of manifest error, be conclusive and binding for all purposes.
     Section 8.03. No Waiver; Remedies. No failure on the part of the Agent or any Bank to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.
     Section 8.04. Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable and documented costs and expenses of the Agent in connection with the preparation, execution, delivery, filing, recording and administration of the Loan Documents and the other related documents to be delivered under the Loan Documents, including the reasonable and documented fees and out-of-pocket expenses of counsel for the Agent, including local counsel, with respect thereto and with respect to advising the Agent as to its rights and responsibilities under the Loan Documents, and all reasonable and documented costs and expenses (including reasonable counsel fees and expenses) for the Agent in connection with the filing of the Financing Statements and, solely during the occurrence and continuation of an Event of Default, all reasonable and documented costs and expenses of the Agent and the Banks in connection with the enforcement of the Loan Documents.
     Section 8.05. Right of Set-off. Upon the occurrence and during the continuance of an Event of Default, each Bank is hereby authorized, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent and/or such Bank to or for the credit or the account of the Borrower against any and all of the Obligations, irrespective of whether or not such Bank shall have made any demand under such Loan Document and although deposits, indebtedness or such obligations may be unmatured or contingent. The Agent and each Bank, as the case may be, agrees to promptly notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Banks under this Section are in addition to other rights and remedies (including other rights of set-off) which the Agent and the Banks may have. Each Bank agrees that for the benefit of each of the other Banks and the Agent (but not for the benefit of the Borrower) that such Bank shall not exercise any of the set-off rights described in this Section 8.05 unless such Bank had notified the Agent of such Bank’s intention to take such action and such Bank had received the Agent’s written consent to the taking of such action (unless such notice and consent requirement is waived by the Agent in its sole discretion).

     Section 8.06. Severability of Provisions. Any provision of this Agreement or of any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or unenforceability of such provision in any other jurisdiction.
     Section 8.07. Binding Effect; Successors and Assigns; Participations.
          (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and the Banks and their respective successors and assigns, except that the Borrower shall have no right to assign or otherwise transfer its rights hereunder or any interest herein without the prior written consent of the Agent and the Banks, which consent shall not be unreasonably withheld or delayed. No Bank may assign, sell, participate or otherwise transfer any of its rights under the Loan Documents except as set forth in this Section 8.07.
          (b) Each Bank shall have the right at any time, with the written consent of the Agent and, unless a payment or bankruptcy Event of Default shall have occurred and be continuing, the Borrower, to assign all or portions of its rights in this Agreement or in its Commitment, participation obligations and interests, rights and security under this Agreement and any of the other Loan Documents to any other commercial, banking or financial institution, including any one or more of its Affiliates which is a commercial banking or financial institution or to one or more of the Banks (each, an “Assignee”), subject to minimum amounts of $1,600,000.00 or the remaining commitment amount if less than $1,600,000.00. Upon any such assignment, each Bank so assigning its Commitment, Advances, Notes, participation obligations and interests, rights and security under this Agreement shall pay the Agent, within two (2) Business Days of such assignment an assignment fee of $2,000.00 for its own account and shall promptly notify the Borrower, the Agent and the other Banks thereof. Each Bank so assigning its Commitment, Advances, Notes, participation obligations and interests, rights and security under this Agreement or any of the other Loan Documents shall execute and deliver, and cause such Assignee to execute and deliver, an agreement in the form of Exhibit K hereto and such other documents and instruments reasonably requested by the Agent (collectively, a “Bank Supplement”) to evidence such assignment and to substitute the Assignee as a Bank on all of the Loan Documents. The Borrower hereby acknowledges and agrees that any assignment described in this Section 8.07 will give rise to a direct obligation of the Borrower to the Assignee and such party shall be considered a Bank and rely on, and possess all rights under this Agreement or any other Loan Document. The Borrower shall accord full recognition to any such assignment, and all rights and remedies of such Bank in connection with the interest so assigned shall be as fully enforceable by such Assignee as they were by the assignor as a Bank that was a party to this Agreement on the date hereof. The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of the Banks, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Bank at any reasonable time and from time to time upon reasonable prior notice.
          (c) Each Bank shall have the right at any time, with the written consent of the Agent and, unless a payment or bankruptcy Event of Default shall have occurred and be continuing, the Borrower, to sell participations in all or any portion of its rights in this Agreement or its Commitment, Advances, Notes, participation obligations and interests, rights and security under this Agreement and any of the other Loan Documents to any other Person (each, a “Participant”); provided, however, that (i) such Bank’s obligations under the Loan Documents (including its Commitments) shall remain unchanged, (ii) such Bank shall remain solely responsible to the Borrower, the Issuer, and the Swingline Bank for the performance of such obligations, (iii) such Bank shall remain the holder of its Notes and owner of its participation or other interests in Letter of Credit Liabilities for all purposes of any Loan Document, and (iv) the Agent and the Borrower shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under the Loan Documents. For the sole purpose of determining voting rights, “Banks” shall include those Persons that are members of the Farm Credit System which have acquired participation interests (not including subparticipation interests) in the Loans at any time in the minimum amount of Ten Million and No/100 Dollars ($10,000,000.00), which have been designated by the Bank selling the participation to such Person as being accorded voting rights hereunder (the “Participant Designation”), and which are approved as such by the Agent with notification to the Borrower (the participation shall, in turn, result in a corresponding reduction in the dollar amount of voting rights of the Bank from which such participation interests were acquired). The Participant Designation shall (i) state the name and contact information of the participant as would be required of an assignee pursuant to a Bank Supplement, and (ii) state the amount of the participation purchased. The Agent shall be entitled to conclusively rely on any and all information contained in any Participant Designation delivered to it by a Bank. No other Participant shall be entitled to vote.
          (d) The Agent and any such Bank or Banks, as the case may be, may disclose to (i) any of the participants identified in Schedule 2.01 or, (ii) in connection with any proposed assignment or granting of a participation, the proposed assignee or participant any information that the Borrower or the Guarantor is required to deliver to the Agent and/or the Banks pursuant to this Agreement or the other Loan Documents, and the Borrower agrees to cooperate fully with the Agent and the Banks, as the case may be, in providing any such information to any proposed assignee or participant; provided such Participant identified on Schedule 2.01 and any such assignee or other Participant agrees to be bound by the confidentiality provisions set forth in Section 8.16.
     Section 8.08. Consent to Jurisdiction. All parties hereby submit to the jurisdiction of any Minnesota State court sitting in Blue Earth County, Minnesota, or Federal court sitting in Minneapolis, Minnesota, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and each party hereby agrees that claims in respect of such action or proceeding may be heard and determined in such Minnesota State court or in such Federal court. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.
     Section 8.09. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA (WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF).
     Section 8.10. Banks’ Obligations Several, Not Joint. The obligations of the Banks under this Agreement and the other Loan Documents are several, and are not joint. No Bank or the Agent shall be responsible or liable in any way for the failure or refusal of any other Bank to make any Advance to be made by any other Bank, or for any other obligations of any other Bank.
     Section 8.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and on telecopy counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

     Section 8.12. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Advances and issuance of any Letters of Credit, until repayment of the Loans and Letters of Credit and termination of the Commitments. The expense reimbursement, additional cost, capital adequacy and indemnification provisions of this Agreement shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. This Agreement shall terminate on the date (the “Termination Date”) on which all Obligations then due and owing have been paid in full, all Commitments have been terminated, and all undrawn portions or Letters of Credit have been cash collateralized or otherwise provided for pursuant to arrangements satisfactory to the Issuer except that (x) those provisions which by the express terms thereof continue in effect notwithstanding the Termination Date, and (y) the Obligations in the nature of continuing indemnities not yet due and payable, shall continue in effect.
     Section 8.13. Entire Agreement. THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF.
     Section 8.14 Waiver of Borrower Rights. The Borrower acknowledges and agrees that, to the extent the provisions of the Agricultural Credit Act of 1987, including 12 U.S.C. §§ 2199 through 2202e, and the implementing Farm Credit Administration regulations, 12 C.F.R. § 617.7000, et seq. (collectively, the “Farm Credit Law”) apply to the Borrower or to the transactions contemplated by this Agreement, the Borrower hereby irrevocably waive all Borrower Rights, including all statutory or regulatory rights of a borrower to disclosure of effective interest rates, differential interest rates, review of credit decisions, distressed loan restructuring, and rights of first refusal. The Borrower acknowledges and agrees that the waiver of Borrower Rights provided by this Section 8.14 is knowingly and voluntarily made after the Borrower has consulted with legal counsel of its choice and has been represented by counsel of its choice in connection with the negotiation of this Agreement and the waiver of Borrower Rights set forth in this Section 8.14. The Borrower acknowledges that its waiver of Borrower Rights set forth in this Section 8.14 is based on its recognition that such waiver is material to induce commercial banks and other non-Farm Credit System institutions to participate in the extensions of credit contemplated by this Agreement and to provide extensions of credit to the Borrower. Nothing contained in this Section 8.14, nor the delivery to the Borrower of any summary of any rights under, or any notice pursuant to, the Farm Credit Law shall be deemed to be, or be constructed to indicate the determination or agreement by the Borrower, the Agent, or any Bank that the Farm Credit Law, or any rights thereunder, are or will be applicable to the Borrower or to the transactions contemplated by this Agreement. It is the intent of the Borrower that the waiver of Borrower Rights contained in this Section 8.14 complies with and meets all of the requirements of 12 C.F.R. § 617.7010(c).
     Section 8.15. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT TO WHICH IT IS A PARTY OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.
     Section 8.16. Confidentiality. Each of the Agent and each Bank agrees to exercise reasonable care to protect against the unauthorized disclosure of information provided to it by the Borrower or the Guarantor pursuant to the Loan Documents; provided that the Agent or any Bank is hereby authorized to disclose such Confidential information:
          (a) as authorized or required by federal or state laws, regulations, ordinances or rules;
          (b) to the Agent, any other Bank or any Affiliate of any Bank,
          (c) to any third party that provides services to the Agent or the Bank for processing or storing information related to loans subject to a written agreement pursuant to which the third party agrees to protect against the unauthorized disclosure of information provided by the Agent or the Bank,
          (d) to any Assignee or Participant or prospective Assignee or Participant that has agreed to protect the confidentiality of information received from the Agent or any Bank,
          (e) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates ,
          (f) if requested or required to do so in connection with any litigation or similar proceeding, provided that to the extent permitted by law Agent or Bank agrees to use reasonable effort to provide notice of such request within a reasonable time after providing such information,
          (g) that has been publicly disclosed other than in breach of this Section 8.16, or
          (h) in connection with the exercise of any remedy hereunder or under any other Loan Document.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, as of the date first above written.
SIGNATURE PAGES TO FOLLOW

SIGNATURE PAGE TO
CREDIT AGREEMENT
BY AND BETWEEN
US BIO DYERSVILLE, LLC,
And
AGSTAR FINANCIAL SERVICES, PCA, AS ADMINISTRATIVE AGENT
And
the BANKS
DATED AS OF: February 7, 2007
EACH OF THE BORROWER, THE AGENT AND EACH BANK ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS CREDIT AGREEMENT, AND EACH SUCH PERSON AGREES TO ITS TERMS, THIS AGREEMENT IS DATED AS OF THE DATE FIRST ABOVE STATED.
BORROWER:
US BIO DYERSVILLE, LLC
a Delaware limited liability company

/s/ Richard K. Atkinson By: Richard K. Atkinson
Its: Senior Vice President/Chief Financial Officer

SIGNATURE PAGE TO
CREDIT AGREEMENT
BY AND BETWEEN
US BIO DYERSVILLE, LLC,
And
AGSTAR FINANCIAL SERVICES, PCA, AS ADMINISTRATIVE AGENT
And
the BANKS
DATED AS OF: February 7, 2007
EACH OF THE BORROWER, THE AGENT AND EACH BANK ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS CREDIT AGREEMENT, AND EACH SUCH PERSON AGREES TO ITS TERMS. THIS AGREEMENT IS DATED AS OF THE DATE FIRST ABOVE STATED.
AGENT:
AGSTAR FINANCIAL SERVICES, PCA,
as Administrative Agent

/s/ Mark Schmidt By: Mark Schmidt
Its: Vice President

SIGNATURE PAGE TO
CREDIT AGREEMENT
BY AND BETWEEN
US BIO DYERSVILLE, LLC,
And
AGSTAR FINANCIAL SERVICES, PCA, AS ADMINISTRATIVE AGENT
And
the BANKS
DATED AS OF: February 7, 2007
EACH OF THE BORROWER, THE AGENT AND EACH BANK ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS CREDIT AGREEMENT, AND EACH SUCH PERSON AGREES TO ITS TERMS, THIS AGREEMENT IS DATED AS OF THE DATE FIRST ABOVE STATED.
AGSTAR:
as a Bank
AGSTAR FINANCIAL SERVICES, PCA

/s/ Mark Schmidt By: Mark Schmidt
Its: Vice President

SIGNATURE PAGE TO
CREDIT AGREEMENT
BY AND BETWEEN
US BIO DYERSVILLE, LLC,
And
AGSTAR FINANCIAL SERVICES, PCA, AS ADMINISTRATIVE AGENT
And
the BANKS
DATED AS OF: February 7, 2007
EACH OF THE BORROWER, THE AGENT AND EACH BANK ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS CREDIT AGREEMENT, AND EACH SUCH PERSON AGREES TO ITS TERMS. THIS AGREEMENT IS DATED AS OF THE DATE FIRST ABOVE STATED.
AGCOUNTRY FARM CREDIT SERVICES, FLCA

/s/ Randolph L. Aberle By: Randolph L. Aberle
Its: Vice President

SIGNATURE PAGE TO
CREDIT AGREEMENT
BY AND BETWEEN
US BIO DYERSVILLE, LLC,
And
AGSTAR FINANCIAL SERVICES, PCA, AS ADMINISTRATIVE AGENT
And
the BANKS
DATED AS OF: February 7, 2007
EACH OF THE BORROWER, THE AGENT AND EACH BANK ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS CREDIT AGREEMENT, AND EACH SUCH PERSON AGREES TO ITS TERMS. THIS AGREEMENT IS DATED AS OF THE DATE FIRST ABOVE STATED.
BADGERLAND FARM CREDIT SERVICES

/s/ Lawrence P. Coulthard By: Lawrence P. Coulthard
Its: Agribusiness Finance Officer

SIGNATURE PAGE TO
CREDIT AGREEMENT
BY AND BETWEEN
US BIO DYERSVILLE, LLC,
And
AGSTAR FINANCIAL SERVICES, PCA, AS ADMINISTRATIVE AGENT
And
the BANKS

DATED AS OF: February 7, 2007
EACH OF THE BORROWER, THE AGENT AND EACH BANK ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS CREDIT AGREEMENT, AND EACH SUCH PERSON AGREES TO ITS TERMS. THIS AGREEMENT IS DATED AS OF THE DATE FIRST ABOVE STATED.
BANK OF THE WEST

/s/ Lee Rosin By: Lee Rosin
Its: Regional Vice President

SIGNATURE PAGE TO
CREDIT AGREEMENT
BY AND BETWEEN
US BIO DYERSVILLE, LLC,
And
AGSTAR FINANCIAL SERVICES, PCA, AS ADMINISTRATIVE AGENT
And
the BANKS
DATED AS OF: February 7, 2007
EACH OF THE BORROWER, THE AGENT AND EACH BANK ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS CREDIT AGREEMENT, AND EACH SUCH PERSON AGREES TO ITS TERMS. THIS AGREEMENT IS DATED AS OF THE DATE FIRST ABOVE STATED.
COFINA FINANCIAL, LLC

/s/ Brian K. Legried By: Brian K. Legried
Its: President

SIGNATURE PAGE TO
CREDIT AGREEMENT
BY AND BETWEEN
US BIO DYERSVILLE, LLC,
And
AGSTAR FINANCIAL SERVICES, PCA, AS ADMINISTRATIVE AGENT
And
the BANKS
DATED AS OF: February 7, 2007
EACH OF THE BORROWER, THE AGENT AND EACH BANK ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS CREDIT AGREEMENT, AND EACH SUCH PERSON AGREES TO ITS TERMS. THIS AGREEMENT IS DATED AS OF THE DATE FIRST ABOVE STATED.
FARM CREDIT SERVICES OF GRAND FORKS

/s/ Dave DeVos By: Dave DeVos
Its: CCO/VP

SIGNATURE PAGE TO
CREDIT AGREEMENT
BY AND BETWEEN
US BIO DYERSVILLE, LLC,
And
AGSTAR FINANCIAL SERVICES, PCA, AS ADMINISTRATIVE AGENT
And
the BANKS
DATED AS OF: February 7, 2007
EACH OF THE BORROWER, THE AGENT AND EACH BANK ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS CREDIT AGREEMENT, AND EACH SUCH PERSON AGREES TO ITS TERMS. THIS AGREEMENT IS DATED AS OF THE DATE FIRST ABOVE STATED.
FARM CREDIT SERVICES OF MID-AMERICA, PCA

/s/ Mark Strebel By: Mark Strebel
Its: Credit Officer

SIGNATURE PAGE TO
CREDIT AGREEMENT
BY AND BETWEEN
US BIO DYERSVILLE, LLC,
And
AGSTAR FINANCIAL SERVICES, PCA, AS ADMINISTRATIVE AGENT
And

the BANKS

DATED AS OF: February 7, 2007
EACH OF THE BORROWER, THE AGENT AND EACH BANK ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS CREDIT AGREEMENT, AND EACH SUCH PERSON AGREES TO ITS TERMS. THIS AGREEMENT IS DATED AS OF THE DATE FIRST ABOVE STATED.
FIRST NATIONAL BANK OF OMAHA

/s/ Bradley J. Brummond By: Bradley J. Brummond
Its: Vice President

SIGNATURE PAGE TO
CREDIT AGREEMENT
BY AND BETWEEN
US BIO DYERSVILLE, LLC,
And
AGSTAR FINANCIAL SERVICES, PCA, AS ADMINISTRATIVE AGENT
And
the BANKS
DATED AS OF: February 7, 2007
EACH OF THE BORROWER, THE AGENT AND EACH BANK ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS CREDIT AGREEMENT, AND EACH SUCH PERSON AGREES TO ITS TERMS. THIS AGREEMENT IS DATED AS OF THE DATE FIRST ABOVE STATED.
HOME FEDERAL SAVINGS BANK

/s/ Eric Oftedahl By: Eric Oftedahl
Its: VP

SIGNATURE PAGE TO
CREDIT AGREEMENT
BY AND BETWEEN
US BIO DYERSVILLE, LLC,
And
AGSTAR FINANCIAL SERVICES, PCA, AS ADMINISTRATIVE AGENT
And
the BANKS
DATED AS OF: February 7, 2007
EACH OF THE BORROWER, THE AGENT AND EACH BANK ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS CREDIT AGREEMENT, AND EACH SUCH PERSON AGREES TO ITS TERMS. THIS AGREEMENT IS DATED AS OF THE DATE FIRST ABOVE STATED.
METROPOLITAN LIFE INSURANCE COMPANY

/s/ Steven D. Craig By: Steven D. Craig
Its: Director

SCHEDULES AND EXHIBITS
to
CREDIT AGREEMENT
by and between
US BIO DYERSVILLE, LLC,
and
AGSTAR FINANCIAL SERVICES, PCA, as AGENT
and
the BANKS
Dated: February 7, 2007

SCHEDULE 2.01
COMMITMENTS

			Term Revolving
	Construction	Term Loan	Loan	Revolving
	Loan	Commitment	Commitment	Line of Credit	Total
Bank	Commitment	(Upon Conversion)	(Upon Conversion)	Commitment	Commitment
AgCountry Farm Credit Services, FLCA	$1,965,171.50	$1,473,878.63	$491,292.87	$0.00	$1,965,171.50
AgStar Financial Services, PCA[1]	$47,618,733.51	$35,714,050.13	$11,904,683.38	$2,000,000.00	$49,618,733.51
Badgerland Farm Credit Services	$4,912,928.76	$3,684,696.57	$1,228,232.19	$0.00	$4,912,928.76
Bank of the West	$3,070,580.48	$2,302,935.36	$767,645.12	$0.00	$3,070,580.48
CoFina Financial, LLC	$4,912,928.76	$3,684,696.57	$1,228,232.19	$0.00	$4,912,928.76
Farm Credit Services of Grand Forks	$6,632,453.83	$4,974,340.37	$1,658,113.46	$0.00	$6,632,453.83
Farm Credit Services of Mid-America	$6,141,160.95	$4,605,870.71	$1,535,290.24	$0.00	$6,141,160.95
First National Bank of Omaha	$4,912,928.76	$3,684,696.57	$1,228,232.19	$0.00	$4,912,928.76
Home Federal Savings Bank	$0.00	$0.00	$0.00	$8,000,000.00	$8,000,000.00
Metropolitan Life Insurance Company	$24,933,113.45	$18,699,835.09	$6,233,278.36	$0.00	$24,933,113.45
	$105,100,000.00	$78,825,000.00	$26,275,000.00	$10,000,000.00	$115,100,000.00

[1] On the Closing Date, the following institutions will purchase participations in the AgStar Financial Services, PCA commitments as follows:

1st Farm Credit Services, PCA/FLCA	$6,141,160.95	$4,605,870.71	$1,535,290.24	$0.00	$6,141,160.95
Agribank, FCB	$5,649,868.08	$4,237,401.06	$1,412,467.02	$0.00	$5,649,868.08
AgFirst Farm Credit Bank	$13,019,261.21	$9,764,445.91	$3,254,815.30	$0.00	$13,019,261.21

SCHEDULE 2.23
FARM CREDIT SYSTEM ENTITIES
1.	AgCountry Farm Credit Services, FLCA

2.	AgStar Financial Services, PCA

3.	Badgerland Farm Credit Services

4.	Farm Credit Services of Grand Forks

5.	Farm Credit Services of Mid-America

SCHEDULE 3.01(c)
REAL PROPERTY
Parcel “R” located in the South 250 feet of the SW1/4 SW1/4; the SE1/4 SW1/4; the NW1/ 4 SW1/4; that part of the NE1/4 SW1/4 lying South of the former railroad right-of-way; that part of the SW1/4 NW1/4 lying South of the former railroad right-of-way; that part of the SE1/4 NW1/4 lying South of the former railroad right-of-way; that part of the NW1/4 SE1/4 lying South of the centerline of Vine Road; that part of the NE1/4 SE1/4 lying South of the centerline of Vine Road; and the S1/2 SE1/4;
All in Sec. 26, T89N, R3W, Delaware County, Iowa, as reflected in that certain Plat of Survey dated September 12, 2006, and recorded with the Delaware County Recorder on September 12, 2006, in Book 2006, Page 3366, as Document No. 2006-3366.

SCHEDULE 4.01(a)
DESCRIPTION OF CERTAIN TRANSACTIONS RELATED TO
THE BORROWER’S MEMBERSHIP INTERESTS (UNITS)
NONE.

SCHEDULE 4.01(f)
DESCRIPTION OF CERTAIN THREATENED ACTIONS, ETC.
NONE.

SCHEDULE 4.01(k)
LOCATION OF INVENTORY AND FARM PRODUCTS;
THIRD PARTIES IN POSSESSION; CROPS
NONE.

SCHEDULE 4.01(l)
OFFICE LOCATIONS; FICTITIOUS NAMES, ETC.

1. Location of the Borrower’s chief place of business:	3294 Vine Road
Dyersville, IA 52040

2. Location of the Borrower’s chief executive office:	3294 Vine Road
Dyersville, IA 52040
3. Borrower’s jurisdiction of organization: Delaware
4. Other places where the Borrower keeps its books and records:
5500 Cenex Drive, Mail Station 175
Inver Grove Heights, MN 55077
5. Other locations where the Borrower has a place of business: None.
6. Trade-names or fictitious business names of the Borrower: None.
7. Names of all predecessor companies of the Borrower: None.
8. Borrower’s U.S. Federal Income Tax I.D. number: 20-5765890
9. Borrower’s state organizational identification number: 4219654

SCHEDULE 4.01(p)
INTELLECTUAL PROPERTY
NONE.

SCHEDULE 4.01(t)
ENVIRONMENTAL COMPLIANCE
NONE.

SCHEDULE 5.02(a)
DESCRIPTION OF CERTAIN LIENS, LEASE OBLIGATIONS, ETC.
NONE.

SCHEDULE 5.02(e)
DEBT
NONE.

SCHEDULE 5.02(k)
TRANSACTIONS WITH AFFILIATES
Contracts with Fagen, Inc. related to the construction of the Project

EXHIBIT A
BORROWING BASE CERTIFICATE
Detailed Calculation
For Month Ending:                                ,
Date Delivered:                                ,

1	All unpaid Accounts:
	(ethanol)	$
	(DGS)	$
	Other	$
	Other	$
	Total unpaid Accounts	$
	Deduct ineligible Accounts (46 days or more from invoice date or otherwise excluded pursuant to the terms and conditions of the Credit Agreement)	$
	Total Eligible Accounts Receivable	$
	Multiply by Borrowing Base Factor		75.00%
	Total Eligible Accounts Receivable	$		$

2	All Corn, DGS and other byproducts Inventory:
	Ending Corn Inventory	$
	Ending DGS & other byproducts Inventory	$
Total Corn, DGS & other byproducts Inventory
	Multiply by Borrowing Base Factor		75.00%
	Total Corn, DGS and other byproducts Eligible Inventory	$		$

3	All Ethanol and other Inventory (lower of cost or market)
	Ending Ethanol Inventory	$
	Ending Inventory	$
Other Inventory
	Total Ethanol and Other Inventory	$
	Multiply by Borrowing Base Factor		75.00%
	Total Ethanol and other Eligible Inventory	$		$
	Total Eligible Inventory (Total from #2 and #3)	$
4	Total Borrowing Base (Total from #1, #2, & #3)	$		$

5	Outstanding Revolving Line of Credit Loan Balance (including outstanding Revolving Letters of Credit) (as of month end)	$

6	Excess or Deficit (Line 4 minus Line 5)	$		$

*	If a Deficit exists, remit amount unless remitted since end of month.

     Pursuant to and in accordance with the term and conditions of that certain Credit Agreement, dated as of February 7, 2007, among US Bio Dyersville, LLC, a Delaware limited liability company (the “Borrower”), the Banks from time to time party thereto, and AgStar Financial Services, PCA, as Agent for the Banks (the “Agent”) (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the Borrower is executing and delivering to the Agent this Borrowing Base Certificate accompanied by supporting data (collectively, this “Certificate”). The undersigned hereby certifies that the information set forth in this Certificate is true and correct as of the date hereof.

US BIO DYERSVILLE, LLC,
a Delaware limited liability company

By

Its

EXHIBIT B
CERTIFICATE OF SUBSTANTIAL COMPLETION

Form 7.6.1a 1 of 1

Certification of	OWNER	☑
Substantial Completion	ARCHITECT	☐
AIA Document G704 -	CONTRACTOR	☑
Electronic Format	FIELD	☐
	OTHER	☐

THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES WITH AN ATTORNEY IS ENCOURAGED WITH RESPECT TO ITS COMPLETION MODIFICATION. AUTHENTICATION OF THIS ELECTRONICALLY DRAFTED AIA DOCUMENT MAY BE MADE BY USING AIA DOCUMENT D401

PROJECT:	PROJECT NO.:
(Name and address)	CONTRACT FOR:
CONTRACT DATE:
TO OWNER	TO CONTRACTOR:
(Name and address)	(Name and address)	Fagen Inc.
501 W. Hwy 212
PO Box 159
Granite Falls, MN 56241
DATE OF ISSUANCE:
PROJECT OR DESIGNATED PORTION SHALL INCLUDE:
The Work performed under this Contract has been reviewed and found, to the Architect’s best knowledge, information and belief, to be substantially complete. Substantial Completion is the stage in the progress of the Work when the Work or designated portion thereof is sufficiently complete in accordance with the Contract Documents so the Owner can occupy or utilize the Work for its intended use. The date of Substantial Completion of the Project of portion thereof designated above is hereby established as which is also the date of commencement of applicable warranties required by the Contract Document, except as stated below.

A list of items to be completed or corrected is attached hereto. The failure to include any items on such list does not alter the responsibility of the Contractor to complete all Work in accordance with the Contract Documents.

ARCHITECT	BY	DATE
The Contractor will complete or correct the Work on the list of items anached hereto within        days from the above Date of Substantial Completion.

CONTRACTOR	BY	DATE
The Owner accepts the Work or designated portion thereof as substantially complete and will assume full possession thereof at (time) on         (date)

OWNER	BY	DATE

The responsibilities of the Owner and the Contractor for security, maintenance, heat, utilities, damage to the Work and insurance shall be as follows: Owner has the responsibility of all of the above

AIA DOCUMENT G704 — CERTIFICATION OF SUBSTANTIAL COMPLETION — 1992 EDITION —AIA — COPYRIGHT 1992 — THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE, N.W., WASHINGTON, D.C., 20006-5292. WARNING, Unlicensed photocopying violates U.S. copyright laws and is subject to legal prosecution . The document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below.
(Note — Owner’s and Contractor’s Legal and Insurance counsel should determine and review insurance requirements and coverage.)
January 11,2006
©2003 Fagen, Inc. All rights reserved.
Strictly confidential and proprietary.

EXHIBIT C
CERTIFIED CONSTRUCTION STATEMENT
Reference is made to that certain Credit Agreement, dated as of February 7, 2007, by and among US Bio Dyersville, LLC, a Delaware limited liability company (the “Borrower”), AgStar Financial Services, PCA, as Agent (the “Agent”) and the Banks identified therein (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth therefor in the Credit Agreement). The undersigned, in his/her capacity as                     of the Borrower, hereby certifies that set forth below is a true, complete and accurate list of those Contractor(s) performing services or materials with respect to specific portions of the construction of the Project and the amounts actually incurred and paid, or to be incurred, to such Contractor(s) in completing construction of the Project.

OWNER:
PROPERTY AT:
IMPORTANT NOTICE: In the event that the Borrower becomes aware of any change in the Project Costs which would increase the total Project Cost in excess of $50,000.00 above the amount shown on this Certified Construction Statement, the Borrower shall immediately notify the Agent in writing and shall promptly submit to the Agent for its approval a revised Certified Construction Statement.

	ITEMS	FURNISH BY	TOTAL COST	AMT PAID	BALANCE

1
2
3
4
5
6
7
8
9
10
11
12
13
14

	ITEMS	FURNISH BY	TOTAL COST	AMT PAID	BALANCE

15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41
42
43
44
45
46
47

		SUBTOTAL	0

US BIO DYERSVILLE, LLC

By:

Name:

Title:

Borrower / Owner

Acknowledged by:
FAGEN, INC.

By

Name:

Title:

General Contractor

EXHIBIT D
COMPLIANCE CERTIFICATE
     Pursuant to Section 5.01(c) of that certain Credit Agreement dated as of February 7, 2007, by and among US Bio Dyersville, LLC, a Delaware limited liability company (the “Borrower”), AgStar Financial Services, PCA, as Agent (the “Agent”) and the Banks identified therein (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth therefor in the Credit Agreement), the undersigned, in his/her capacity as                      of the Borrower, hereby certifies as follows:
1.	The financial statement(s) attached hereto fairly present in all material respects the financial condition of the Borrower in accordance with GAAP (subject to year-end adjustments and the absence of footnotes with respect to unaudited interim financial statements) and, other than with respect to any interim financial statements, have been prepared in accordance with GAAP;

2.	To my knowledge, there exists no Event of Default as of the date of this certificate;[1] and

3.	Set forth below are calculations of current financial covenants set forth in Section 5.01 of the Credit Agreement [on the Substantial Completion Date] [for the fiscal year ended December 31, 200_]:

1.	Section 5.01(d) – Working Capital
(tested on the Substantial Completion Date and as of December 31 of each year thereafter)

(a)	Required Working Capital
(on the Substantial Completion Date Working Capital shall be at least $8,000,000.00)
(on and after the date that is twelve months after the Substantial Completion Date, Working Capital shall be $12,000,000.00)

(b)	Actual Working Capital:
(x)	Current Assets [as of the Substantial Completion Date] [as of the date that is twelve months after the Substantial Completion Date]	$
(y)	Current Liabilities [as of the Substantial Completion Date] [as of the date that is twelve months after the Substantial Completion Date]	$
	Line (x) less line (y)	$

In Compliance Yes		No

2.	Section 5.01(e) – Net Worth
(tested on the Substantial Completion Date and as of December 31 of each year thereafter)

(a)	Required Net Worth [on the Substantial Completion Date ] [after the Substantial Completion Date, calculated in accordance with Section 5.01(e) of the Credit Agreement]	$ $	68,200,000

[1]	If, to such officer’s knowledge, there exists an Event of Default, such officer shall state in reasonable detail the facts with respect thereto.

(b)	Actual Net Worth

	(1) Total Assets	$
	(2) Total Liabilities (minus subordinated debt)	$
	(3) Total Net Worth	$
(line (1) minus line (2))

In Compliance	Yes	No

3.	Section 5.01(f) – Owner’s Equity
(tested initially at the end of the first 12 months after the Substantial Completion Date and as of December 31 of each year thereafter)

(a)	Required Owner’s Equity		40%

(b)	Actual Owner’s Equity
(i)	Net Worth	$
(ii)	Total Assets of the Borrower and its Subsidiaries	$
(iii)	Owner’s Equity
	((i) divided by (ii))			%

In Compliance	Yes	No

4.	Section 5.01(g) – Fixed Charge Coverage Ratio
(tested initially at the end of the first 12 months after the Substantial Completion Date and as of December 31 of each year thereafter)

(a)	Required Fixed Charge Coverage Ratio	Not less than 1.25 to 1.0
(b)	Actual Fixed Charge Coverage Ratio
For such twelve month period,
(i)	EBITDA	$

For such twelve month period,
(ii)	Current Portion of Long Term Debt	$
(iii)	Interest Expense	$
(iv)	Dividends	$
(v)	Distributions
(vi)	Tax Distributions	$
(vii)	Maintenance Capital Expenditures	$
(viii)	Denominator (sum of lines (ii) through (vii))	$

Ratio of line (i) to (viii)		to 1.00

In Compliance	Yes	No
     IN WITNESS WHEREOF, the undersigned has executed and delivered this Compliance Certificate this                      day of                                         , 20   .

BORROWER:

US BIO DYERSVILLE, LLC,
a Delaware limited liability company

By

Its

EXHIBIT E
FORM OF CONSTRUCTION NOTE

$105,100,000.00
          FOR VALUE RECEIVED, US BIO DYERSVILLE, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to the order of                (the “Bank”), (a) the principal sum of One Hundred Five Million One Hundred Thousand and No/100ths ($105,100,000.00) Dollars, or, if less, (b) the aggregate unpaid principal amount of all Construction Advances (as defined in the Credit Agreement (as defined below)) made by the Bank to the Borrower pursuant to Section 2.02 of the Credit Agreement. The Borrower further agrees to pay interest in like money to the Bank on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Sections 2.02(c) and 2.02(n) of the Credit Agreement, subject to Sections 2.02(g), 2.11, 2.13, 2.14, 2.15, 2.17, and 2.29 of the Credit Agreement and, in any event, all such payments shall be made no later than the Conversion Date.
          This Construction Note is one of the Construction Notes evidencing the Construction Loan and referred to in that certain Credit Agreement, dated as of February 7, 2007, among the Borrower, the Bank and the other commercial, banking or financial institutions from time to time parties thereto, and AgStar Financial Services, PCA, as agent (the “Agent”) (such agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). This Construction Note is subject to the terms and provisions of the Credit Agreement including, without limitation, Section 2.04. All capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement.
          This Construction Note is subject to prepayment as provided in the Credit Agreement.
          This Construction Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantee, and the terms and conditions upon which the security interests and the guarantee were granted and the rights of the Bank in respect thereof.
          Upon the occurrence and during the continuance of any one or more of the Events of Default set forth in Section 6.01 of the Credit Agreement, all amounts then remaining unpaid on this Construction Note shall, at the option of the Agent, be immediately due and payable, all as provided in the Credit Agreement.
          The Borrower hereby waives demand, presentment, protest and notice of nonpayment and dishonor of this Construction Note.
          This Construction Note shall be governed by and construed in accordance with the laws of the State of Minnesota (without reference to the choice of law principles thereof).
          The Borrower hereby submits to the jurisdiction of any Minnesota State court sitting in Blue Earth County, Minnesota, or Federal court sitting in Minneapolis, Minnesota, in any action or proceeding arising out of or relating to this Construction Note, and the Borrower hereby agrees that claims in respect of such action or proceeding may be heard and determined in such Minnesota State court or in such Federal court. The Borrower hereby waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

US BIO DYERSVILLE, LLC, a Delaware limited liability company

By: Its:

EXHIBIT F
PROJECT SOURCES AND USES STATEMENT
See attached Dyersville Construction Variance Report.

EXHIBIT G
FORM OF REVOLVING LINE OF CREDIT NOTE

$10,000,000.00
          FOR VALUE RECEIVED, US BIO DYERSVILLE, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to the order of                      (the “Bank”), (a) the principal sum of Ten Million and No/100ths ($10,000,000.00) Dollars, or, if less, (b) the aggregate unpaid principal amount of all Revolving Line of Credit Advances (as defined in the Credit Agreement (as defined below)) made by the Bank to the Borrower pursuant to Section 2.05 of the Credit Agreement. The Borrower further agrees to pay interest in like money to the Bank on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Sections 2.05(i) and 2.05(k) of the Credit Agreement, subject to Section 2.11, 2.13, 2.14, 2.15, 2.17 and 2.29 of the Credit Agreement and, in any event, all such payments shall be made no later than the Revolving Line of Credit Maturity Date.
          This Revolving Line of Credit Note is one of the Revolving Line of Credit Notes evidencing the Revolving Line of Credit Loan and referred to in that certain Credit Agreement, dated as of February 7, 2007 , among the Borrower, the Bank and the other commercial, banking or financial institutions from time to time parties thereto, and AgStar Financial Services, PCA, as agent (the “Agent”) (such agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). This Revolving Line of Credit Note is subject to the terms and provisions of the Credit Agreement. All capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement.
          This Revolving Line of Credit Note is subject to prepayment as provided in the Credit Agreement.
          This Revolving Line of Credit Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantee, and the terms and conditions upon which the security interests and the guarantee were granted and the rights of the Bank in respect thereof.
          Upon the occurrence and during the continuance of any one or more of the Events of Default set forth in Section 6.01 of the Credit Agreement, all amounts then remaining unpaid on this Revolving Line of Credit Note shall, at the option of the Agent, be immediately due and payable, all as provided in the Credit Agreement.
          The Borrower hereby waives demand, presentment, protest and notice of nonpayment and dishonor of this Revolving Line of Credit Note.
          This Revolving Line of Credit Note shall be governed by and construed in accordance with the laws of the State of Minnesota (without reference to the choice of law principles thereof).
          The Borrower hereby submits to the jurisdiction of any Minnesota State court sitting in Blue Earth County, Minnesota, or Federal court sitting in Minneapolis, Minnesota, in any action or proceeding arising out of or relating to this Revolving Line of Credit Note, and the Borrower hereby agrees that claims in respect of such action or proceeding may be heard and determined in such

Minnesota State court or in such Federal court. The Borrower hereby waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

US BIO DYERSVILLE, LLC, a Delaware limited liability company

By:
Its:

EXHIBIT_H
FORM OF TERM REVOLVING NOTE

$26,275,000.00
          FOR VALUE RECEIVED, US BIO DYERSVILLE, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to the order of                      (the “Bank”) (a) the principal sum of Twenty-six Million Two Hundred Seventy-Five Thousand and No/100ths ($26,275,000.00) Dollars, or, if less (b) the aggregate unpaid principal amount of all Term Revolving Advances (as defined in the Credit Agreement (as defined below)) made by the Bank to the Borrower pursuant to Section 2.04 of the Credit Agreement. The Borrower further agrees to pay interest in like money to the Bank on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Sections 2.04(i) and 2.04(k) of the Credit Agreement, subject to Sections 2.11, 2.13, 2.14, 2.15, 2.17, and 2.29 of the Credit Agreement and, in any event, all such payments shall be made no later than the Term Revolving Loan Termination Date.
          This Term Revolving Note is one of the Term Revolving Notes evidencing the Term Revolving Loan and referred to in that certain Credit Agreement, dated as of February 7, 2007 , among the Borrower, the Bank and the other commercial, banking or financial institutions from time to time parties thereto, and AgStar Financial Services, PCA, as agent (the “Agent”) (such agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). This Term Revolving Note is subject to the terms and provisions of the Credit Agreement. All capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement.
          This Term Revolving Note is subject to prepayment as provided in the Credit Agreement.
          This Term Revolving Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantee, and the terms and conditions upon which the security interests and the guarantee were granted and the rights of the Bank in respect thereof.
          Upon the occurrence and during the continuance of any one or more of the Events of Default set forth in Section 6.01 of the Credit Agreement, all amounts then remaining unpaid on this Term Revolving Note shall, at the option of the Agent, be immediately due and payable, all as provided in the Credit Agreement.
          The Borrower hereby waives demand, presentment, protest and notice of nonpayment and dishonor of this Term Revolving Note.
          This Term Revolving Note shall be governed by and construed in accordance with the laws of the State of Minnesota (without reference to the choice of law principles thereof).
          The Borrower hereby submits to the jurisdiction of any Minnesota State court sitting in Blue Earth County, Minnesota, or Federal court sitting in Minneapolis, Minnesota, in any action or proceeding arising out of or relating to this Term Revolving Note, and the Borrower hereby agrees that

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claims in respect of such action or proceeding may be heard and determined in such Minnesota State court or in such Federal court. The Borrower hereby waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

US BIO DYERSVILLE, LLC, a Delaware limited liability company

By: Its:

10

EXHIBIT I
FORM OF LETTER OF CREDIT
IRREVOCABLE STANDBY
LETTER OF CREDIT NO. ___
(Date)

(Beneficiary)
Ladies and Gentlemen:
At the request of US Bio Dyersville, LLC, we hereby establish our Irrevocable Standby Letter of Credit in your favor in the amount of $                     U.S. dollars.
We undertake that drawings under this Letter of Credit will be honored upon presentation of your draft drawn on                                            ,                        ,                       ,                        , and the original of this Letter of Credit prior to the expiration date set forth herein. All drafts submitted to                         must indicate the number and date of this credit.
This Letter of Credit expires on                     ; provided that this Letter of Credit will be automatically renewed for a one year period upon such expiration date and upon each anniversary of such date, unless at least thirty (30) days prior to such expiration date, or prior to any anniversary of such date, we notify both you and your client in writing by registered mail that we elect not to so renew this Letter of Credit, and provided that this Letter of Credit will not extend beyond                      [the applicable maturity date under the Credit Agreement]
Except as expressly stated herein, this undertaking is not subject to any conditions or qualification. The obligation of                      under this Letter of Credit shall be the individual obligation of                      and in no way contingent upon reimbursement with respect thereto.
This credit is subject to the Uniform Customs and Practice for Documentary Credits, 1993 Version, of the International Chamber of Commerce or any successor publication.
Sincerely,

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EXHIBIT J
FORM OF OPINION LETTER
[RESERVED]

12

EXHIBIT K
FORM OF BANK SUPPLEMENT
     THIS BANK SUPPLEMENT (this “Supplement”) to the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of February 7, 2007, by and among US BIO DYERSVILLE, LLC, a Delaware limited liability company (“Borrower”), AGSTAR FINANCIAL SERVICES, PCA (“AgStar”), the commercial, banking or financial institutions listed in the Credit Agreement or which have become parties thereto pursuant to Section 8.07 of the Credit Agreement (AgStar and such commercial, banking or financial institutions are sometimes hereinafter collectively the “Banks” and individually a “Bank”), and AGSTAR FINANCIAL SERVICES, PCA as Administrative Agent (the “Agent”) for itself and the other Banks is made and entered into this                      day of                     ,                     .
RECITALS
     A. The Credit Agreement provides that any bank, financial institution or other entity may become a party to the Credit Agreement with the consent of the Borrower and the Agent by executing and delivering to the Borrower and the Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and
     B. The undersigned now desires to become a party to the Credit Agreement;
     NOW, THEREFORE, the undersigned hereby agrees as follows:
     1. The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this Supplement is accepted by the Borrower and the Agent, become a Bank for all purposes of the Credit Agreement to the same extent as if originally a party thereto.
     2. The undersigned (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 5.01(c) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it has made and will, independently and without reliance upon the Agent or any Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto as are delegated to the Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank including, without limitation, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to the terms of the Credit Agreement.
     3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:
[INSERT ADDRESS OF NEW BANK]

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     IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF NEW BANK]
By

Name:
Title:
Accepted this       day of
                                        , 20

BORROWER:

US BIO DYERSVILLE, LLC
a Delaware limited liability company

By:

Its:

Accepted this       day of
                                        , 20

AGENT:

AGSTAR FINANCIAL SERVICES, PCA,
as Agent

By:

Its:

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